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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-50568

10,000 Class A Units $10 Million Minimum Offering
20,000 Class A Units $20 Million Maximum Offering

BADGER STATE ETHANOL, LLC
$1,000 per Unit

  •
  This is an initial public offering of Class A units of Badger State Ethanol, LLC, a Wisconsin limited liability company.
  •
  We are seeking capital to build an ethanol plant in Monroe, Wisconsin. We will need additional debt funding in order to complete the project, and do not expect the proposed ethanol plant to be completed until 13-15 months after this offering closes. Our financing plan contemplates substantial leverage.
  •
  We are selling the units directly to investors.
  •
  You must purchase at least 5 units, or $5,000, to participate in this offering. Without unanimous board approval, you may not purchase more than 2,000 units or 10% of our outstanding units, whichever is less.
  •
  You should not invest in our units unless you can bear a complete loss of your investment.
  •
  Until we close the offering, your investment will be deposited in an escrow account that we have established at Wells Fargo Bank Iowa, National Association.
  •
  We are dependent upon a development agreement with the City of Monroe, Wisconsin that will expire on June 1, 2001. If we have not closed on the offering by that date, we will seek an extension from Monroe. If we do not receive an extension, we will return your investment without interest.
  •
  We will return your investment without interest if we do not raise the $10 million minimum and secure binding written agreements for up to $45 million in debt financing by September 30, 2001.

   Before investing in our units, purchasers should consider each of the factors under "Risk Factors" beginning on page 7, including, but not limited to the following:

  •
  We are a start-up entity, and we will initially be engaged in construction and we will not be able to generate revenue for at least 13-15 months after the offering closes;
  •
  Our operations are subject to construction risks, fluctuations in the price of corn, utilities and ethanol, which are affected by various factors, including weather, production levels, supply, demand and government subsidies and regulations;
  •
  Cash distributions depend on our future performance, and are affected by our debt covenants, reserves and operating expenditures;
  •
  Our units are subject to significant transfer restrictions, and no public market exists for the units and no public market is expected to develop;
  •
  Members' voting rights are limited, and directors will control and manage our affairs;
  •
  Conflicts of interest exist and may arise in the future between us, our members, our directors or their affiliates;
  •
  Our success depends upon federal and state incentives that support the ethanol industry which are scheduled to expire in 2007 for federal tax incentives, and 2006 for state ethanol producer payments; and
  •
  We are subject to extensive environmental regulations, which could result in claims, fines or compliance expenditures.

	Minimum		Maximum
	Per Unit	Total	Per Unit	Total
Public Offering Price	$1,000	$1,000	$1,000	$1,000
Proceeds to Badger State Ethanol, before expenses	$1,000	$10,000,000	$1,000	$20,000,000

   We estimate that offering expenses will be approximately $355,000. We will receive net proceeds of $9,645,000 if the minimum $10 million is raised, or $19,645,000 if the maximum $20 million is raised.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The date of this prospectus is April 20, 2001.

[Diagram depicting the proposed ethanol plant]

    If we successfully complete the offering, obtain the debt financing we are seeking and complete construction, this is a picture of the proposed ethanol plant.

Page
PROSPECTUS SUMMARY	1
Badger State Ethanol, LLC	1
The opportunity	1
The business	1
Our financing plan	2
Summary of risk factors	2
Summary of distribution policy	3
Our second amended and restated operating agreement and corporate structure	3
Summary of conflicts of interest and fiduciary responsibilities	4
Summary of payments and expense reimbursements to our officers and directors and their affiliates	4
Summary of tax considerations	4
The offering	5
Suitability	5
Escrow Procedures	5
Subscription Procedures	6
RISK FACTORS	7
Risks Related To the Offering	7
If we are not able to close on this offering by September 30, 2001, or do not receive an extension from Monroe by June 1, 2001, we will return your investment to you without interest and you will lose the opportunity to earn a return on your money	7
We have no firm underwriter, and therefore we may not be able to complete the offering	7
Our ability to sell the units in certain states may be restricted by those state's securities laws which could make the offering difficult to complete	7
Even if we receive subscriptions for at least $10 million, we may not be able to collect the amounts subscribed	7
Even if we reach the $10 million minimum, you should not assume that all the sales are to unaffiliated third parties	8
Our units have no public market and are subject to transfer restrictions which could make it difficult for you to sell your units	8
Future sales of our units may reduce your share of distributions, your voting power and the value of your units	8
Risks Related To Our Formation and Financing Plan	9
We are recently formed and we expect losses that may reduce the value of your units	9
We may not raise sufficient capital to proceed with our business plan, and if we do not receive debt financing, we will abandon our business	9
We anticipate having substantial debt and debt service requirements that could make it difficult for us to borrow additional capital, or result in restrictive covenants being placed on our activities	9
We may not be able to generate sufficient revenue from our operations to support our debt, and that could reduce the value of your units	10
If we are able to close on the offering, we must spend offering funds before our lenders will disburse loan proceeds for construction, and this puts investors' money at risk first	10

i

Risks Related To Construction and Development	10
We are dependent upon Fagen and ICM to design and build the ethanol plant, but we have no executed definitive agreements with either of them	10
Our agreements or understandings with Fagen and ICM were not negotiated at arm's length, may not be on terms as favorable to us as those we could have obtained from third parties, and any claims that we may have against Fagen or ICM may be difficult for us to enforce	11
We may encounter defective material or workmanship from Fagen and that could delay production and our ability to generate revenues	11
We may encounter hazardous or unexpected conditions at the construction site that could delay the construction of the ethanol plant which would delay our ability to generate revenues	11
Fagen is not required to maintain any bond or performance security in connection with the construction of the ethanol plant, and if Fagen withdraws or does not perform on the project, we might not complete construction	11
We may not seek consequential damages from Fagen if we suffer damages such as lost profits from delays in the construction of the proposed ethanol plant	12
We are dependent on a development agreement with the City of Monroe, Wisconsin which may be terminated on June 1, 2001 if we do not close on this offering by that date	12
Monroe's commitment to us under the development agreement could change due to political or public sentiment	12
The land adjacent to our site has some contamination that could make it difficult for us to obtain financing	12
The improvements that Monroe has agreed to provide could be delayed, which will delay construction of the ethanol plant and our ability to begin operation and generate revenue	13
The project could suffer delays that could postpone our ability to generate revenues and make it more difficult for us to pay our debts	13
We must build transportation infrastructure for our business that may be more expensive than we anticipate	13
Risks Related To Our Operating Agreement and Our Operation	13
Our board of directors is controlled by our founders, and removing the board may be difficult to accomplish under our operating agreement	13
We are dependent upon directors who have very little experience in raising capital from the public, or managing or operating a public company, which may harm our financial performance	14
Our directors have management responsibilities and conflicts of interest with respect to other entities and those conflicts could take the directors away from devoting time to our affairs	14
Our operating agreement contains restrictions on member's rights to participate in corporate governance of our affairs	14
Cash distributions are not guaranteed and may fluctuate with our performance	15
Risks Related To Ethanol Production	16
Federal regulations and tax incentives concerning ethanol could expire or change, which could reduce our revenues	16
Wisconsin state producer incentive payment may not be available or could be modified, which could reduce our revenues	16

The ethanol industry is competitive and larger better-financed competitors could compete with us for corn and ethanol, or develop alternatives to ethanol, and that could make it difficult for us to produce and sell ethanol	17
To produce ethanol, we intend to purchase significant amounts of corn that is subject to disease and other agricultural risks, changes in supply and demand, production and price, which could make it difficult or more expensive to produce ethanol	17
To produce ethanol, we will need a significant supply of water, which may be difficult or more expensive to acquire than we expect	18
Our success will depend on hiring competent personnel, which may be difficult to attract to a rural community	18
We are subject to extensive environmental regulation and operational safety regulations that could result in higher than expected compliance costs and liabilities	18
Public objection to our business may delay our permitting process and construction schedule, and may subject us to greater regulatory scrutiny and risk of fines, claims and costly compliance expenditures	19
Ethanol production is energy intensive, and we will need significant amounts of electricity and natural gas that may be difficult or expensive to bring to a rural undeveloped area	19
Our business is not diversified and this could reduce the value of your units if we cannot complete our business plan	20
We intend to establish an output contract with one distributor that will purchase all of the ethanol we produce, which may not be as financially rewarding as creating our own sales organization	20
We expect to sell all of our feed products to ICM Marketing, an affiliate of ICM, which may not offer terms as attractive as what we might obtain from an unaffiliated third party	20
Risks Related To Tax Issues In A Limited Liability Company	21
You may be required to pay taxes on your share of our income, even if we make no distributions to you	21
You may be unable to deduct our losses, which could have adverse tax consequences to you	21
If we lose our "partnership" status, we would be taxed as a corporation which would result in double taxation of any earnings or profits we achieve and will reduce the funds available for distribution to our members	21
Because we are treated as a partnership for federal income tax purposes, the IRS may audit your tax returns if an audit of our tax returns results in adjustments and that could result in tax obligations to you	21
We have not requested an IRS ruling with respect to the tax consequences to you or to us	21
You may be subject to state, local, self-employment and other taxes simply as a result of an investment in us	22
WARNING REGARDING FORWARD-LOOKING STATEMENTS	22
USE OF PROCEEDS	22
CAPITALIZATION	23
DILUTION	24
DISTRIBUTION POLICY	24
SELECTED FINANCIAL DATA	25

MANAGEMENT'S PLAN OF OPERATIONS	26
Plan for next 12 months of operation	26
Condition of Records	28
Operating Expenses	28
Liquidity and Capital Resources	28
BUSINESS	31
Description of Dry Mill Process	31
Principal Products and Their Markets	31
Ethanol	31
Distiller Grains	32
Ethanol Industry	32
Federal Ethanol Supports	32
State Incentive Payments	32
Business Location; Proximity to Markets	33
Strategic Partners and Development Services Team	33
Fagen	33
ICM	33
U.S. Bancorp Piper Jaffray	34
Construction of the Project; Proposed Design-build Contract	34
General Terms and Conditions	35
Dispute Resolution	36
Limitation of Consequential Damages; Early Completion Bonus	37
Construction and Timetable for Completion of the Project	37
ICM and Fagen Subcontract	37
Development Agreement with the City of Monroe	37
Procurements	39
Grain Delivery	39
Grain Elevators	39
Commodity Manager	39
Transportation and Delivery	39
Hedging	40
Water	40
Natural Gas	40
Electricity	40
Sales and Marketing	41
Competition	41
Ethanol Producers	41
U.S. Production Capacity	42
Alternative Fuel Additives	43
Employees	43
Description of Property	43
Legal Proceedings	43
Regulatory Permits	43
Air Pollution Construction and Operation Permit	44
Wisconsin Pollutant Discharge Elimination Permits	44
High Capacity Well Permit	44
Spill Prevention, Control and Countermeasures Plan	45
Risk Management Program	45
EPA; Nuisance	45

MANAGEMENT	46
Directors, Executive Officers and Key Employees	46
Other Management Personnel	47
Committees of the Board of Directors	47
Compensation of Directors	47
Limitations of Directors' and Members' Liability and Indemnification	47
EXECUTIVE COMPENSATION	48
Employment Agreements	48
Reimbursement of Expenses	49
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	49
Fagen and ICM	49
John Malchine, the Wisconsin Agriculture, Trade and Consumer Protection Board and the Board of the Wisconsin Tax Commission	49
Start-up Capital	50
Managerial Services Agreement	50
Sale of Units	50
Conflicts of Interest	50
Fiduciary Responsibilities	51
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	56
PLAN OF DISTRIBUTION	57
Subscription Procedures	58
Escrow Procedures and Conditions to Closing	59
DESCRIPTION OF OFFERING PRICE DETERMINATION	59
DESCRIPTION OF UNITS	60
The Units	60
Transfer of Units	60
Rights of Unadmitted Assignees	61
Termination of Membership; Separable Voting and Economic Interests	61
Restrictive Legend	62
DESCRIPTION OF SECOND AMENDED AND RESTATED OPERATING AGREEMENT	62
Organization and Duration	62
Purpose	62
Title to Property	62
Capital Accounts and Contributions	63
Allocation of Profits and Losses	63
Special Allocation Rules	63
Distribution of Operating Income	63
Management	63
Loans and Cash Advances from Members, Director or Their Affiliates	65
Election and Removal of Directors	65
Maximum Ownership and Voting Limitations	66
Procedures for Consent and Members Meetings	66
Right to Inspect and Copy Books and Records	66
Merger, Sale or Other Disposition of Assets; Dissenters' Rights	67
Derivative Action	67
Amendments to our Operating Agreement	67
Dissolution	68
Distribution of Assets upon Dissolution or Liquidation	68

v

UNITS ELIGIBLE FOR FUTURE SALE	68
FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS	69
Partnership Status	69
Publicly Traded Partnership Rules	70
Tax Treatment of Our Operations; Flow-Through of Taxable Income and Loss; Use of Calendar Year	71
Tax Consequences to Our Members	71
Tax Treatment of Distributions	72
Initial Tax Basis of Units and Periodic Basis Adjustments	72
Deductibility of Losses; At-Risk; Passive Loss Limitations	72
Passive Activity Income	73
Allocations of Income and Losses	73
Allocations to Newly Admitted Members or Transferees of Units	74
Alternative Minimum Tax	74
Tax Consequences upon Disposition of Units	74
Effect of Tax Code Section 754 Election on Unit Transfers	74
Our Dissolution and Liquidation May Be Taxable to You, Unless Our Properties are Distributed In-kind.	75
Audit of Income Tax Returns	75
Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties	75
State and Local Taxes	76
Self-Employment Tax	76
LEGAL MATTERS	76
EXPERTS	76
TRANSFER AGENT	77
WHERE YOU CAN GET MORE INFORMATION	77
Appendix A—Badger State Ethanol, LLC Second Amended and Restated Operating Agreement	A-1
Appendix B—Subscription Application	B-1

Our executive offices are located at Badger State Ethanol, LLC, 2443 Bethel Road, Monroe, Wisconsin 53566

Our telephone number is (608) 329-3900.

You should rely only on the information contained in this document or information to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities.

PROSPECTUS SUMMARY

    You should read the entire prospectus carefully, including the risk factors and financial statements, before you decide whether to invest.

Badger State Ethanol, LLC

    We are a recently formed Wisconsin limited liability company. We are seeking capital to develop, build and operate a 40 million-gallon per year ethanol plant in Monroe, Wisconsin. Once the plant is constructed, we plan to operate an ethanol and animal feed business. We have entered into a letter of intent with two ethanol construction and engineering firms, Fagen, Inc. and ICM, Inc. to provide engineering and construction services for the proposed plant. The letter of intent is not a binding agreement, and Fagen and ICM may withdraw from the letter of intent at any time without penalty, or further obligation until definitive agreements are executed.

The opportunity

    Ethanol is a fuel component utilized to enhance gasoline performance and abate gasoline exhaust emissions. It is derived primarily from processing corn into alcohol. Because it is derived from corn, a readily available agricultural commodity, ethanol is a renewable source of energy. Ethanol competes with the other principal gasoline additive, methyl tertiary butyl ether, or MTBE. MTBE is a petroleum-based additive that has begun to fall out of favor in many areas because of environmental risks. California recently began to phase-in a ban on MTBE after detecting unacceptable levels of MTBE in groundwater. To assist in the development of ethanol production and stimulate demand for domestically produced corn, the federal government, and certain state governments, including Wisconsin, have created incentive programs to encourage ethanol production. These incentive programs involve tax credits to gasoline distributors at the federal level and payments to ethanol producers at the state level. The Clean Air Act Amendments of 1990 also require that gasoline used in certain metropolitan areas suffering air quality problems use reformulated gasoline. Reformulated gasoline is gasoline that contains additives such as MTBE or ethanol to reduce environmentally harmful emissions.

    We believe that perceived increased risks associated with MTBE, the growth in the number of larger gasoline consuming vehicles in many metropolitan areas, federal and Wisconsin subsidies for ethanol producers, and an abundant supply of corn, create an opportunity for a large-scale ethanol plant in southern Wisconsin. The Monroe area, where the plant is proposed to be located, is served generally by good rail and highway transportation networks. This transportation infrastructure provides access to Milwaukee, Chicago, and other Midwest cities. We believe that these cities could be attractive markets for ethanol.

    Processing corn into ethanol produces natural by-products known as distiller grains, which may be sold as Distillers Dried Grains with Solubles, Distillers Wet Grains with Solubles and Distillers Modified Wet Grains. These are animal feed products that are distinguished by their moisture content following production. Our business is located in a predominantly agricultural area that we believe will support demand for these feed products.

The business

    Our ethanol business is expected to convert, on an annual basis, 14.8 million bushels of corn into approximately 40 million gallons of ethanol and 128 thousand tons of distiller grains. Monroe, Wisconsin has agreed to provide us with at least 25 acres of land for the project if we secure debt financing and complete this offering. We expect that construction will take approximately 13 months, with an additional 2 months of post-construction testing and engineering. We plan to accept corn and produce ethanol and distiller grains approximately 13-15 months after this offering closes. This schedule is only an estimate and our actual construction schedule could be longer. We expect to sell all of our ethanol to one distributor. We plan to sell all of our distiller grain products to one distributor.

    Under our non-binding letter of intent, Fagen and ICM will design and construct our proposed ethanol plant. Fagen will be our general contractor and ICM will be our primary subcontractor. Both Fagen and ICM also have representatives serving on our board of directors. The letter of intent is not a binding legal obligation, contract or agreement, and any party may withdraw at any time without penalty or further obligation.

Our financing plan

    Our non-binding letter of intent also provides that the proposed ethanol plant will cost no more than $45 million. We intend to raise between $10 and $20 million in this offering, seek approximately $32 million in senior debt from one or more banks and approximately $13 million in subordinated debt from third party credit providers, if necessary, to pay for the construction and initial operating and maintenance costs. The amount of subordinated debt financing will depend upon the amount of equity we raise. If we sell the $20 million maximum, we will not seek subordinated debt. If we raise the $10 million minimum, we will seek approximately $13 million in subordinated debt. The amount and nature of the debt financing that we are seeking is subject to the interest rate and the credit environment as well as other economic factors over which we have no control. We have no contracts or commitments with any bank, lender or financial institution for debt financing, but we will not close on this offering until we execute binding financing agreements. Other funds we are seeking include, approximately $1.6 million in tax increment financing from the City of Monroe to fund improvements to the proposed site and a $400,000 grant from the Wisconsin Department of Commerce, of which approximately $100,000 must be used to establish a training program. Depending on the amount raised in the offering, we will need approximately $54-$57 million.

Summary of risk factors

    You should consider each of the risks described in the section entitled "Risk Factors" in evaluating an investment in us, these risks include, but are not limited to the following:

  •
  Our assumptions concerning our financing requirements and future operations;

  •
  Risks concerning our ability to obtain debt financing to finish construction and generate revenues;

  •
  Risks that we will not generate sufficient revenues to meet our debt service obligations and comply with restrictive covenants;

  •
  Risks in construction such as delays, reliance on our general contractor and prime subcontractor and engineer, and dependence on a contract with Monroe to provide land and improvements that may be terminated on June 1, 2001;

  •
  Risks related to our business, including that we may not generate sufficient cash to make any distributions to members due to our inability to manufacture ethanol as efficiently as we expect due to factors related to costs and supply of corn, energy or water, or other factors affecting demand for ethanol such as price, competition and general economic conditions;

  •
  Risks from our recent formation, and our dependence on our officers and directors;

  •
  Risks relating to state and federal ethanol subsidies, public sentiment towards ethanol production and use, environmental restrictions that could limit our activities or increase our costs and liabilities, and demand for ethanol generally;

  •
  Risk of immediate and substantial dilution to investors when we close on the offering;

  •
  Risk that we may issue additional units which could reduce the cash available, if any, for distribution to members;

  •
  Risk that you will not be able to sell or transfer your units when you wish;

  •
  Risks relating to limits on member's participation in corporate governance contained in our operating agreement including voting restrictions, limits on director's liability for breaches of fiduciary duty and limits on your right to bring a derivative action against officers or directors; and

  •
  Risks from our expected tax status as a partnership which if challenged by the IRS, could have adverse financial and tax consequences to us and to investors.

Summary of distribution policy

    We have not declared or paid any distributions on our units and will not pay or declare any distributions until after we generate revenues. We do not expect to generate revenues for 13-15 months after this offering closes. Subject to loan covenants and restrictions, we anticipate distributing our net cash flow to our members in proportion to the units held. By net cash flow, we mean our gross cash proceeds received less any portion, as determined by our directors in their sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. If our financial performance and loan covenants permit, our directors will try to make cash distributions at times, and in amounts that will permit unit holders to make income tax payments, but we may never be in a position to pay cash distributions.

Our second amended and restated operating agreement and corporate structure

    We are governed by an operating agreement, attached as Appendix A to this prospectus, which all investors must sign. We are managed by at least five, but no more than seven directors who must also be members. The directors appoint our officers. Our directors and officers manage us. Members have the right to vote on certain events, such as electing or removing directors, dissolving us, amending our operating agreement and other extraordinary transactions. We will have annual meetings of members. Fagen and ICM each have the right to designate a board seat so long as they own at least 250 units. The Fagen and ICM board members will not stand for election by members as long as ICM and Fagen each own 250 units. The remaining directors will serve three-year staggered terms. The first election for these terms will occur beginning one, two and three years following the closing of this offering.

    Transfer of your units is restricted by our operating agreement. Generally, unless a transfer is by operation of law, such as due to death or divorce, you cannot transfer your units without the prior written approval of a majority of our directors. Our directors will not approve any transfer until the proposed ethanol plant is operating. This means that your units will not be transferable for approximately 15 months after we close on the offering. We will not be generating any revenue during that time. Please see "Description of Units" for a discussion of transfer restrictions.

    Our operating agreement also provides that:

  •
  We will credit member's capital contributions to their capital account and allocate our profits and losses to member's capital account based upon the number of days they have held their units in a given year;

  •
  Members do not have dissenter's rights and do not have the right to receive payment for the fair market value of their units if they disagree with an extraordinary transaction that holders of a majority of our units have approved;

  •
  Members may inspect and copy our books and records; and

  •
  Member's right to bring a derivative action for breaches of fiduciary duty is limited, members may not individually bring an action against a director without the consent of holders of a majority of our outstanding units, but members may sue directors for securities law violations without seeking member approval.

Summary of conflicts of interest and fiduciary responsibilities

    Our directors owe us certain fiduciary duties. Our directors must discharge their duties with reasonable care, in good faith and in our best interest. Despite this obligation, our operating agreement limits director liability only to claims involving an improper financial benefit, willful failure to deal fairly with us on matters the director has a material conflict of interest, knowing violations of law, fraud, willful misconduct, gross negligence or bad faith. Our directors and members are also involved in several transactions that could create conflicts of interest. Future conflicts of interest may also arise from our relationships with our members, officers, directors and the entities that they are affiliated with. Conflicts of interest could arise from the following situations, among others:

  •
  Our dependence on Fagen and ICM to build our proposed ethanol plant and Mr. Daryl Gillund's and Mr. Jeff Roskam's service on our board;

  •
  Our negotiation and expected dependence upon ICM Marketing, an affiliate of ICM, to purchase our animal feed products;

  •
  Our directors' decisions regarding expenses including officer's salaries and reimbursement of director's expenses that we pay and reserves we establish for accrued expenses, loan covenants, capital improvements and contingencies will effect the amount of cash available for distribution to members;

  •
  Our transactions with affiliates of our directors are not negotiated at arms-length;

  •
  Fagen and ICM's involvement in other ethanol projects that could compete with us for financing, corn, supplies and in sales of ethanol and animal feed products;

  •
  Mr. Malchine's role on the Wisconsin Agriculture, Trade and Consumer Protection Board and the Wisconsin Tax Commission; and

  •
  Loans and cash advances that a director or member may make to us.

Directors that have a conflict must abstain from voting when the board considers the subject matter. We do not have a committee of independent directors or members to address conflict of interest situations.

Summary of payments and expense reimbursements to our officers and directors and their affiliates

    We are paying our chief executive officer, Dr. Gary Kramer, $3,000 per month and reimbursing his expenses for his service to us. Other than expense reimbursements, we are not paying our other officer or directors any fees for their services to us. Our expense reimbursement policy is to pay for out of pocket expenses associated with the business such as travel and lodging. At December 31, 2000, we have reimbursed our directors for $2,500 of out-of-pocket expenses and expect to pay approximately $10,000 per year. These expenses have typically concerned travel and office expenses. This is only an estimate, and expenses that our officers and directors incur may be substantially higher than our estimates.

Summary of tax considerations

    We expect to be treated as a partnership for federal income tax purposes. We will not pay any federal income taxes and will instead allocate our net income to our members who must include that income as part of his or her taxable income. This means that you will have to pay taxes on your allocated share of our income whether or not we make a distribution to you in that year. Generally, you may be able to deduct our losses subject to certain limitations. You also may have state and local tax obligations that we do not address in this prospectus. To maintain our tax status, we may limit the number of transfers of units in any particular year. This could make it difficult or impossible for you to sell your units when you wish. Please see "Federal Income Tax Consequences of Owning Our Units" for a discussion of important federal income tax consequences.

The offering

	Minimum		Maximum
Class A units offered	10,000		20,000
Class A units outstanding after completion of the offering	11,720(	1)	21,720(	1)
Use of proceeds
	The net proceeds raised in this offering will be used to pay insurance and financing costs, to design and construct an ethanol plant, and hire employees for our business. We will also need significant debt financing to complete our business plan.

(1)
This information includes 1,720 Class A units issuable upon conversion of 1,000 Class C and 720 Class B Units. Class B and Class C units will automatically convert into Class A units when we close on this offering. Please see "Management's Plan of Operation—Liquidity and Capital Resources" and "Description of Units."

Suitability

    Investing in our units is highly speculative and very risky. Our units are suitable only as a long-term investment and only if you can bear a complete loss of your investment. We do not expect any public market to develop for the units, which means that it will be difficult to sell them. In addition, our operating agreement prohibits any sale or transfer until the ethanol plant is operating and we begin operations. We expect this to occur 13-15 months after the closing of this offering. You should not buy these units if you need to quickly sell them in the future. We have not identified any quantitative suitability standards for initial members or transferees. The board of directors reserves the right to reject any subscription for any reason, including, if the board determines that the units are not a suitable investment for a particular investor.

Escrow procedures

    Proceeds from subscriptions for the units will be deposited in an escrow account that we have established with Wells Fargo bank as escrow agent under a written escrow agreement. You will not be able to access any funds in escrow unless we do not close this offering because we cannot satisfy the specific conditions to closing. The closing of the offering is subject to the following conditions and we will return your investment, without interest, within 30 days:

  •
  If we do not raise the $10 million minimum, secure binding written agreements with a lender or lenders for at least $31 million in senior debt and the amount of subordinated debt that we need, if any, and have not received an extension from Monroe on our development agreement prior to June 1, 2001;

  •
  If we determine in our sole discretion to terminate the offering prior to September 30, 2001;

  •
  If we do not raise the $10 million minimum by September 30, 2001; or

  •
  If we raise the $10 million minimum, but at September 30, 2001 we do not have binding written agreements with a lender or lenders for at least $31 million in senior debt and the amount of subordinated debt that we need, if any.

    If we close on the offering, we will deliver a certificate representing your ownership of Class A units and an execution copy of the signature page to our amended and restated operating agreement within 30 days of closing. You will not be able to access your funds in the escrow account. You will not earn interest on funds deposited in the escrow account. We will invest the escrow funds in short-term certificates of deposit issued by a bank, short-term securities issued by the United States government, or money market funds, including those available through the escrow agent. All investments will accrue interest on a daily basis and will allow withdrawals at any time without premium or penalty. All interest earned in escrow belongs to us and you will not receive interest on your investment.

Subscription procedures

    Investors must complete the subscription application included as Appendix B to this prospectus, include a check made payable to "Wells Fargo Bank Iowa as escrow agent for—Badger State Ethanol, LLC Escrow" or make an election to defer payment, and deliver an executed copy of the subscription application and the signature page to our Amended and Restated Operating Agreement. In the subscription application, an investor must make representations to us concerning, among other things, that he or she has received our prospectus and any supplements, and agrees to be bound by the amended and restated operating agreement. The subscription application also requires information about the nature of ownership of the units, the investor's state of residence and taxpayer identification or social security number. Our board of directors reserves the right to reject any subscription. If we reject your subscription, we will return your application, signature page and check, if you included payment, without interest, within 30 days.

    If you elect to defer payment, then you must execute the subscription agreement, included as Appendix B to this prospectus, and the signature page to our Amended and Restated Operating Agreement. Until you pay the amount subscribed, your subscription is only an indication of interest, and you are not obligated to pay the amount subscribed. When we receive executed subscriptions for at least $10 million, we will notify you to make payment if you are still interested in purchasing our units. If you intend to purchase our units, then you must send full payment within 10 days from the date of our notice to you; otherwise, your subscription will automatically terminate without penalty. You have no obligation to us and need not pay us the amount subscribed if your subscription terminates. We will not close this offering until we receive at least $10 million in cash in our escrow and the conditions to closing are satisfied.

    Investors that may be deemed the beneficial owners of 5% or more, and 10% or more of our issued and outstanding voting power may have reporting obligations under Section 13 and Section 16 of the Securities Exchange Act. Each investor who may become the beneficial owner of 5% or more of our outstanding units should consult their own counsel to determine what filing and reporting obligations he or she may have under the federal securities laws.

RISK FACTORS

    Investing in our units is highly speculative and very risky. You should be able to bear a complete loss of your investment. Interests in our limited liability company are not the same as capital stock of a corporation that trades on a public exchange or dealer quotation system. The business risks that we are subject to are similar to those that would be faced by a publicly traded corporation engaged in a similar business. In addition to the other information in this prospectus, you should consider the following risks carefully in deciding whether to invest in our units. If any of the following risks actually occur, our business, financial condition or results of operation could be materially adversely affected. In that case, the value of your units could decline and you may lose all or part of your investment.

RISKS RELATED TO THE OFFERING

If we are not able to close on this offering by September 30, 2001, or do not receive an extension from Monroe by June 1, 2001, we will return your investment to you without interest and you will lose the opportunity to earn a return on your money.

    If we cannot close on this offering by September 30, 2001, we will return your investment to you without interest. This means that from the date of your investment up to September 30, 2001, you will not earn any investment return on the money you deposit with us. We may return your investment on June 1, 2001, if we have not closed on this offering, and we have not received an extension from Monroe on our significant development agreement. While we hold your funds, you will lose the opportunity to earn interest on your funds, or lose the opportunity to earn a return from another investment.

We have no firm underwriter, and therefore we may not be able to complete the offering.

    We plan to offer the units directly to investors. We plan to issue a press release and advertise in local media. We also plan to hold one or more informational meetings in and around Monroe, Wisconsin. We will not have a firm underwriter to purchase the units from us for resale. We also do not have a placement agent to help us sell the units. We are not relying on a licensed broker-dealer to help us complete the offering. Dr. Kramer and Mr. Malchine will be principally responsible for raising capital. Each has significant operational responsibilities to us. Each also has no broker-dealer experience. They may not be able to raise the $10 million minimum. In addition, the time that each devotes to capital raising could take them away from important operational responsibilities.

Our ability to sell the units in certain states may be restricted by those state's securities laws which could make the offering difficult to complete.

    We anticipate selling the units in Wisconsin and Illinois. We may also sell the units to certain investors in Iowa, Minnesota and Kansas. These states all have securities laws that may limit or prevent us from selling our units without registering them under state law. Registration in these states may be lengthy and costly, and may delay our ability to timely close on this offering. These states could impose restrictions on us or delay our plans. If we cannot sell in one or all of these states, we may not be able to sell the 10,000-unit minimum.

Even if we receive subscriptions for at least $10 million, we may not be able to collect the amounts subscribed.

    Investors subscribing to this offering may either include the amount subscribed when they execute their subscription documents, or defer payment. When we receive executed subscriptions for at least $10 million, we will notify subscribers to make payment if they are still interested in purchasing our units. Subscribers intending to purchase our units must send full payment within 10 days of the date of our notice to you. Until the subscription amount is paid, subscribers may terminate their subscriptions without penalty. Accordingly, even if we receive subscriptions for at least $10 million, we may not be able to collect sufficient funds to meet the $10 million minimum. We will not close this offering until we receive at least $10 million in cash in our escrow and the conditions to closing are satisfied. We could have difficulty closing the offering if investors subscribe but do not pay in full at the appropriate time.

Even if we reach the $10 million minimum, you should not assume that all the sales are to unaffiliated third parties.

    We must sell at least 10,000 units to close on this offering. Fagen, who has a representative on our board of directors, has orally agreed to purchase up to 150 units for $150,000. ICM, who also has a representative on our board of directors, has orally agreed to purchase up to 150 units if we are unable to sell at least 10,000 units. These sales to affiliates will count toward the achievement of the 10,000-unit minimum. Investors should therefore not assume that because we reach the 10,000-unit minimum the sales are to unaffiliated third party investors.

Our units have no public market and are subject to transfer restrictions which could make it difficult for you to sell your units.

    Investing in our units should be considered a long-term decision. Even if we are able to close on the offering, it will take at least 13-15 months before we can begin producing ethanol, and we may never generate revenues even if the plant is built. There is no existing market for our units, and it is unlikely that a market will develop. In addition, unlike many public companies' shares of common stock, our limited liability units will not trade on any exchange or automatic quotation system such as Nasdaq. This means that it may be difficult or impossible for you to sell your units.

    Your ability to transfer units is also restricted by our operating agreement. Until substantial operation of the ethanol plant begins, you may not transfer your units unless the transfer is:

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  To your administrator or trustee by operation of law such as due to death or divorce; or

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  Made without consideration to or in trust for your descendants.

By substantial operation, we mean when construction of the proposed ethanol plant is complete and we are producing ethanol. Once we begin substantial operation of the proposed ethanol plant, you may transfer your units to any person or organization only if the transfer has been approved by our directors. Substantial operation is expected to occur 13-15 months after we close on the offering, but it could be sooner or later than that time.

    To maintain partnership tax status, the units may not trade on an established securities market or be readily tradable on a secondary market. To help ensure that a market does not develop, our operating agreement prohibits transfers without the approval of the board of directors. The board of directors will generally approve transfers so long as the transfers fall within "safe harbors" contained in the publicly traded partnership rules under the Internal Revenue Code. Permitted transfers also include, transfers by gift, transfers upon death of a member, transfers between family members and other transfers approved by directors during the tax year that in the aggregate do not exceed 2% of the total outstanding units. If any person transfers units in violation of the publicly traded partnership rules or without our prior consent, the transfer will be invalid. These restrictions on transfer could reduce the value of your units.

Future sales of our units may reduce your share of distributions, your voting power and the value of your units.

    Our operating agreement permits us to sell up to 30,000 units. We have sold 1,000 Class C units and 720 Class B units, and are selling up to 20,000 Class A units in this offering. Consequently,

assuming we sell 20,000 Class A units in this offering, we can sell up to an additional 8,280 Class A units after the offering without seeking member approval. If we were to sell additional units or warrants to purchase additional units, the sale or exercise price could be higher or lower than what investors are paying in this offering. If we sell additional units at a lower price, that could lower the value of your units by diluting your ownership interest in us and reducing distributions that we may make to you. Increasing the number of Class A units would also reduce your voting power in us.

RISKS RELATED TO OUR FORMATION AND FINANCING PLAN

We are recently formed and we expect losses that may reduce the value of your units.

    We are a start-up business venture, with virtually no history of operations. We have limited financial and human resources. For the period from inception (May 11, 2000) through December 31, 2000, we have an accumulated deficit of $130,598. We will continue to incur significant losses until we are able to secure financing and successfully complete construction and commence operation of our proposed ethanol plant. We have little experience in operating an ethanol business and we may be unable to operate profitably. This could reduce the value of your investment in us.

We may not raise sufficient capital to proceed with our business plan, and if we do not receive debt financing, we will abandon our business.

    Based on current cost estimates and depending on how much is raised in the offering, we believe we will need approximately $54-$57 million in total funds to construct the proposed ethanol plant and finance start-up operations. We have received no proposals from any bank or financial institution for the debt financing that we need to construct the ethanol plant. The current credit market and competition from other ethanol projects seeking debt financing could make it difficult for us to obtain lending commitments from one or more senior lenders, and subordinate lenders, if necessary. If financing is unavailable for any reason, or it is available at an interest rate that we cannot afford, or comes with covenants that we will not be able to accept or comply with, we will be forced to abandon our business. Our ability to obtain debt financing, be it senior or subordinated debt, is dependent on the interest rate and credit environment, general economic conditions and other factors beyond our control.

We anticipate having substantial debt and debt service requirements that could make it difficult for us to borrow additional capital, or result in restrictive covenants being placed on our activities.

    We anticipate substantial debt and debt service requirements to implement our business plan. We anticipate that we will have approximately $32 million in senior debt, and up to $13 million in subordinated debt, depending upon how much equity we are able to raise. Consequently, our capital structure will be highly leveraged. Our debt load will have important consequences, including:

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  Limiting our ability to obtain additional financing;

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  Reducing funds available for operations and distributions because a substantial portion of our cash flows will be used to pay interest and principal on our debt;

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  Making us vulnerable to increases in prevailing interest rates;

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  Placing us at a competitive disadvantage because we may be substantially more leveraged than some of our competitors;

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  Subjecting all or substantially all of our assets to liens, which means that there will be virtually no assets left for members in the event of a liquidation; and

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  Limiting our ability to adjust to changing market conditions, which could make us more vulnerable to a downturn in general economic conditions or our business.

These consequences could reduce the value of your investment in us.

We may not be able to generate sufficient revenue from our operations to support our debt, and that could reduce the value of your units.

    Our ability to repay our debt will depend on our financial and operating performance and on our ability to successfully implement our business strategy. Our financial and operational performance depends on numerous factors including prevailing economic conditions and certain financial, business and other factors beyond our control. Our cash flows and capital resources may be insufficient to repay our anticipated debt obligations. If we cannot pay our debt service, we may be forced to reduce or eliminate distributions or capital expenditures. If we are unable to refinance our indebtedness or raise funds through sales of assets, equity or otherwise, our ability to operate could be harmed and the value of your units could decline.

    Our debt agreements will likely contain a number of significant covenants. These covenants may limit our ability to, among other things:

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  Incur additional indebtedness;

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  Make capital expenditures in excess of prescribed thresholds;

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  Make distributions to our members, redeem or repurchase our units;

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  Make various investments;

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  Create liens on our assets;

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  Utilize asset sale proceeds; or

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  Merge or consolidate or dispose of all or substantially all of our assets.

A breach of these covenants could result in default under applicable debt agreements. If we default on any covenant, a lender could rightfully accelerate our indebtedness, in which case the entire debt would become immediately due and payable. If this occurs, we might not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us. These events could cause us to cease construction, or if the plant is constructed, to cease operations.

If we are able to close on the offering, we must spend offering funds before our lenders will disburse loan proceeds for construction, and this puts investors' money at risk first.

    Assuming we are successful in the offering, and are able to obtain the necessary commitments for senior and subordinated debt, we expect that our lenders will require that we first spend the capital that we raise in this offering before using any loan proceeds. This means that investors' money is at risk before loan proceeds are used. If our lenders do not disburse loan proceeds at the appropriate time, we could be forced to litigate to get the loan proceeds. This could result in delays or possibly termination of our business, which would reduce the value of your units. This will also make it very difficult for you to receive any assets if we were forced into liquidation.

RISKS RELATED TO CONSTRUCTION AND DEVELOPMENT

We are dependent upon Fagen and ICM to design and build the ethanol plant, but we have no executed definitive agreements with either of them.

    We have a letter of intent with Fagen and ICM for various design and construction services. The letter of intent is not a binding contract, and either party could terminate it at any time without penalty or further obligation to us. Fagen has delivered to us a proposed Design-Build Contract that is substantially final, in which Fagen will serve as our general contractor and will engage ICM to provide design and engineering services to us. Fagen's obligation to build the proposed ethanol plant is not reflected in a binding definitive agreement and a binding definitive agreement may never be executed. If Fagen or ICM were to terminate their relationship with us, we might not be able to obtain debt financing and build the plant, which would force us to abandon our business.

Our agreements or understandings with Fagen and ICM were not negotiated at arm's length, may not be on terms as favorable to us as those we could have obtained from third parties, and any claims that we may have against Fagen or ICM may be difficult for us to enforce.

    We are dependent upon the services that Fagen and ICM are providing. Without these services, we will not be able to build our proposed ethanol plant and operate our business. Representatives of Fagen and ICM also serve on our board, and have been involved in many aspects of our formation, capital raising and operation to date. We do not have an independent committee of board members to consider our dealings with Fagen and ICM. Consequently, the terms of our agreements and understandings with them have not been negotiated at arm's length, and our arrangements with them may not be as favorable to us as those we could have obtained from unaffiliated third parties. Because of Fagen and ICM's significant role in our business, and their representation on our board of directors, it could be difficult or impossible to enforce claims that we may have against them if, for example, one or both of them breaches agreements or understandings with us.

We may encounter defective material or workmanship from Fagen and that could delay production and our ability to generate revenues.

    Under the proposed Design-Build Contract, Fagen warrants that the ethanol plant will be free from defects in material or workmanship. If this warranty is breached and there are defects in material or workmanship, it may delay our commencing operations and delay our ability to generate revenues. If defects are discovered after we begin operating, it could cause us to halt or discontinue our operation, which could damage our ability to generate revenues and reduce the value of your units.

We may encounter hazardous or unexpected conditions at the construction site that could delay the construction of the ethanol plant which would delay our ability to generate revenues.

    Fagen is not responsible for hazardous or concealed unexpected conditions that it encounters at the construction site. This could include environmental or other types of contamination. If Fagen encounters any of these kinds of conditions, Fagen may immediately stop work in the affected area and we must correct the problem. This could delay the project and could require us to spend significant resources to correct the condition. In addition, Fagen will be entitled to an adjustment in price and time of performance if its price and performance time have been adversely affected by any unexpected or hazardous conditions. This could result in additional costs to us and delay our ability to generate revenues, which could reduce the value of your units.

Fagen is not required to maintain any bond or performance security in connection with the construction of the ethanol plant, and if Fagen withdraws or does not perform on the project, we might not complete construction.

    Under the proposed Design-Build Contract, Fagen is not required to obtain any performance or labor and material payment bonds, or any other form of performance security. This means that if Fagen does not perform, there is no underlying financial backstop that we could tap to complete the project. If Fagen withdraws from the project, we would be unable to complete the construction. This would cause us to abandon our business and would significantly reduce the value of your units.

We may not seek consequential damages from Fagen if we suffer damages such as lost profits from delays in the construction of the proposed ethanol plant.

    Fagen is not liable for consequential damages, such as loss of use, lost profits or harm to our business, reputation or financing, in connection with the construction of the ethanol plant. Instead we may be entitled to receive liquidated damages up to $10,000 per day in the event Fagen fails to substantially complete the ethanol plant within 45 days after the scheduled substantial completion date. The substantial completion date is approximately 13-15 months after the closing of this offering. The agreement caps the amount of damages per day that we may seek from Fagen if it fails to perform on time. We are dependent upon Fagen for all construction permits, and to design and build the ethanol plant. If Fagen does not procure all necessary construction permits, or if construction is delayed due to permitting delays, labor, supply or material shortages, delays in equipment delivery and installation or other factors beyond its control, our construction schedule and ability to produce ethanol and generate revenues will be delayed and our financial condition could be harmed. We could suffer monetary damages in excess of what our agreement provides if the construction is delayed. We might not be able to meet our debt obligations if the plant is not built on time and the liquidated damages do not cover our losses.

We are dependent on a development agreement with the City of Monroe, Wisconsin which may be terminated on June 1, 2001 if we do not close on this offering by that date.

    We have entered into a development agreement with the City of Monroe, Wisconsin to purchase at least a 25-acre site for the proposed ethanol plant for $1. We are dependent upon our agreement with Monroe. We have no other source or alternative for the property and improvements that Monroe is providing. If we do not receive our financing and close on this offering by June 1, 2001, Monroe could terminate the agreement, and we would not receive the land upon which we plan to build our proposed ethanol plant. If we do not receive an extension from Monroe, we will abandon our business and return your investment without interest. In addition, if the proposed ethanol plant is not substantially complete by June 1, 2002, we may be subject to penalties of up to $280,000 per year. These penalties could reduce the funds available for distribution to members and harm our financial performance.

Monroe's commitment to us under the development agreement could change due to political or public sentiment.

    Despite our development agreement with Monroe, this agreement is with an elected public entity that is subject to voter and community sentiment. Monroe's policy towards our business could change due to, among other things, public objection or changes in the economy or political attitudes toward commercial industrial development. We are aware that several individuals have voiced objections to the project to the Wisconsin Department of Natural Resources, and that a neighborhood coalition may be forming to contest the construction of the ethanol plant. Monroe could reconsider giving us the land if public objection intensified. Monroe could also subject us to increased municipal regulations that could increase our costs. If the land is not provided, or if Monroe's policy towards our business changes in an unfavorable way, we might be forced to abandon our business or our business could be subject to increased costs that could harm our financial performance.

The land adjacent to our site has some contamination that could make it difficult for us to obtain financing.

    Monroe recently completed a Phase I and Phase II environmental study of the site we are purchasing and adjacent land. The studies involved a review of prior owners of the land, how the land was used, and extracting and analyzing soil and ground water samples. Monroe found that there was soil and ground water contamination caused by above-ground gasoline tanks on property adjacent to the site we are buying. The extent and the expense of cleaning up the contamination are presently unknown. Contamination near property we are purchasing and building upon could result in claims being made against us, or could make it more difficult for us to obtain financing.

The improvements that Monroe has agreed to provide could be delayed, which will delay construction of the ethanol plant and our ability to begin operation and generate revenue.

    Under the development agreement, Monroe has agreed to fund important grading, sanitary sewer, water, road work and storm-water runoff work on the site. This work is expected to be financed from $1.6 million in tax increment financing that Monroe is providing to us and a grant from the Wisconsin Department of Commerce. We will pay back this financing though regular property taxes on the property for 10 years. We cannot begin our construction until the improvements are complete. Monroe began work on the site in February 2001, but weather conditions or public objection could cause future delays. If this project is delayed, it would push back our construction timetable and delay our ability to produce ethanol and to generate revenues.

The project could suffer delays that could postpone our ability to generate revenues and make it more difficult for us to pay our debts.

    We expect that it will be approximately 13-15 months after we close on this offering before we begin operation of the proposed ethanol plant. Construction projects often involve permitting delays, construction delays or other events that delay the construction schedule. The factors and risks described in this "Risk Factors" section, as well as changes in interest rates or the credit environment, changes in weather, permitting delays, or changes in political administrations at the federal, state or local level that result in policy change towards ethanol or this project, could cause construction and operation delays. If it takes longer to raise the financing, obtain necessary permits or construct the plant than we anticipate, it would delay our ability to generate revenues and make it difficult for us to meet our debt service obligations. This could reduce the value of your units.

We must build transportation infrastructure for our business that may be more expensive than we anticipate.

    We must build and maintain a transportation infrastructure, such as roads and rail networks to the ethanol plant to support deliveries of material and corn, and to ship finished ethanol and animal feeds. These transportation infrastructures have not been built and may be more difficult or expensive to build than we anticipate. We have budgeted for this expense but our costs could be much higher than we anticipate due to labor costs, agreements with rail and road providers, and environmental and other governmental agencies' permitting requirements. Unexpected delays or cost overruns in this area could delay our ability to generate revenues, or cause us to borrow additional capital, which we may not be able to obtain.

RISKS RELATED TO OUR OPERATING AGREEMENT AND OUR OPERATION

Our board of directors is controlled by our founders, and removing the board may be difficult to accomplish under our operating agreement.

    Under our operating agreement, members' right to elect directors to the board is restricted. Certain members of our board stand for election, and our board has been divided into classes to serve staggered terms. Our founders, Mr. Malchine and Dr. Kramer, have been elected to serve, and will continue to serve for a period of two years and three years, respectively, following the closing of the offering. They must stand for election when their initial terms expire. Two other directors, Mr. Roskam, Senior Vice President of ICM and Mr. Gillund, President of Fagen, have been elected to serve and will continue to serve for three years following the closing of the offering. However, so long as ICM and Fagen or their affiliates each continue to own at least 250 Class A units, each will be entitled to appoint a director to our board. This means that when Mr. Gillund and Mr. Roskam's initial term expires they will not stand for election, and Fagen and ICM may appoint them or another of their employees to serve additional three year terms on our board. We intend to nominate a fifth director prior to closing of this offering. This seat will be a one year term. This seat will be up for election to a three-year term at the next annual meeting approximately one year after closing. These restrictions may make it difficult for you to sell your units because our units may be unattractive to a potential acquirer. These restrictions could also make it difficult to remove the current board or change our management.

We are dependent upon directors who have very little experience in raising capital from the public, or managing or operating a public company, which may harm our financial performance.

    We have two employees, Dr. Kramer and Mr. Malchine, who are also directors. Dr. Kramer and Mr. Malchine have very little experience in raising capital from the public, or in managing and operating a public ethanol business. Neither has experience in running a public company. Both were investors and served as directors of Adkins Energy Cooperative, but have no experience with operating an ethanol plant. Adkins is an Illinois cooperative that has announced plans to build a 30 million-gallon ethanol plant in Lena, Illinois, approximately 20 miles from our Monroe site.

    We also only have a part-time bookkeeper which has other clients other than us. This lack of experience and depth may make it difficult for us to operate efficiently. It could also result in difficulties or delays in creating, preparing and reporting our financial records and results. Rules and regulations under Section 13(a) and 15(d) of the Securities Exchange Act of 1934 require publicly held issuers to file timely, accurate and complete annual and other periodic reports with the Commission. Section 13(6)(2) of the 1934 Act requires publicly held issuers to maintain adequate books and records and internal accounting controls. We intend to comply with those requirements.

Our directors have management responsibilities and conflicts of interest with respect to other entities and those conflicts could take the directors away from devoting time to our affairs.

    Mr. Gillund and Mr. Roskam have substantial operational responsibilities to Fagen and ICM, respectively. Fagen and ICM are also involved in the construction and operation of various ethanol plants, including projects in Wisconsin and other states that could compete with us. We are also negotiating with an ICM affiliate to purchase our animal feed products. Because of these relationships, Mr. Gillund and Mr. Roskam have conflicts of interest when our board considers contracts and agreements involving ICM or Fagen, or strategies with respect to potential competitors. These conflicts of interest could result in us not pursuing claims or strategies as vigorously as we might otherwise if no conflict were present. We have no outside committee of the board or members for conflict situations.

Our operating agreement contains restrictions on member's rights to participate in corporate governance of our affairs.

    Our operating agreement contains significant restrictions on member's rights to influence the manner or direction of management. Unless the board unanimously consents, no member may own more than 10% of our outstanding units. In addition, our operating agreement contains restrictions on the ability of members to call a special meeting. A member or members owning at least 25% of the outstanding Class A units may call a special meeting of the members. These restrictions may make it very difficult for members to propose changes to our operating agreement, and would make an acquisition of us very difficult to accomplish without the board's consent. Our operating agreement also provides that members do not have dissenter's rights in connection with an extraordinary transaction such as a merger, consolidation or sale of all or substantially all of our assets. Additionally, if a vacancy develops in our board of directors for any reason other than removal or expiration of a term, the remaining directors would fill it.

    Our directors must discharge their duties with reasonable care, in good faith and in our best interest. Despite this obligation, our operating agreement limits director liability to us and to members. Directors are not liable to us or to our members for monetary damages for breaches of fiduciary duty unless it involves receipt of improper financial benefit, a willful failure to deal fairly with us on matters that the director has a material conflict of interest, a knowing violation of law, or fraud, bad faith, willful misconduct or gross negligence. A member's ability to bring legal action against a director for these actions is also limited. A member may ask us to bring the action or bring a derivative action on our behalf if the holders of a majority of our outstanding units consent to the action. A member may individually bring an action, without the consent of other members, for securities law violations. These limitations could limit your rights to enforce claims against us or our directors and make your units unattractive to potential buyers.

Cash distributions are not guaranteed and may fluctuate with our performance.

    We do not know the amounts of cash that we will generate if any. At the start, we will generate no revenues and do not expect to generate any operating revenue until the proposed ethanol plant is operating fully. This is not expected to occur until 13-15 months after we close on this offering. Whether we will be able to generate sufficient cash flow from our business to make distributions to members will depend upon numerous factors, including, generally:

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  Successful and timely completion of construction;

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  Profitability of operations;

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  Required principal and interest payments on any debt and compliance with applicable loan covenants;

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  Our issuance of debt and equity securities;

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  Fluctuations in working capital and operating expenses;

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  Capital expenditures;

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  Our cost structure generally;

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  Reimbursement of officer and director expenses;

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  Our ability to operate our plant at full capacity;

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  Adjustments and amounts of cash set aside for reserves;

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  Prevailing economic conditions;

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  Demand and our success at selling ethanol and animal feed products generally;

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  Government regulations and government subsidies and support for ethanol generally; and

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  Technical advances in ethanol production and improvements in MTBE.

    Cash distributions will depend on our net cash flow. By net cash flow, we mean our gross cash proceeds received less any portion, as determined by our directors in their sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. Cash distributions may not be determined by our profitability, which is affected by non-cash items. Therefore, we may make cash distributions during periods when we record losses, and we may not make cash distributions during periods when we record profits, if any. Cash distributions may also be affected by compliance with loan covenants that we expect to accompany our debt financing. Cash distributions are not assured, and we may never be in a position to make distributions.

RISKS RELATED TO ETHANOL PRODUCTION

Federal regulations and tax incentives concerning ethanol could expire or change, which could reduce our revenues.

    Congress currently provides certain federal tax incentives for oxygenated fuel producers and marketers, including those who purchase ethanol to blend with gasoline in order to meet federally mandated oxygenated fuel requirements. These tax incentives include, generally, a lower federal excise tax rate for gasoline blended with at least 10 percent, 7.7 percent, or 5.7 percent ethanol, and income tax credits for blenders of ethanol mixtures and small ethanol producers. Gasoline marketers pay a reduced tax on gasoline that they sell that contains ethanol. The current credit for gasoline blended with 10% ethanol is 5.4¢ per gallon. The subsidy will gradually drop to 5.1¢ per gallon by 2005. Currently, a gasoline marketer that sells gas without ethanol must pay a federal tax of 18.4¢ per gallon compared to 13¢ per gallon for gas with 10% ethanol. The tax on gasoline blended with 10% ethanol will gradually increase to 13.3¢ per gallon by 2005. Smaller credits are available for gasoline blended with 7.7 percent and 5.7 percent ethanol. The ethanol industry and our business depend on continuation of the federal ethanol credit. This credit has supported a market for ethanol that might disappear without the credit. The federal subsidies and tax incentives are scheduled to expire September 30, 2007. These subsidies and tax incentives to the ethanol industry may not continue beyond their scheduled expiration date or, if they continue, the incentives may not be at the same level. The elimination or reduction of federal subsidy and tax incentives to the ethanol industry would have a material adverse impact on our business by making it more costly or difficult for us to produce and sell ethanol.

Wisconsin state producer incentive payment may not be available or could be modified, which could reduce our revenues.

    Under a recently enacted Wisconsin producer payment program, the State of Wisconsin will pay certain ethanol producers $0.20 per gallon for up to 15,000,000 gallons of ethanol produced in Wisconsin in each 12 month period. The payments will be prorated if the State of Wisconsin has insufficient funds to pay all eligible ethanol producers $0.20 per gallon. A Wisconsin ethanol producer will be eligible for the payments if it has been producing ethanol in Wisconsin for fewer than 60 months, it produces more than 10,000,000 gallons of ethanol a year and it purchases the corn or other substances from which the ethanol is produced from Wisconsin sources. The maximum subsidy available to an ethanol producer under this program is $3,000,000 annually up to a five-year $15 million maximum. Because we will not be in a position to produce 10 million gallons of ethanol until at least 2002, we will not qualify for the payments until that time. Additionally, if another ethanol plant came online and produced 10 million or more gallons of ethanol, it could qualify for the producer payment. This could reduce the funds available to us under the program. We believe there are several projects in Wisconsin that could compete with us for the payment. The Wisconsin legislature also could reduce or eliminate these payments at any time. Wisconsin transportation authorities have also expressed concern that to the extent ethanol use increases in Wisconsin, Wisconsin's share of federal gas tax revenues may decline because ethanol gas mix is taxed less than non-ethanol gasoline. The amount of federal tax on gasoline paid in Wisconsin determines Wisconsin's share of federal highway funds. Consequently, a significant increase in ethanol use could lead to a decline in gas tax revenues and a decline in highway funds for Wisconsin. This could cause Wisconsin to reconsider the producer payment program. The subsidy is currently scheduled to expire in 2006, and the longer it takes us to raise our financing and complete construction, the greater the risk that we will receive less subsidy payments than the maximum permitted under Wisconsin law. We also intend to partially collateralize any subordinated debt financing with these payments. If these payments were eliminated or reduced, it would reduce our revenues and increase our costs of capital.

The ethanol industry is competitive and larger better-financed competitors could compete with us for corn and ethanol, or develop alternatives to ethanol, and that could make it difficult for us to produce and sell ethanol.

    There is significant competition among ethanol producers. Our business faces a competitive challenge from larger factories, from plants that can produce a wider range of products than we can, and from other plants similar to our proposed ethanol plant. Our ethanol plant will be in direct competition with other ethanol producers, many of which have greater resources than we currently have. Large ethanol producers such as Archer Daniels Midland, Minnesota Corn Processors and Cargill, among others, are capable of producing a significantly greater amount of ethanol than we expect to produce. In addition, there are several Minnesota and other Midwest regional ethanol producers which have recently formed, are in the process of forming, or are under consideration, which are or would be of a similar size and have similar resources to us.

    For example, Venture Bio-Fuels, Inc. in Elba, Wisconsin is an ethanol project approximately 60 miles from our Monroe site. Venture Bio-Fuels is planning to build a 40-million gallon ethanol plant substantially similar to ours. Fagen and ICM have agreed to serve as general contractor and prime subcontractor and engineer on this project as well. Another nearby potential competitor is Adkins Energy Cooperative. Adkins has announced plans to build a $68.5 million ethanol facility in Lena, Illinois, approximately 20 miles from our Monroe site. The Adkins project, once online, is expected to annually convert 11.5 million bushels of corn into 30 million gallons of ethanol, 73,000 tons of carbon dioxide and 106,000 tons of animal feed. Plans to build a 15 million-gallon per year, $27 million ethanol plant in Chippewa Falls, Wisconsin have also been announced. We are also aware of another ethanol project under consideration in Menomonie, Wisconsin. We are also aware of at least one brewery in La Crosse, Wisconsin that has considered investing $10 million to add ethanol production to its brewery. A brewery could add ethanol production relatively quickly, and Wisconsin is home to a number of breweries. We are also aware that there are two ethanol projects being established in Stanley, Wisconsin and Emerald, Wisconsin. Both of these projects have submitted applications to the Wisconsin Department of Natural Resources for Air Pollution Construction Permits. The DNR is reviewing both applications. Competition from Wisconsin projects could make it difficult to complete our project, to secure corn and other supplies needed to produce ethanol. It could also make it difficult for us to sell ethanol and animal feeds in the surrounding area. Competition could also reduce the Wisconsin producer payment that we are expecting after we begin production because all eligible producers must share the payment pro rata.

    The proposed ethanol plant will also compete with producers of other gasoline additives having similar octane and oxygenate values as ethanol, such as producers of MTBE, a petrochemical derived from methanol, which generally costs less to produce than ethanol. Many major oil companies produce MTBE and strongly favor its use because it is petroleum-based. Alternative fuels, gasoline oxygenates and alternative ethanol production methods are also continually under development. The major oil companies have significantly greater resources than we have to market MTBE, to develop alternative products, and to influence legislation and public perception of MTBE and ethanol. These companies also have significant resources to begin production of ethanol should they choose to do so.

To produce ethanol, we intend to purchase significant amounts of corn that is subject to disease and other agricultural risks, changes in supply and demand, production and price, which could make it difficult or more expensive to produce ethanol.

    Ethanol production will require substantial amounts of corn. Corn, as with most other crops, is affected by weather, governmental policy, disease and other conditions. A significant reduction in the quantity of corn harvested due to adverse weather conditions, disease or other factors could result in increased corn costs which would increase our cost to produce ethanol. Significant variations in actual growing conditions from normal growing conditions also may adversely affect our ability to procure corn for the proposed plant. We have no definitive agreements with any corn producers or grain elevators to provide corn to the proposed ethanol plant.

    The price of corn is influenced by general economic, market and government factors. These factors include weather conditions, farmer planting decisions, domestic and foreign government farm programs and policies, and global demand and supply. Changes in the price of corn can significantly affect our business. Generally, rising corn prices will lower profit margins and therefore represent unfavorable market conditions. The price of corn has fluctuated significantly in the past and may fluctuate significantly in the future. We may not be able to offset any increase in the price of corn by increasing the price of our products, which would harm our financial performance.

To produce ethanol, we will need a significant supply of water, which may be difficult or more expensive to acquire than we expect.

    Water supply and water quality are important requirements to produce ethanol. We anticipate that our water requirements will be supplied through a 350,000 gallon-per-day well that we plan to drill near the ethanol plant. In order to build this well, we must obtain a High Capacity Well Permit from the Wisconsin Department of Natural Resources. In addition, Monroe has agreed to connect a water supply line into the ethanol plant for us to use when we need more water than the well can provide. Our estimates regarding water needs could be understated, and we could need additional water. If we need more water, we will be forced to find other sources, and this could require us to spend additional capital that we have not budgeted for. Further, if we cannot obtain sufficient water at reasonable prices, we may not be able to find alternate sources of water at commercially reasonable prices, or at all. Increased water costs or the unavailability of water could result in increased production costs to us which could adversely affect our financial performance and reduce the value of your units.

Our success will depend on hiring competent personnel, which may be difficult to attract to a rural community.

    We currently have two permanent employees. We expect to hire approximately 5-10 employees six months before the plant begins to operate. Upon completion of the plant, we plan to have 32 employees operating our business. Our success will depend in part on our ability to attract and retain competent personnel who will be able to help us achieve our goals. We must hire qualified managers, accounting, human resources and other personnel to staff our business. It may be difficult finding and hiring qualified employees at a salary that we will be able to afford. It may also be difficult to attract qualified employees to Monroe, Wisconsin, a rural and sparsely populated area. If we are unable to hire productive and competent personnel, our ability to produce and sell ethanol could be adversely affected. This would reduce our revenues and the value of your units.

We are subject to extensive environmental regulation and operational safety regulations that could result in higher than expected compliance costs and liabilities.

    Ethanol production involves the emission of various airborne pollutants, including particulate matters, carbon monoxide, oxides of nitrogen, volatile organic compounds and sulfur dioxide. To construct the plant and operate our business, we need an Air Pollution Construction Permit and an Air Pollution Operation Permit from the State of Wisconsin. We received the Air Pollution Construction Permit on March 22, 2001. We will apply for an Air Pollution Operation Permit approximately four months before the Air Pollution Construction Permit expires. We need this permit to operate the ethanol plant after the Air Pollution Construction Permit expires. We also plan to apply for a Wisconsin Pollutant Discharge Elimination General Permit to allow us to discharge approximately 66,500 gallons per day of water into a nearby creek and for general discharges. We will also need a Storm Water Discharge for Industrial Activities Permit for storm water discharges. We have not applied for these permits, but anticipate doing so at least 180 days before we begin operations. If these permits are not granted, we will have to dispose of the water through Monroe's disposal system, for which we will need Monroe's approval and pay a usage fee. If Monroe approves our discharging water through their system, this may increase our costs and adversely affect our financial performance. If Monroe does not approve, we may have to cease operations.

    We will also need to obtain a High Capacity Well Permit to drill our 350,000-gallon per day well. Without this permit, we cannot drill our well and could be forced to use water from Monroe, if a sufficient supply is available, or terminate our business. Using water from Monroe may significantly increase our operating costs, harm our financial performance and reduce the value of your units.

    Even if we receive all required permits from the State of Wisconsin, we may be subject to regulations on emissions from the United States Environmental Protection Agency ("EPA"). Currently the EPA's statutes and rules do not require us to obtain EPA approval in connection with construction of the plant and operation of our business. Additionally, EPA and Wisconsin's environmental regulations are subject to change and often such changes are not favorable to industry. We may be required to invest or spend considerable resources to comply with future environmental regulations.

    We also could be subject to environmental nuisance or related claims by employees, property owners or residents near the proposed ethanol plant arising from air or water discharges. Ethanol production has been known to produce an unpleasant odor to which surrounding residents could object. We are aware of one large municipality in Minnesota commencing nuisance litigation against an ethanol producer due to neighborhood complaints about odors from the plant. If odors become a problem, we may be subject to fines and could be forced to take costly curative measures. Environmental litigation or increased environmental compliance costs could increase our operating costs.

    We also will be subject to federal and state laws regarding operational safety. Risks of substantial compliance costs and liabilities are inherent in a large-scale manufacturing construction project and in ethanol production after the facility is constructed. Costs and liabilities related to worker safety may be incurred. Possible future developments-including stricter safety laws for workers or others, regulations and enforcement policies and claims for personal or property damages resulting from our construction or operation could result in substantial costs and liabilities that could reduce the amount of cash that we would otherwise have to distribute or use to further enhance our business.

Public objection to our business may delay our permitting process and construction schedule, and may subject us to greater regulatory scrutiny and risk of fines, claims and costly compliance expenditures.

    We are aware that several individuals have voiced objections to our business to the Wisconsin Department of Natural Resources, and that a neighborhood coalition may be forming to contest the construction of the ethanol plant and operation of our business. Community opposition may delay our permitting process and construction schedule. Continued public objection and complaints may make it very difficult for us to get needed permits, and may subject us to greater regulatory scrutiny after we begin operations, which could result in fines, claims and costly compliance expenditures.

Ethanol production is energy intensive, and we will need significant amounts of electricity and natural gas that may be difficult or expensive to bring to a rural undeveloped area.

    We have engaged U.S. Energy Services, Inc. to help us manage our natural gas use and needs to assist us in negotiating agreements to purchase natural gas. For this service, we are paying U.S. Energy $3,000 a month plus up to $2,500 in expenses. Currently, we have no contracts, commitments or understandings with any natural gas supplier. We may not be able to obtain a sufficient supply of natural gas or procure alternative sources of natural gas on terms that are attractive to us. In addition, natural gas and electricity prices have historically fluctuated significantly. Increases in the price of natural gas or electricity would harm our financial performance by increasing our energy costs.

    We will also need to purchase significant amounts of electricity to operate the proposed ethanol plant. U.S. Energy has also agreed to provide us with advisory services regarding electric pricing and service agreements. We are negotiating with the electrical utility serving the area to enter into a binding agreement to provide electrical service. If we cannot reach agreement with the utility, we may not be able to build and operate the ethanol plant.

Our business is not diversified and this could reduce the value of your units if we cannot complete our business plan.

    Our success depends largely upon our ability to timely complete and profitably operate our ethanol business. We do not have any other lines of business or other sources of revenue if we are unable to build the ethanol plant and manufacture ethanol. If we were not able to complete construction, or if economic or political factors adversely affect the market for ethanol, the value of your investment could decline because we have no other line of business to fall back on if the ethanol business declines. Our business would also be significantly harmed if our ethanol plant could not operate at full capacity for any extended period of time.

We intend to establish an output contract with one distributor that will purchase all of the ethanol we produce, which may not be as financially rewarding as creating our own sales organization.

    We intend to sell all of the ethanol we produce to one distributor pursuant to an output contract. As a result, we will be dependent on one distributor to sell ethanol. We do not plan to build our own sales force or sales organization. If this distributor breaches our output contract, or is not in the financial position to purchase all of the ethanol we produce, we will not have any readily available means to sell our ethanol, and our financial performance will be adversely and materially affected. In addition, it could be more financially advantageous to sell ethanol ourselves through or own sales force, but we have decided not to pursue this route. This strategy could result in lower revenues and reduce the value of your units if our ethanol distributor does not perform as we plan. Our financial performance is dependent upon the financial health of the distributor we contract with. We are currently in discussion with a distributor, but have not entered into any agreements.

We expect to sell all of our feed products to ICM Marketing, an affiliate of ICM, which may not offer terms as attractive as what we might obtain from an unaffiliated third party.

    We are currently in negotiations with ICM Marketing regarding the marketing and distribution of our feed products. ICM Marketing is principally owned by principal shareholders of ICM. We will rely solely upon ICM Marketing to market and distribute our feed products. This will not be an output contract, and ICM Marketing will only purchase that portion of our feed products that it is able to sell. If ICM Marketing is unable to sell any portion of the feed products we produce, we will be left with feed products that must be disposed of. If ICM Marketing cannot sell our products, our revenues will likely decline.

    Further, ICM Marketing or any other third party that we engage as our marketing agent may also have different agreements with respect to compensation in their agreements with other entities that produce the same products that we do. It is possible that ICM Marketing's ability or willingness to perform on our behalf could be impaired by the financial agreements that they may have with other entities not related to us.

RISKS RELATED TO TAX ISSUES IN A LIMITED LIABILITY COMPANY

You may be required to pay taxes on your share of our income, even if we make no distributions to you.

    We expect to be treated as a partnership for federal income tax purposes. This means that we will not pay any federal or state income tax and all profits and losses will "pass-through" to you. You must pay tax on your allocated share of our taxable income every year. It is likely that you may receive allocations of taxable income that exceed any cash distributions we make. This may occur because of various factors, including but not limited to, accounting methodology, lending covenants that restrict our ability to pay cash distributions, or our decision to retain or use the cash generated by the business to fund our operating activities and obligations. Accordingly, you may be required to pay income tax on your allocated share of our taxable income with personal funds, even if you receive no cash distributions from us.

You may be unable to deduct our losses, which could have adverse tax consequences to you.

    It is also possible that your interest in us will be treated as a "passive activity." If you are either an individual or a closely held corporation, and your interest is deemed to be "passive activity," then your allocated share of any loss we incur will be deductible only against income or gains you have earned from other passive activities. This situation often arises when limited liability companies and partnerships conduct a business in which the holder is not a material participant. Passive activity losses that are disallowed in any taxable year are suspended and may be carried forward and used as an offset against passive activity income in future years. If a taxpayer's entire interest in a "passive activity" is disposed of to an unrelated person in a taxable transaction, suspended losses with respect to that activity may then be deducted. These rules could restrict your ability to deduct any of our losses that pass through to you.

If we lose our "partnership" status, we would be taxed as a corporation which would result in double taxation of any earnings or profits we achieve and will reduce the funds available for distribution to our members.

    If the Internal Revenue Service determined that we should be taxed as a corporation, we would be taxed on our net income at rates of up to 35% for federal income tax purposes. We could be classified as a corporation if, for example, our units become publicly traded. If we were treated as a corporation, distributions we make to you will be treated as ordinary dividend income to the extent of our earnings and profits, and are not deductible by us, thus resulting in double taxation of our earnings and profits. This result would materially adversely affect our financial results. Please see "Federal Income Tax Consequences—Partnership Status."

Because we are treated as a partnership for federal income tax purposes, the IRS may audit your tax returns if an audit of our tax returns results in adjustments and that could result in tax obligations to you.

    The IRS may audit our tax returns and may disagree with the tax positions that we take on our returns. If challenged by the IRS, the courts may not sustain the position we take on our tax returns. An audit of our tax returns could lead to separate audits of your tax returns, especially if adjustments are required, which could result in adjustments on your tax return. This could result in tax liabilities, penalties and interest to you.

We have not requested an IRS ruling with respect to the tax consequences to you or to us.

    We have not requested a ruling from the IRS with respect to any matter affecting us. Accordingly, the IRS may adopt positions that differ from our counsel's conclusions expressed here or from the positions taken by us. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions, or the positions taken by us. Some or all of our conclusions or positions ultimately may not be sustained. Any contest with the IRS will result in additional legal and accounting fees and may materially and adversely impact the value of your units.

You may be subject to state, local, self-employment and other taxes simply as a result of an investment in us.

    In addition to federal income taxes, you may be subject to other taxes including state and local taxes, unincorporated business taxes, self-employment taxes and estate, inheritance or intangible taxes that are imposed by various jurisdictions in which you reside or in which we do business or own property. You may be required to file state and local income tax returns and pay state and local income taxes in some or all of the jurisdictions in which we do business, and may be subject to penalties for failure to comply with those requirements. We will initially own assets in Wisconsin. It is your responsibility to file all required United States federal, state and local tax returns. Counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

WARNING REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve future events, our future performance and our expected future operations. In some cases you can identify forward-looking statements by the use of words such as "may," "will," "should," "anticipates," "believes," "expects," "plans," "future," "intends," "could," "estimate," "predict," "hope," "potential," "continue," or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions. Our actual results or actions could and likely will differ materially from these forward-looking statements for many reasons, including the risks described above and appearing elsewhere in this prospectus, and to events that are beyond our control. We cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform them to actual results or to changes in our expectations. We are obligated under the federal securities laws to include in this registration statement further material information to make our required disclosures not misleading to investors.

USE OF PROCEEDS

    We estimate that gross proceeds from this offering will be, $10,000,000 if the minimum number of units offered is sold, and $20,000,000 if the maximum is sold, before deducting offering expenses. We estimate the offering expenses to be approximately $355,000, and the net proceeds of the offering to be $9,645,000 if the minimum is sold, and $19,645,000 if the maximum is sold. After deducting estimated offering expenses of $355,000, 96.45% of offering proceeds will be used for our financing costs and business if the minimum number of units offered is sold, and 98.23% if the maximum is sold. The following table shows the estimated net proceeds from the offering if the $10,000,000 minimum is sold and if the $20,000,000 maximum is sold.

	Minimum	Percent	Maximum	Percent
Gross offering proceeds	$10,000,000	96.45%	$20,000,000	98.23%
Offering expenses	355,000	3.55	355,000	1.77
Total proceeds to Badger State Ethanol	$9,645,000	100%	$19,645,000	100%

    We estimate the net proceeds will be allocated in the following order:

	Minimum	Maximum
Financing costs	$1,843,024	$1,295,000
Insurance costs	$226,500	$226,500
General and administrative expenses	$100,000	$100,000
Construction costs	$7,475,476	$18,023,500

Total	$9,645,000	$19,645,000

Because we must secure a significant amount of debt, we expect to pay financing costs of $1,843,024 if the $10,000,000 minimum is sold, or $1,295,000 if the $20,000,000 maximum is sold. This is an estimate and our actual debt financing expenses could be substantially higher. We also expect to pay estimated insurance costs of $226,500 to secure directors and officers' insurance, builder's risk insurance, general liability insurance, worker's compensation and property insurance. We also expect to pay general and administrative costs of $100,000 for managerial fees, out-of-pocket reimbursements and general office expenses. We expect that the remainder of the funds will be used to pay construction costs, such as digging, laying foundations, purchasing and installing equipment, and constructing buildings.

CAPITALIZATION

    The following table sets forth our capitalization at December 31, 2000 on an actual and pro forma basis to reflect the units offered in this offering. The information shown below does not include Class A units issuable upon conversion of 1,000 Class C and 720 Class B units into 1,720 Class A units at the close of this offering.

	December 31, 2000
		Pro Forma(1)
	Actual	Minimum	Maximum
Long term debt	$0	$0	$0
Members' equity:
Class A Units; a minimum of 10,000 units and a maximum of 20,000 units issued and outstanding on an as adjusted basis	0	10,000,000	20,000,000
Class B Units; 720 units issued and outstanding	358,658	358,658	358,658
Class C Units; 1,000 units issued and outstanding	18,136	18,136	18,136
Accumulated deficit	(130,598)	(130,598)	(130,598)
Total member's equity (deficit)	246,196	10,246,196	20,246,196
Total capitalization	246,196	10,246,196	20,246,196

(1)
As adjusted to reflect the receipt of the net proceeds of this offering prior to deducting offering expenses.

DILUTION

    At December 31, 2000, we had outstanding 1,000 class C units and 720 class B units (convertible into 1,720 Class A units) having a net tangible book value of $246,196 or $143.14 per unit. The net tangible book value per unit represents total tangible assets, divided by the number of units outstanding on an "as-if converted" basis. The offering price of $1,000 per Class A unit substantially exceeds the net tangible book value per unit of our outstanding Class B and Class C units. Therefore, all current members will realize an immediate increase of $731.11 in the pro forma net tangible book value of their units held prior to this offering if the minimum is sold, and an increase of $789.01 if the maximum is sold. Purchasers of Class A units in this offering will realize an immediate dilution of $125.75 per unit in the net tangible book value of their Class A units if the minimum is sold, and a decrease of $67.85 if the maximum is sold.

    The following table illustrates the increase to existing members and the dilution to purchasers in the offering in the net tangible book value per unit. This table does not take into account any other changes in the net tangible book value of our units occurring after December 31, 2000 or offering expenses related to this offering.

	Minimum	Maximum
Offering price per unit	$1,000	$1,000
Pro forma net tangible book value per unit at December 31, 2000	$143.14	$143.14
Increase in pro forma net tangible book value per unit attributable to the sale of 10,000 (minimum) and 20,000 (maximum) Class A Units	$731.11	$789.01
Net tangible book value per unit at December 31, 2000, as adjusted for the sale of units	$874.25	$932.15
Dilution per unit to new investors in this offering	$125.75	$67.85

    We may seek additional equity financing in the future, which may cause additional dilution to investors in this offering, and a reduction in their equity interest. The holders of the units purchased in this offering will have no preemptive rights on any units to be issued by us in the future in connection with any such additional equity financing.

    The table below sets forth as of December 31, 2000, on an "as-if-converted" basis, the difference between the number of units purchased, and total consideration paid for those units, by existing members, compared to units purchased by new investors in this offering without taking into account any offering expenses.

	Total Number of Units Purchased				Total Consideration and Average Per Unit Price(2)
	Minimum		Maximum		Minimum			Maximum
	Number	Percent	Number	Percent	Amount	Percent	Average	Amount	Percent	Average
Existing Members(1)	1,720	14.7%	1,720	7.9%	$380,000	3.7%	$220.93	$380,000	1.9%	$220.93
New investors	10,000	85.3%	20,000	92.1%	$10,000,000	96.3%	$1,000.00	$20,000,000	98.1%	$1,000.00
Total	11,720	100%	21,720	100%	$10,380,000	100%	$885.67	$20,380,000	100%	$938.31

(1)
Reflects the conversion of 1,000 Class C units of and 720 Class B units into 1,720 Class A units at the close of this offering.

(2)
As adjusted to reflect the receipt of proceeds of this offering prior to deducting offering expenses.

DISTRIBUTION POLICY

    We have not declared or paid any distributions on our units. We do not expect to generate revenues until the proposed ethanol plant is operational, which we expect will occur approximately 13-15 months after this offering closes. After operation of the proposed ethanol plant begins, we anticipate, subject to any loan covenants or restrictions with our senior and subordinated lenders, distributing our net cash flow to our members in proportion to the units held. By net cash flow, we mean our gross cash proceeds received less any portion, as determined by our directors in their sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. If our financial performance and loan covenants permit, our directors will try to make cash distributions at times and in amounts that will permit unit holders to make income tax payments, but we might not ever be able to make any cash distributions.

    You should also know that we may be required, and have the right to withhold cash from any distributions for federal income taxes or state, local or foreign taxes. All amounts that we withhold for taxes will be treated as amounts paid or distributed to unit holders. We cannot make a distribution to a member if after the distribution, we become unable to pay our debts when they become due or our liabilities would exceed our assets, not counting member's capital contributions. Please see Section 4 of our operating agreement, "Distributions," attached as Appendix A to this prospectus.

    If any units are transferred during a fiscal year, all profits, losses, and other items attributable to the transferred unit will be divided and allocated between the transferor and the transferee by taking into account their interests during the year. We will make any distributions on or before the transfer date to the transferor, and we will make all distributions after the transfer date to the transferee. If we do not receive proper documentation of a transfer, we will make distributions, if any, to the owner of the units as shown in our books and records. If we are incorrect because of a transfer that was not properly documented in accordance with the terms of our operating agreement, we will have no liability for making allocations or distributions that comply with our operating agreement even if our directors or we have actual knowledge of a transfer. Please see Section 10.9 of our operating agreement, "Distributions and Allocations in Respect of Transferred Units," attached as Appendix A to this prospectus.

SELECTED FINANCIAL DATA

    The following table summarizes important financial information from our December 31, 2000, audited financial statements. You should read this table in conjunction with our financial statements and their notes, and our plan of operation and other financial information included elsewhere in this prospectus.

From May 11, 2000 (Inception to December 31, 2000)
Statement of Operations Data:
Revenues	—
Operating expenses:
Project coordinator	21,000
Organization costs	53,755
Professional fees	51,270
Other expenses	4,573

Net loss	(130,598)
		December 31, 2000
		Pro Forma(1)
	Actual	Minimum	Maximum
Balance Sheet Data:
Assets:
Cash and cash equivalents	$104,620	$10,104,620	$20,104,620
Other assets	216,344	216,344	216,344
Total assets	320,964	10,320,964	20,320,964
Liabilities and members' equity:
Current liabilities	74,768	74,768	74,768
Total members' equity (deficit)	246,196	10,246,196	20,246,196
Total liabilities and members' equity	320,964	10,320,964	20,320,964

(1)
Pro forma to reflect the sale of 10,000 (minimum) or 20,000 (maximum) Class A units in the offering before deducting offering expenses.

MANAGEMENT'S PLAN OF OPERATION

    We are a start-up company in development stage. We are planning to build an ethanol plant and engage in the production of ethanol and animal feed products. We expect that it will take approximately 13-15 months from the closing of this offering, including obtaining our long-term debt financing, to construct the proposed ethanol plant. We plan to use the calendar-year as our fiscal-year.

    We have no agreements with any party to sell any of our expected products. We hope to enter into agreements with third parties to purchase all of the ethanol and distillers grains we produce. We do not intend to hire a sales staff to market these by-products. We will rely on third-party marketing arrangements and pay commissions to marketing agents to market and sell our products. We also intend to hire staff only for the direct operations of the ethanol business, including receiving and production. All shipping will be coordinated by third party marketing agents.

Plan for next 12 months of operation

    We expect to spend the next 12 months in design-development and construction of the proposed plant. We plan to secure debt financing, negotiate and finalize various contracts and agreements such as ethanol and distiller grain sales and marketing agreements. Assuming the successful completion of this offering and the related debt financing, we expect to have sufficient cash on hand to cover all costs associated with construction of the project, including but not limited to, site acquisition, utilities, construction, equipment acquisition and site development. Depending on the amount raised in the offering, we estimate that we will need approximately $54-$57 million to complete the project.

    If we close on the offering and secure all of our debt financing, we expect to have enough cash to cover our costs over the next 12 months, including staffing, office costs, audit, legal, compliance and staff training. The following is our estimate of our costs and expenditures for the next 12 months. These estimates are based upon Fagen, ICM and our financial advisor's experience with other businesses. It is only an estimate and our actual expenses could be much higher due to a variety of factors described in the section entitled "Risk Factors."

	Minimum	Maximum
Financing costs	$1,843,024	$1,295,000
Offering costs	$355,000	$355,000
Insurance	$226,500	$226,500
General and administrative costs	$100,000	$100,000
Land acquisition and improvements	$2,000,000	$2,000,000
Construction in progress payments	$28,805,300	$28,805,300

Total	$33,329,824	$32,781,800

    Depending on how much we raise in the offering, we anticipate spending between $32.8 million to $33.3 million on our business over the next 12 months. We will need to spend significant amounts of money to secure up to $45 million in debt financing. We expect to incur approximately $1.8 million in financing related costs if the $10 million minimum is sold, or $1.3 million if the $20 million maximum is sold. These financing costs include advisory, service, lending and legal fees. We estimate that our financing costs will vary depending on the amount of subordinated debt that we seek. We expect to pay our financial advisor between $850,000 to $1.4 million in connection with our senior and subordinated debt, if any. We estimate that we will need to spend approximately $226,500 on directors and officers' insurance, builder's risk insurance, general commercial liability, worker's compensation and property insurance. We also expect to spend approximately $100,000 on general and administrative expenses, including managerial fees, out-of-pocket reimbursements and general office expenses. We will spend approximately $2,000,000 to improve and prepare our 25-acre site for construction. This includes rough grading the site and installing erosion control facilities, procuring up to 1,000 cubic yards of crushed rock, constructing a road from the ethanol plant to an existing roadway, and extending sanitary sewer and water laterals to the ethanol plant. A substantial portion of these costs will be funded with the $1.6 million tax increment financing from Monroe and a grant from the Wisconsin Department of Commerce. We anticipate spending approximately $100,000 of the offering proceeds on these improvements. A majority of our resources will be spent to design and build the proposed ethanol plant. We expect to spend approximately $29 million on construction. We expect these costs to include, digging, pouring foundations, material and labor to construct the ethanol plant, grain and ethanol storage and handling facilities, drying facilities, offices and a cooling tower. We will also be purchasing and installing ethanol production equipment, such as pumps, grinders and processing equipment, storage tanks, dryers, and conveyors. All construction, equipment purchases and installation will be handled by Fagen. We will pay these costs by making monthly progress payments based upon the work completed and invoiced to us by Fagen.

    We estimate our offering costs to be as follows:

SEC Registration Fee	$5,168
Legal	150,000
Investment banking fees	50,000
Printing expense	25,000
Cost of sales meeting	10,000
Consultation	20,000
Accounting	40,000
Blue sky fees and expenses	10,000
Escrow agent fees	5,000
Contingency fund	39,832

Total	$355,000

    As of December 31, 2000, we have paid $216,344 of offering costs and expect to pay an additional $138,656. We expect to fund our costs and expenditures for the next 12 months through proceeds raised in the offering, our senior and subordinated debt financing, our tax increment financing from Monroe and a grant from the Wisconsin Department of Commerce. We do not expect any significant changes in our number of employees and do not plan to hire additional employees until approximately six months before we begin production.

Condition of Records

    We currently do not have an office staff or general manager, and we do not expect to retain one until approximately six months before we begin operation. We are dependent entirely on our board of directors, an outside part-time bookkeeper and auditor for maintenance of books and records. We intend to hire and train a staff before we start operating, and we have included an expense allocation for this in our budget. We intend to comply with rules and regulations of the Securities Exchange Act of 1934 concerning the maintenance of accurate books and records, and the timely and accurate submission of annual, periodic and other reports with the Securities and Exchange Commission.

Operating Expenses

    We expect to have certain operating expenses, such as supplies, utilities and salaries, with respect to the plant manager and other staff when these positions are filled. Along with operating expenses, we anticipate that we will have significant expenses related to financing and interest. We have allocated funds in our capital structure for these expenses, but do not know if the funds allocated will be sufficient to cover the expenses. We may need additional funding to cover these costs if sufficient funds are not retained up-front or if costs are higher than expected.

Liquidity and Capital Resources

    We are seeking to raise $10 million minimum and $20 million maximum in this offering. The offering proceeds will be placed in an escrow account with Wells Fargo bank. We will not close on the escrow until we execute definitive binding agreements for our senior and subordinated debt financing. We are seeking an approximately $32 million senior construction loan and up to $13 million of subordinated debt to complete construction of the project. The amount of subordinated debt, if any that we will seek, will depend upon how much equity we raise.

    We do not have financing commitments for any loans. We have had discussions with several Monroe area banks that have expressed interest in participating in the senior debt, but have not entered into any agreements. We have made one formal presentation and are negotiating with a potential lead bank. Completion of the project depends on our ability to attract financing and close on this offering. If we cannot close on our debt financing before September 30, 2001, we will return the proceeds raised in this offering without interest, unless we have returned investor funds earlier.

    We expect that the $32 million construction loan will be secured by all of our real property, including receivables and inventories. We also expect that the construction loan will be converted into term debt, to be paid in full over seven years, without balloon payment, upon completion and operation of the ethanol plant. This could be difficult if the project suffers delays or interest rates change. We expect we will also need a $4.5 million revolving line of credit to finance receivables and inventories when we begin operation. We anticipate that we will require access to the revolving line during the first year of operations, and at least a portion of the second year, before surplus cash flow will have built up to a level sufficient to finance our inventories and receivables. We plan to pay prime rate on these loans, plus annual fees for maintenance and observation of the loan by the lender. We have not entered into any agreements for this line of credit, but anticipate doing so before we begin operations.

    If we seek subordinated debt, we expect to pay a mid-teen level interest rate, plus possible warrants, allowing for a 20% or more rate of return to the subordinated lender. We base these assumptions and interest rates on the advice of our financial adviser. If we were to issue warrants in connection with the subordinated financing, it could reduce the value of your units.

    We are also relying upon $1.6 million in tax increment financing provided by Monroe to fund improvements to the property. We are also seeking a $400,000 grant from the Wisconsin Department of Commerce, of which $300,000 will be used for site improvement and $100,000 for training employees.

    The following table shows the sources of our liquidity in connection with the construction and start-up of our business. Other than the tax increment financing, we have no commitments or agreements with any third party to provide us with these funds. Because we do not know what precisely our capital structure will look like at closing, we present three possible scenarios: (1) we raise $10 million in the offering and take on approximately $13 million in subordinated debt; (2) we raise approximately $15 million in the offering and take on approximately $7 million in subordinated debt; and (3) we raise $20 million in the offering and take on no subordinated debt. Based upon initial discussions with prospective lenders, we are assuming that our senior debt will be a fixed rate loan at prime, estimated at 8.5%. Based upon our financial advisor's prior experience with other projects, we are assuming a fixed interest rate of 15% for our subordinated debt. Interest rates have historically fluctuated and our interest rate could be substantially higher. All of these scenarios are only ranges of estimates, and actual sources and uses of funds could vary significantly from these estimates.

Sources of Funds:
Equity(1)	$10,000,000	$15,000,000	$20,000,000
Seed capital	376,795	376,795	376,795
Senior debt	31,658,616	31,658,616	31,755,621
Subordinated debt	13,055,815	6,616,429	0
Tax increment financing	1,600,000	1,600,000	1,600,000
Department of Commerce grant(2)	400,000	400,000	400,000
Deficit of funding (surplus)	(7,574)	(32,574)	0
Total Sources of Funds	$57,083,652	$55,619,266	$54,132,416

Uses of Funds:
Expected maximum contract price	45,000,000	45,000,000	45,000,000
Rail costs	670,000	670,000	670,000
Land and infrastructure	2,000,000	2,000,000	2,000,000
Insurance costs	226,500	226,500	226,500
General and administrative	100,000	100,000	100,000
Start-up costs for labor	400,000	400,000	400,000
Capitalized interest	3,929,848	2,738,486	1,526,636
Working capital needs	2,000,000	2,000,000	2,000,000
Financing costs	1,843,024	1,570,000	1,295,000
Offering costs	355,000	355,000	355,000
Contingency	559,280	559,280	559,280
Total Uses of Funds	$57,083,652	$55,619,266	$54,132,416

(1)
Assumes that $10,000,000, $15,000,000 or $20,000,000 will be raised in the offering.

(2)
If received, this grant will provide up to $300,000 for development costs and up to approximately $100,000 to establish a training program for employees.

    The following table is a breakdown of our estimated financing costs if we raise $10 million, $15 million and $20 million from the offering.

	$10 million	$15 million	$20 million
Financing and advisory fees	$1,409,656	$1,137,436	$858,880
Legal fees	265,000	265,000	265,000
Lending fees	$168,368	$167,564	$171,120

Total Estimated Financing Costs	$1,843,024	$1,570,000	$1,295,000

BUSINESS

    We are a Wisconsin limited liability company formed on May 11, 2000. Our objective is to raise capital to develop, construct, own, and operate a 40 million gallon per year dry mill ethanol plant and ethanol business in Monroe, Wisconsin. We are planning to build an ethanol plant that will have an annual capacity to process approximately 14.8 million bushels of corn into approximately 40 million gallons of ethanol. The ethanol plant is also expected to produce approximately 128,000 tons annually of animal feed known as distiller grains, which may be sold as Distillers Dried Grains with Solubles, Distillers Modified Wet Grains and Distillers Wet Grains. These are the principal by-products of the ethanol production process.

Description of Dry Mill Process

    Our ethanol plant will produce ethanol by processing corn. The corn will be received by rail and by semi-trailer truck, and will be weighed and stored in a receiving building. It will then be transported to a scalper to remove rocks and debris before it is conveyed to storage bins. Thereafter, the corn will be transported to a hammermill or grinder where it is ground into a mash and conveyed into a tank for processing. We will add water, heat and enzymes to break the ground corn into a fine liquid. This liquid will be heat sterilized and pumped to a tank where other enzymes are added to convert the starches into glucose sugars. Next, the liquid is pumped into fermenters, where yeast is added, to begin a forty-eight to fifty hour batch fermentation process. A distillation process will divide the alcohol from the corn mash. The alcohol which exits the distillation process is then partially dried. The resulting 200 proof alcohol is then pumped to farm shift tanks and blended with five percent gasoline as it is pumped into storage tanks.

    Corn mash from the distillation process is then pumped into one of several centrifuges. Water from the centrifuges is dried into a thick syrup. The solids that exit the centrifuge or evaporators is called wet cake and is conveyed to dryers. Corn mash is added to the wet cake as it enters the dryer, where moisture is removed. This process produces Distiller Grains, which can be used as animal feed.

Principal Products and Their Markets

    The principal products we will produce at our ethanol plant are ethanol and distiller grains.

Ethanol

    Ethanol is ethyl alcohol, a fuel component made primarily from corn and various other grains, and can be used as:

  •
  An octane enhancer in fuels;

  •
  An oxygenated fuel additive that can reduce carbon monoxide vehicle emissions; and

  •
  A non-petroleum-based gasoline extender.

Most ethanol is used in its primary form for blending with unleaded gasoline and other fuel products. The implementation of the Federal Clean Air act has made ethanol fuels an important domestic renewable fuel additive. Used as a fuel oxygenate, ethanol provides a means to reduce carbon monoxide vehicle emissions. The principal purchasers of ethanol are generally the wholesale gasoline marketer or blender. We expect that the principal markets for our ethanol will be petroleum terminals in the Wisconsin, Illinois and upper Midwest area.

Distiller Grains

    A principal by-product of the ethanol production process are distiller grains, a high protein, high-energy animal feed supplement primarily marketed to the dairy and beef industry. Dry mill ethanol processing creates three forms of distiller grains: Distillers Wet Grains, Distillers Modified Wet Grains, and Distillers Dried Grains with Solubles. Distillers Wet Grains is processed corn mash that contains approximately 70% moisture. It has a shelf life of approximately three days and can be sold only to farms within the immediate vicinity of an ethanol plant. Distillers Modified Wet Grains is similar except that it has been dried to approximately 50% moisture. It has a slightly longer shelf life of approximately three weeks and is often sold to nearby markets. Distillers Dried Grains with Solubles is corn mash that has been dried to 10% moisture. It has an almost indefinite shelf life and may be sold and shipped to any market regardless of its vicinity to an ethanol plant.

Ethanol Industry

    Ethanol has important applications, primarily as an octane enhancer and an oxygenate capable of reducing air pollution and improving automobile performance according to the Renewable Fuels Association, an organization of ethanol producers. The ethanol industry is heavily dependent, however, on several governmental economic incentives.

Federal Ethanol Supports

    Ethanol sales have been favorably affected by the Clean Air Act Amendments of 1990, particularly the Federal Oxygen Program which became effective November 1, 1992. The Federal Oxygen Program requires the sale of oxygenated motor fuels during the winter months in certain major metropolitan areas to reduce carbon monoxide pollution. Ethanol use has increased due to a second Clean Air Act program, the Reformulated Gasoline Program. This program became effective January 1, 1995, and requires the sale of reformulated gasoline in certain major urban areas to reduce pollutants, including those that contribute to ground level ozone, better known as smog.

    The use of ethanol as an oxygenate to blend with fuel to comply with federal mandates also has been aided by federal tax policy. The Energy Tax Act of 1978 exempted ethanol blended gasoline from the federal gas tax as a means of stimulating the development of a domestic ethanol industry and mitigating the country's dependence on foreign oil. As amended, the federal tax credit currently allows the market price of ethanol to compete with the price of domestic gasoline. Although the federal tax credit is not directly available to us, it allows us to sell our ethanol at prices that are competitive with other less expensive additives and gasoline. The credit for an ethanol blend is the equivalent of providing a per gallon "equalization" payment that allows blenders to pay more for ethanol than the wholesale price of gasoline and still retain the same profit margins. Under current legislation, the federal gasoline tax is $0.184 per gallon and the tax on gasoline blended with 10% ethanol is $0.13 per gallon, providing a $0.054 difference. Smaller credits are available for gasoline blended with 7.7 percent and 5.7 percent ethanol. The federal tax on a gallon of 10% ethanol blended gasoline will gradually increase to $.133 by 2005, dropping the difference to $.051 per gallon. By 2007, the federal tax credit for ethanol blended gasoline will expire, and it will be taxed at the standard federal gasoline tax rate.

State Incentive Payments

    In large part, the success of the project will be dependent upon the availability of the cash payment to ethanol producers from the State of Wisconsin under Wisconsin Statutes Section 20.115(3)(d) and 93.75. Under this recent Wisconsin producer payment program, the State of Wisconsin will pay certain ethanol producers $.20 per gallon for up to 15,000,000 gallons of ethanol produced in Wisconsin in each 12 month period. The payments will be prorated if the State of Wisconsin has insufficient funds to pay all eligible ethanol producers $.20 per gallon. A Wisconsin ethanol producer will be eligible for the payments if it has been producing ethanol in Wisconsin for fewer than 60 months, it produces more than 10,000,000 gallons of ethanol a year and it purchases the corn or other substances from which the ethanol is produced from local Wisconsin sources. The maximum subsidy available to an ethanol producer under this program is $3,000,000 annually. We are not eligible for the payment until we are producing ethanol. The subsidy is presently slated to expire in 2006. Consequently, depending upon when we complete construction, we may not be able to obtain the maximum subsidy, unless the program is extended. We also might be compelled to share the subsidy payments with other ethanol producers that also apply for the subsidy. If there are insufficient funds to pay all eligible ethanol producers, the state will divide the subsidy payments among the producers. If this occurs, it would reduce the amount of payments we could receive. The producer payments could also be eliminated or reduced by the Wisconsin legislature at any time.

Business Location; Proximity to Markets

    We plan to build our proposed ethanol plant in Monroe, Wisconsin, which is in Green County, in the southern central section of Wisconsin. We have entered into a development agreement with the City of Monroe, Wisconsin to purchase at least a 25-acre site for $1 to build the proposed ethanol plant. We selected the Monroe site because of its location to existing grain production, accessibility to road and rail transportation and its proximity to major population centers. It is also served by the Wisconsin Southern Railroad Company ("WSOR"), a short line rail operator. In addition, it is also in close proximity to major highways that connect to major population centers such as Madison and Milwaukee, Wisconsin and Chicago, Illinois.

Strategic Partners and Development Services Team

    We have entered into a non-binding letter of intent with Fagen, Inc., ICM, Inc, and U.S. Bancorp Piper Jaffray ("Piper Jaffray") in connection with the financing, design, construction and operation of the proposed ethanol plant. The letter of intent is not a contract, and it can be terminated by any of the parties without penalty or further obligation. No party has any obligation to enter into a binding definitive agreement. The letter of intent obligates the parties to engage in good faith negotiations to prepare definitive agreements covering the provisions described in the letter of intent.

Fagen

    Fagen has been involved in the construction of many ethanol plants. Fagen and Fagen Engineering, an affiliate of Fagen, are providing two services for the project. First, Fagen is acting as co-developer on the project and has funded the company with seed capital during the early stages of development. Second, Fagen will act as the general contractor on the project. Fagen has extensive experience in the area of heavy industrial projects, particularly agricultural based facilities. Fagen's expertise in integrating process and facility design into an operationally efficient facility is important. Fagen has been the principal contractor and has performed work on many ethanol projects throughout the United States.

ICM

    ICM is a full service engineering, manufacturing and merchandising firm based in Colwich, Kansas. Engineering operations consist of consulting, design by professional engineers, procurement and project management, as well as manufacturing engineering for dryers and ICM/Phoenix Bio-Methanator wastewater treatment product lines used in ethanol plants. ICM's merchandising operation currently procures and markets various grain products. ICM personnel have many years of experience in the ethanol industry and combined dry and wet mill operation and design. They have been involved in the research, design, construction, fabrication and operation of many ethanol plants.

    ICM also works closely with Phoenix Bio-Systems, which has experience with brewery and ethanol production. Phoenix Bio Systems designed a Bio-Methanator, a treatment system that removes waste produced in ethanol production before water is recycled into production. This design will be incorporated into our proposed ethanol plant, which will have no process water discharge during normal operation. When the Bio-Methanator malfunctions, we will continue to recycle water without treatment, which may cause slight production inefficiencies until the Methanator is restored to normal operation.

    We will pay Fagen and ICM up to $45 million in exchange for the following services:

  •
  Providing a preliminary design and construction schedule and a guaranteed maximum price for the design and construction of the ethanol plant;
  •
  Assisting us with site evaluation and selection;
  •
  Assisting us with procuring construction and operating permits;
  •
  Designing and building the ethanol plant; and
  •
  Providing us with management services on mutually agreeable terms not to exceed $150,000 annually.

U.S. Bancorp Piper Jaffray

    U.S. Bancorp Piper Jaffray is a subsidiary of U.S. Bancorp and provides various securities related services, such as investment banking to both existing and start-up businesses. Piper Jaffray has extensive experience in various types of transactions, such as initial public offerings and follow-on offerings, corporate debt underwriting and private placements.

    Piper Jaffray will provide us financing related services in the following areas:

  •
  Develop and implement a financing strategy to raise the funds we need;
  •
  Evaluate our financial options;
  •
  Assist us with credit and rating analysis, submissions, presentations and other related matters;
  •
  Assist and advise us on project structure to obtain guarantees for the design and construction of the ethanol plant;
  •
  Assist us with developing a pre-financial closing budget;
  •
  Prepare a development business plan for us; and
  •
  Assist us with negotiating essential contracts involving insurance, marketing and sales.

    For its services, we will pay Piper Jaffray the following fees:

  •
  A one-time non-refundable retainer of $50,000;
  •
  Advisory fees equal to 1% of all capital structured and raised;
  •
  Senior debt fundraising fee equal to 1% of all senior debt raised;
  •
  Subordinated debt fundraising fee equal to 4% of all subordinated debt raised;
  •
  Equity fundraising fee equal to 6% of all equity raised, if the equity was raised and placed by Piper Jaffray; and
  •
  Service fee equal to .10% of investment income or gains earned from such proceeds.

    We are not paying Piper Jaffray any fees in connection with this offering other than a $50,000 retainer and expense reimbursement. In addition, we must also reimburse Piper Jaffray, Fagen and ICM for all out-of-pocket expenses incurred in connection with the project. We will also be responsible for fees and expenses related to financing, such as printing and publication expenses, legal fees, ratings, credit enhancements, trustee or agent fees and any registration fees.

Construction of the Project; Proposed Design-build Contract

    Fagen has provided us a proposed Design-Build contract, which we have not executed, but is substantially complete and is expected to be executed at the closing of this offering. The proposed

Design-Build contract is not binding and is subject to modification and approval by lenders. Under the proposed Design-Build contract, Fagen will act as our general contractor and will design and construct the ethanol plant.

General Terms and Conditions

    We will pay Fagen up to a guaranteed maximum of $45 million to design and construct the ethanol plant. All drawings, specifications and other construction related documents belong to Fagen. We will be granted a limited license to use documents in connection with our occupancy of the ethanol plant. If the contract is terminated by us without cause or by Fagen for cause, such as failing to pay undisputed amounts when due, then we must pay Fagen a fee of up to $1,000,000 if we resume construction of the ethanol plant through our own employees or third parties.

    We will make payments to Fagen on a progress billing basis, based upon monthly applications for payment for all work performed as of the date of the application. We will retain 10% of the amount submitted in each payment application; but when at least 50% of the work has been completed, we will pay the full amount of each payment application. When the ethanol plant is substantially complete, we will pay Fagen all amounts we have retained. If we do not pay all undisputed amounts due within five days after the due date, we will be charged interest at a rate of 18% per year.

    If Fagen encounters "differing site conditions," then it will be entitled to an adjustment in the contract price and time of performance if such conditions adversely affect its costs and performance time. By "differing site conditions," we mean if there are any concealed physical conditions at the site that:

  •
  Materially differ from the conditions contemplated in the contract; or
  •
  Any unusual conditions which differ materially from the conditions ordinarily encountered in similar work.

    We expect that once the proposed Design-Build contract is executed, and we grade the site pursuant to Fagen and ICM's specifications, work on the ethanol plant will begin within five days after Fagen receives notice from us to proceed. Substantial completion of the ethanol plant is expected to occur no later than 385 calendar days after Fagen receives notice from us to proceed. By "substantial completion," we mean when the ethanol plant is sufficiently complete so that we can occupy and use the plant to produce ethanol.

    Fagen will also be responsible for:

  •
  Providing design services, such as architectural and engineering design services;
  •
  Performing all work in accordance with all legal requirements;
  •
  Obtaining all permits, approvals, licenses and fees related to the construction of the ethanol plant, except for environmental permits that we are responsible for;
  •
  Performing its responsibilities in a safe manner to prevent damage, injury or loss;
  •
  Providing a warranty that the work performed for us is new, of good quality, conforms to the contract and is free of defect in materials and workmanship;
  •
  Correcting defects in materials and workmanship for one year after substantial completion;
  •
  Obtaining insurance covering us for claims for worker's compensation, disability, damage or destruction of tangible personal property; and
  •
  Indemnifying, defending and holding us, our officers, directors, agents and employees harmless against any claims, losses, damages, liabilities, including attorney's fees and expenses, for any claims arising from Fagen's negligent acts or omissions.

    We are responsible for:

  •
  Liability insurance to protect us from claims which may arise from performance of our responsibilities;
  •
  Property insurance for the full insurable value of the ethanol plant;
  •
  Indemnifying, defending and holding Fagen, its officers, directors, agents and employees harmless against any claims, losses, damages, liabilities, including attorney's fees for any claims arising from our negligent acts or omissions;
  •
  Rough grading the construction site to the specifications of Fagen or ICM;
  •
  At least one access road of sufficient quality to withstand semi-truck traffic;
  •
  Air Pollution Construction and Operation permit;
  •
  Wisconsin Pollutant Discharge Elimination permit, a General permit, Storm Water Discharge permit and Storm Water Discharge for Industrial Activities Permit;
  •
  Continuous supply of natural gas of at least 1.5 billion cubic feet per year and supply meter and regulators to provide burner tip pressures as specified by ICM;
  •
  Continuous supply of electricity of 15,000 kVA, 12,400-volt electrical energy, a high voltage switch, a substation, if required, and meter as specified by the electric company;
  •
  Water supply of at least 100 gallons per minute from Monroe pursuant to Fagen's or ICM's specifications;
  •
  Waste water discharge if we cannot discharge our cooling water into a nearby creek;
  •
  Rail tracks, ties and ballast to the ethanol plant at grades specified by ICM; and
  •
  Providing Fagen or ICM sufficient time to integrate any potential carbon dioxide plant engineering with the detailed engineering on the ethanol plant.

    Fagen has the right to stop or postpone work and to reasonable adjustments to the time for completion of the ethanol plant if any of the following occurs:

  •
  We do not provide reasonable evidence indicating we have adequate funds to fulfill all of our contractual obligations, or do not pay amounts properly due under the progress payments;
  •
  Any acts, omissions, conditions, events or circumstances beyond its control, unless caused by Fagen;
  •
  The presence of any hazardous conditions at the construction site; or
  •
  Work on the ethanol plant has stopped for 60 consecutive days, or more than 90 days total, because of any order from us or a court or governmental authority, if such stoppage is not because of any act or omission of Fagen.

    We have the right to terminate the design-build contract for any reason; but if our termination is without cause, then we must provide Fagen with 10 days prior written notice. In addition, we must pay Fagen for:

  •
  All work completed and any proven loss, cost or expense incurred in connection with such work;
  •
  Reasonable costs and expenses attributable to the termination, including demobilization costs and amounts due to settle terminated contracts with subcontractors and consultants; and
  •
  Overhead and profit equal to 15% of the sum of the above payments.

Dispute Resolution

    In the event an adjustment or dispute arises, the party making a claim must provide written notice within a reasonable time, but no more than 21 days after the occurrence giving rise to the claim.

Disputes must first be resolved through mediation and then binding arbitration subject to the Construction Industry Arbitration Rules of the American Arbitration Association. The prevailing party in any arbitration proceeding is entitled to recover reasonable attorney's fees and expenses. Arbitration may not be as favorable to us as a court in Wisconsin might be.

Limitation of Consequential Damages; Early Completion Bonus

    Neither party is liable to the other for any consequential damages or losses such as loss of use, profits, business, reputation or financing. However, we will be entitled to liquidated damages of $10,000 per day in the event Fagen fails to substantially complete the ethanol plant within 45 days after the scheduled substantial completion date. We expect that the substantial completion date will be approximately 13-15 months after we close on this offering. This will be the date that the ethanol plant is fully operational and we are producing ethanol. If Fagen finishes the ethanol plant and it is fully operational within 45 days after the scheduled substantial completion date, then we must pay Fagen a performance bonus of $.185 per gallon of ethanol produced before the 45th day after the scheduled substantial completion date. At full capacity, this equates to approximately $20,000 per day, and could amount to a $1 million bonus if the ethanol plant is completed by the scheduled completion date, and we are producing ethanol at full capacity for 45 days thereafter.

Construction and Timetable for Completion of the Project

    Assuming the offering is successful, and we are able to complete the debt portion of our financing, we estimate that the project will be completed approximately 13-15 months after we close on this offering. This assumes that we will be able to close this offering in the spring of 2001. This schedule further assumes that site improvements, such as rough grading is complete and the site is ready for construction when we close the offering. This schedule also assumes that weather, interest rates and other factors beyond our control do not upset our timetable. Factors or events beyond our control could hamper our efforts to complete the project in a timely fashion.

ICM and Fagen Subcontract

    ICM and Fagen intend to share profits and losses derived from the design and construction of our proposed ethanol plant and will share responsibilities for its completion. ICM is responsible for:

  •
  All engineering work on the proposed ethanol plant;
  •
  Procuring major process equipment for the proposed ethanol plant;
  •
  Training our employees and starting up the ethanol plant; and
  •
  Providing on-going process and operations support to us.

    Fagen is responsible for:

  •
  Completing all construction work, including procuring labor and construction material;
  •
  Providing warranties that the work is free from defects;
  •
  Coordinating and submitting progress billing statements; and
  •
  Maintaining a development schedule.

Development Agreement with the City of Monroe

    We have entered into a development agreement with the City of Monroe for a site to construct our proposed ethanol plant and for site improvements. The agreement has certain contingencies, many of which have been satisfied, including:

  •
  Monroe completing its Phase I environmental study showing that no material environmental concerns exist;
  •
  Monroe obtaining title to the proposed site;

  •
  Monroe delivering a council resolution to us authorizing this agreement; and
  •
  Monroe successfully annexing the proposed site.

    The only remaining contingencies are:

  •
  Our obtaining financing of at least $7 million for improvements to the proposed site and close on this offering by June 1, 2001 or getting an extension; and
  •
  Monroe delivering us title to the property.

    In November 2000, Monroe completed its Phase I and Phase II Environmental Study. A Phase I Environmental Study is a review of the ownership history and usage of the property to determine if hazardous substances were used or stored on the property. This study revealed that on an adjacent property to the land that Monroe is selling to us, above-ground gas tanks were kept by a farmer. A Phase II Environmental Study was conducted by taking and analyzing soil and ground water samples. The studies revealed that the ground near the above-ground gas tanks was contaminated with gasoline in a limited area. Ground water under the above-ground gas tank was found to be contaminated with high levels of gasoline-related chemicals which exceeded state ground water quality standards. A site investigation, covering the area surrounding the above-ground gas tank, will be conducted in spring of 2001 to determine the extent of soil and ground water contamination. The Phase I and Phase II environmental study did not reveal any contamination on the property that we are purchasing from Monroe. The Department of Natural Resources has advised us that we are not responsible for the contamination because it is not on land that we are purchasing.

    Monroe began making site improvements in February 2001 but weather or public opposition could cause delays. We are aware that several individuals have voiced objections to our business to the Wisconsin Department of Natural Resources, and that a neighborhood coalition may be forming to contest the construction of the ethanol plant. The primary concerns these individuals have relate to noise, traffic and odor. Community opposition to the project could delay construction or cause Monroe to reconsider conveying us the land. We are currently not aware of any change in Monroe's position and intend to continue obtaining permits and building the ethanol plant. Assuming we raise $7 million on or before June 1, 2001, or by September 30, 2001 if we get an extension, Monroe will provide us with:

  •
  A site that is at least 25 acres;
  •
  A sanitary sewer lateral to the proposed ethanol plant sufficient to meet our sewage needs;
  •
  A water lateral to the proposed ethanol plant sufficient to meet our water requirements;
  •
  Up to 1,000 cubic yards of crushed rock delivered to the site;
  •
  A road connecting the proposed ethanol plant to an existing road; and
  •
  Rough grading the site and installing erosion control facilities as may be required to allow us to construct the proposed ethanol plant.

    In exchange, we agree to:

  •
  Construct a 40 million gallon per year dry mill ethanol plant on the proposed site that must be substantially complete by June 1, 2002 unless extended;
  •
  Construct one or more rail spurs connecting into an existing rail line;
  •
  Provide Monroe a warranty that on or before January 1, 2002 and for a period of ten years thereafter, the fair market value of the site, including improvements, will not be less that $10 million or pay a non-performance penalty not to exceed $280,000 per year; and
  •
  Repay up to $1.6 million in loans for site improvements through regular property tax assessments that, other than the fair market value warranty described above, are no higher than what would otherwise be assessed on the site after construction and operation if purchased from a third party.

    Up to $300,000 of improvements is contingent upon receipt of a grant from the Wisconsin Department of Commerce. At closing, we must deliver a mortgage to the City covering the site and improvements made to the site. The mortgage will be subordinate to the security interest of any lender providing primary financing for the construction of the proposed ethanol plant, but not to the interest of our members.

Procurements

Grain Delivery

    According to the Wisconsin Agricultural Statistical Service over 400 million bushels of corn are produced annually in Wisconsin. Of the total, the greatest percentage is produced in the southern portion of the state. According to the Wisconsin Agricultural Statistics Service, approximately 200 million bushels of corn is produced annually within a 100-mile radius of Monroe. Our proposed plant will be located in Monroe, Wisconsin, which is in Green County, approximately eight miles from the Illinois State border. We hope to obtain a portion of our corn supply from producers located within a 100-mile radius of Monroe. We hope to process approximately 15 million bushels of corn annually. Including Illinois, this amounts to approximately 3% of the corn produced within a 100-mile radius of Monroe. We are likely to purchase most of our corn from Wisconsin producers because corn purchased from residents in Wisconsin qualify for incentive payments to ethanol producers from the State of Wisconsin. We have no agreements, commitments or understandings with any corn producers in the area.

Grain Elevators

    We anticipate establishing ongoing business relationships with local grain elevators to acquire the grains we need. We have identified approximately 20 elevators as potential sources of grain in southern Wisconsin and discussions are in progress for future corn delivery. Although we anticipate procuring grains from these sources, we cannot guarantee that such grains can be procured on acceptable terms, or if at all.

Commodity Manager

    We intend to hire a commodities manager to ensure the consistent scheduling of grain deliveries and to establish and fill forward contracts through grain elevators. The commodities manager will coordinate grain deliveries between the railroad and the participating elevators, as well as negotiate price protection with hedging specialists.

Transportation and Delivery

    Grains will be delivered to the processing plant by trucks and rail. The Wisconsin and Southern Railroad Company provides rail service adjacent to the proposed site's property line. We are negotiating with the railroad to provide long-term rail service to us. We also are negotiating a long-term agreement for grain deliveries, but have not entered into any binding agreements. The railroad provides direct access for shippers via the Chicago, Illinois gateway, which connects with all major railroads via the Belt Railway of Chicago, Burlington Northern at Prairie Du Chien, Wisconsin, Union Pacific, Canadian Pacific and Wisconsin Central at various points on the system. In addition, access to barge facilities is also available at Prairie Du Chien, Wisconsin.

Hedging

    Due to rapid fluctuations in the price of corn, within six months prior to the ethanol plant beginning operation, we plan to engage First Capital Ag to help us develop a hedging strategy to minimize our commodity risk exposure.

Water

    Water supply is important to our ethanol business. We expect that water quality at the site will meet the needs of the facility without significant filtering or processing. To satisfy our water needs, we plan to drill one 350,000 gallon-per-day well at the site. We will need a permit for this well, but do no not expect to encounter any difficulty obtaining it. Based upon current production of currently existing wells of the City of Monroe, we believe there is sufficient ground water to support this well. In addition, we will also be connected to the City of Monroe's water supply in the event the water supplied by the well in not sufficient.

Natural Gas

    Ethanol production is an energy intensive process using significant amounts of electricity and natural gas. We have retained US Energy Services, Inc. to manage our energy needs. US Energy will also help us to negotiate and procure natural gas and electricity. Natural gas prices have historically fluctuated dramatically. The current price of natural gas has more than doubled in the past year. US Energy will provide price risk management services to us to manage natural gas prices in a manner that we hope will provide price stability. U.S. Energy currently provides similar services to many companies through numerous professionals operating a commodity trading operation specializing in such services.

    Approximately 6.5 miles of distribution pipelines will be required to access a sufficient supply of natural gas. We anticipate that natural gas will be procured from various suppliers on the open market. The pipeline may be constructed, owned and operated by us or by a third party. Although we would prefer to contract with a third party for distribution services, we will construct and operate the pipeline if that option produces the best economic result. The pipeline will be connected into a "long-haul" transportation pipeline to transport natural gas from various production areas (Gulf of Mexico, Canada, Midcontinent, etc.). With the advice and assistance of US Energy, we are currently in negotiations with several parties regarding the supply and transportation of natural gas to the proposed ethanol plant.

    We anticipate purchasing firm service natural gas in the supply basin associated with the interstate transportation path serving the plant. Supplies will be purchased from reliable, experienced natural gas producers to insure maximum reliability. Natural gas supplies must be procured and delivered on a daily basis in an amount equal to anticipated daily plant usage. Transporters must be notified each day regarding the plant's expected usage and the physical supply source. To the extent that actual plant usage is greater than or less than expected usage (which it usually is) the imbalance must be managed. U.S. Energy will provide us with these kinds of management services as well as monitor gas delivery, timely pay invoices, and review and reconcile the final invoices.

Electricity

    We expect to purchase electricity from Alliant Energy Company, the local utility who holds the service franchise for the plant's location. We are currently negotiating with Alliant regarding the specific type and nature of service to be provided. We have not entered into any agreement with Alliant regarding electrical service, but anticipate doing so before we begin construction of the ethanol plant. Once the service agreements are executed and the plant begins operating, U.S. Energy will ensure that contract provisions are followed and will continually evaluate alternative service arrangements and conservation opportunities.

Sales and Marketing

    We intend to sell and market ethanol and distiller grains through normal and established markets. We hope to sell all of the ethanol produced to one ethanol distributor. We are currently negotiating with one distributor to purchase all of the ethanol we produce, but have not entered into any binding agreements. We are negotiating with ICM Marketing, an experienced ethanol-marketing firm, to market and sell our distiller grains. Our agreement with ICM Marketing will not be an output contract. ICM Marketing will have the right to buy the grains that it is able to sell. If ICM Marketing does not buy all of our grains, we could be left with surplus grains that we might not be able to sell. We do not plan to hire or establish a sales organization to market any of the products we produce. Consequently, we will be extremely dependent upon the entities we plan to engage to purchase or market our products.

    We hope that a substantial portion of our distiller grains will be sold to farms in close proximity to the proposed ethanol plant. Our business is expected to enjoy a significant competitive freight advantage in the distiller grains market since sufficient dairy animals exist within the plant's service area to consume the majority of the distiller grains we produce. With our Wisconsin base and close proximity to Minnesota and Illinois, we are situated within one of the larger dairy production regions in the United States.

Competition

    We expect to be in direct competition with other ethanol producers, many of whom have greater resources than we do. We also expect that additional ethanol producers will enter the market as the demand for ethanol increases.

Ethanol Producers

    The largest ethanol producers include Archer Daniels Midland, Cargill, Minnesota Corn Processors, Midwest Grain, Williams Energy Service, New Energy Corporation and High Plains Corporation, all of which are capable of producing many times the amount of ethanol we expect to produce. In addition, we are aware of several regional entities recently formed, or are forming, of a similar size and with similar resources to ours. For example, we believe that in Elba, Wisconsin, near Madison, Venture Bio-Fuels, Inc. has recently started a 40-million gallon ethanol project. This plant is approximately 60 miles from our site. Fagen and ICM are also serving as general and prime subcontractor on this project as well. Adkins Energy has announced plans to build an ethanol plant in Lena, Illinois, which is approximately 20 miles away. The Adkins plant is expected to annually convert 11.5 million bushels of corn into 30 million gallons of ethanol. Plans for a 15 million-gallon per year, $27 million ethanol plant in Chippewa Falls, Wisconsin has also been announced. We are also aware of potential projects in La Crosse and in Western Wisconsin. A brewery in LaCrosse considered investing $10 million to add ethanol production to its brewery. We are also aware that there are two ethanol projects being established in Stanley, Wisconsin and Emerald, Wisconsin. Both of these projects have submitted applications to the Wisconsin Department of Natural Resources for Air Pollution Construction Permits. The DNR is reviewing both applications, but we do not know if or when they will be approved. Wisconsin projects that rely on corn could compete with us in the market for corn and other raw materials, and compete with us in selling ethanol and animal feed products. Significantly, the Wisconsin producer payment of 20¢ per gallon up to $3 million annually is to be allocated pro rata to all eligible producers. If other Wisconsin ethanol plants became eligible for the producer payment, it could reduce the amount of payments we receive.

    Plans to construct new plants or to expand existing plants have been announced which would increase the ethanol production capacity of our competitors. We are unable to determine the number and production capacity of plants that ultimately may be constructed, the timing of such construction or the effect of resulting production upon the demand or price for our ethanol. We expect to compete with other ethanol producers based on price and, to a lesser extent, delivery service. The ethanol industry has grown to more than 50 production facilities in the United States. It is estimated that these facilities could produce approximately 2 billion gallons of ethanol per year.

    The following table lists some major ethanol producers in the United States.

U.S. PRODUCTION CAPACITY
million gallons per year (mmgy)

COMPANY	LOCATION		FEED STOCK	mmgy
Adkins Energy	Lena	IL	Corn	30
A.E. Staley	Loudon	TN	Corn	45
AGP	Hastings	NE	Corn	52
Agri-Energy, LLC	Luverne	MN	Corn	17
Alchem	Grafton	ND	Corn	10.5
Al-Corn Clean Fuel	Claremont	MN	Corn	17
Archer Daniels Midland	Decatur Peoria Cedar Rapids Clinton Wallhalla	IL IL IA IA ND	Corn Corn Corn Corn Corn/barley	797
BC International	Jennings	LA	Bagasse/rice hulls	20
Broin Companies	Scotland	SD	Corn	7
Cargill, Inc.	Blair Eddyville	NE IA	Corn Corn	100
Central Minnesota	Little Falls	MN	Corn	18
Chief Ethanol	Hastings	NE	Corn	62
Chippewa Valley Ethanol Co.	Benson	MN	Corn	20
Corn Plus	Winnebago	MN	Corn	20
DENCO, LLC	Morris	MN	Corn	15
ESE Alcohol	Leoti	KS	Seed corn	1.1
Ethanol2000, LLP	Bingham Lake	MN	Corn	28
Exol, Inc.	Albert Lea	MN	Corn	17
Georgia-Pacific Corp.	Bellingham	WA	Paper waste	7
Golden Cheese	Corona	CA	Cheese whey	5
Golden Triangle Energy Cooperative	Craig	MO	Corn	15
Gopher State Ethanol	St. Paul	MN	Corn	15
Grain Processing Corp.	Muscatine	IA	Corn	10
Heartland Corn Products	Winthrop	MN	Corn	35
Heartland Grain Fuels, LP	Aberdeen Huron	SD SD	Corn Corn	8 14
High Plains Corp.	York Colwich Portales	NE KS NM	Corn/milo	70
J.R. Simplot	Caldwell Burley	ID ID	Potato waste	6
Kraft, Inc.	Melrose	MN	Cheese whey	2.6
Lake Area Corn Processors	Wentworth	SD	Corn	15
Manildra Ethanol	Hamburg	IA	Corn/milo/wheat starch	7
Merrick/Coors	Golden	CO	Waste beer	1.5
Midwest Grain	Pekin Atchison	IL KS	Corn/wheat starch	78
Minnesota Corn Processors	Columbus Marshall	NE MN	Corn Corn	110
Minnesota Energy	Buffalo Lake	MN	Corn	12
Nebraska Energy	Aurora	NE	Corn	30
New Energy Corp.	South Bend	IN	Corn	85
Northeast MO Grain Processors	Macon	MO	Corn	15
Pabst Brewing	Olympia	WA	Brewery waste	0.7
Parallel Products	Louisville Bartow R. Cucamonga	KY FL CA	Beverage waste	12
Permeate Refining	Hopkinton	IA	Sugars & Starches	1.5
Plover Ethanol	Plover	WI	Seed corn	4
Pro-Corn	Preston	MN	Corn	18
Reeve Agri-Energy	Garden City	KS	Corn/milo	10
Spring Green Ethanol	Spring Green	WI	Cheese whey	.7
Sunrise Energy	Blairstown	IA	Corn	7
Sutherland Associates	Sutherland	NE	Corn	15
Tri County Corn Processors	Rosholt	SD	Corn	15
Williams Bio-Energy	Pekin	IL	Corn	100
Wyoming Ethanol	Torrington	WY	Corn	5
Total Capacity				2,006.60

Source: BBI International, January 2001.

Alternative Fuel Additives

    We also expect to compete with producers of MTBE, a petrochemical derived from methanol which costs less to produce than ethanol. MTBE is a commonly used oxygenate used in fuels for compliance with Federal Clean Air Act mandates, and is a major competitor of ethanol. Many major oil companies produce MTBE, and strongly support its use because it is petroleum based. These companies have significant resources to market MTBE and to influence legislation and public perception of MTBE. These companies also have sufficient resources to begin production of ethanol should they choose to do so.

    Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development by ethanol and oil companies with far greater resources than we have. New products or methods of ethanol production developed by larger and better financed competitors could provide them competitive advantages over us and harm our business.

Employees

    As of April 13, 2001, we had two employees, our two officers. Six months prior to completion of the plant, we plan to hire 5-10 employees. Upon completion of the ethanol plant, we expect to retain approximately 32 employees, including 27 in ethanol production operations, and 5 in general management and administration. We will not maintain a sales and marketing force.

Description of Property

    We have no property presently. We have an agreement with Monroe to provide us with an approximately 25-acre undeveloped site, along with site improvements, such as rough grading, crushed rocks and sewer and water laterals. This will be our principal property and site of our ethanol facility, which will include various buildings when fully constructed and operational. We have not received this property and Monroe's obligation to provide us the property is subject to closing on this offering. We anticipate that all of our property will be subject to various mortgage and debt restrictions and covenants.

Legal Proceedings

    We are not currently a party to any material legal proceedings.

Regulatory Permits

    We have engaged RMT Inc., an environmental consulting firm in Brookfield, Wisconsin to coordinate and assist us with obtaining an Air Pollution Construction and Operation Permit, a Storm Water Discharge Permit and Storm Water Pollution Prevention Plan and advise us on environmental compliance generally. We will need to also obtain various other environmental, construction and operating permits, as discussed below. Pursuant to the proposed Design-Build contract, Fagen and ICM are responsible for construction permits and registrations.

    The Department of Natural Resources has prepared an environmental assessment on the construction of the ethanol plant, which was made available to the public for comment on February 19, 2001. The environmental assessment is a public report that reviews and analyzes the environmental impact that the ethanol plant may have on the surrounding area. We are aware that several individuals have voiced objections to our business to the Wisconsin Department of Natural Resources, and that a neighborhood coalition may be forming to contest the construction of the ethanol plant. Community opposition may delay the permitting process and our construction schedule. Continued public objection and complaints may also subject us to greater regulatory scrutiny, claims and costly compliance expenditures.

Air Pollution Construction and Operation Permit

    Our preliminary estimates indicate this facility will be considered a Wisconsin synthetic minor source of regulated air pollutants. The types of regulated pollutants that may be found at our plant include, particulate matter, carbon monoxide, oxides of nitrogen, volatile organic compounds and sulfur dioxide. To emit these agents we need an Air Pollution Construction Permit and an Air Pollution Operation Permit. We received the Air Pollution Construction Permit on March 22, 2001, which will allow us to commence construction in the spring of 2001, assuming we successfully complete the offering and secure our debt financing. The permit is valid for a period of 28 months from the date of grant. If we cannot complete construction within 28 months, we will need to apply for an extension. We do not anticipate any difficulties obtaining an extension if one is needed.

    Once the proposed ethanol plant is completed, we must conduct emission testing and apply for an Air Pollution Operation Permit that will allow us to operate our business. We anticipate submitting an application for this permit approximately four months before the Air Pollution Construction Permit expires. We need this permit to operate the ethanol plant after the Air Pollution Construction Permit expires. If granted, we expect the permit will be valid for five years.

Wisconsin Pollutant Discharge Elimination Permits

    General Permit.  We expect that we will use approximately 66,500 gallons of water per day to cool our closed circuit systems in the proposed ethanol plant. We plan to apply for a Wisconsin Pollutant Discharge Elimination System general permit from the Department of Natural Resources to discharge the water into a nearby creek. We must apply for this permit at least 180 days prior to any discharge. This permit is subject to a 30-day public notice period. We have not applied for this permit, but plan to do so before we begin operations. If we are not granted this permit, then we will use Monroe's waste water disposal system, for which we must get approval from Monroe and will be charged a fee.

    Storm Water Discharge Permit and Storm Water Pollution Prevention Plan.  Before we can begin construction, we must obtain a Storm Water Discharge Permit from the Department of Natural Resources. This permit is granted after a review of various pollution measures the construction team will have on the site. In connection with this permit, we submitted a Storm Water Pollution Prevention Plan that outlines various measures we plan to implement to prevent storm water pollution. Monroe received this permit on January 26, 2001. On January 29, 2001, it also received a Navigable Waterways Permit for grading work along a nearby creek. These permits allow commencement of site preparation work, but we cannot begin work on the ethanol plant until we obtain all necessary construction and environmental permits.

    Storm Water Discharge for Industrial Activities Permit.  Before we can begin operating, we must obtain a Storm Water Discharge for Industrial Activities Permit from the Department of Natural Resources. This permit must be procured at least 180 days prior to any discharge. In addition, we must also prepare a Storm Water Pollution Prevention Plan outlining measures we plan to implement to prevent storm water pollution during operation.

High Capacity Well Permit

    We plan to drill a 350,000-gallon per day well near the ethanol plant. The Department of Natural Resources considers this a high capacity well, and we must obtain a High Capacity Well Permit before we can begin digging the well. To get this permit, we must apply to the Department of Natural Resources, which will determine if the location of the well will support a sufficient water supply, and whether it is safe from any soil or ground water contamination. We are currently working with the Department of Natural Resources regarding the placement of the well, and will apply for this permit before we begin digging.

Spill Prevention, Control and Countermeasures Plan

    Before we can begin operations, we must prepare a spill prevention, control and countermeasures plan. The plan will outline our spill prevention measures for oil products such as ethanol. The plan must be reviewed and certified by a professional engineer. The plan must be completed within 90 days of the commencement of operations.

Risk Management Program

    We are currently in the process of determining whether anhydrous ammonia or aqua ammonia will be used in our production process. If we use anhydrous ammonia, we will need to develop a risk management program to address handling and use of the ammonia and gases emitted from such use. We must establish a prevention program to prevent spills or leaks of ammonia, and an emergency response program in the event of spills, leaks, explosions or other events that may lead to the release of ammonia into the surrounding area. We will need to conduct a hazard assessment and prepare models to assess the impact of an ammonia release into the surrounding area. The program must be presented at one or more public meetings. However, if we use aqua ammonia, no risk management program is needed.

EPA; Nuisance

    Even if we receive all Wisconsin environmental permits for construction and operation of the ethanol plant, we may be subject to the regulations on emissions of the Environmental Protection Agency. Current EPA rules do not require us to obtain any permits or approvals in connection with construction and operation of our business, but Wisconsin or EPA rules can and do change, which could result in greater regulatory burdens on us. Our ethanol production will require us to emit a significant amount of carbon dioxide into the air. Current Wisconsin law regulating emissions does not restrict or prevent us from emitting carbon dioxide gas into the air, but this could change in the future. We could also be subject to environmental or nuisance claims from adjacent property owners or residents in the area arising from foul smells or other air or water discharges from the plant. We are aware of recent nuisance claims that have been brought against an ethanol business in Saint Paul, Minnesota. We believe that among the objectives of this litigation are to force the ethanol manufacturer to upgrade the facility's emissions control system and possibly pay damages to nearby residents. We are also aware of neighborhood opposition to our facility. This opposition could result in claims for nuisance which could lead to increased compliance costs and monetary damages.

MANAGEMENT

Directors, Executive Officers and Key Employees

Name	Age	Position
Gary L. Kramer	52	Chief Executive Officer, President and Director
John L. Malchine	64	Vice President, Chief Financial Officer, Secretary and Director
Jeff Roskam	43	Director
Daryl Gillund	42	Director

Gary L. Kramer, D.V.M., Chief Executive Officer and Director

    Dr. Kramer has served on our board of directors since May 2000. From 1973 to 2001, Dr. Kramer was a veterinarian, and recently retired as president and senior partner at Chapin, Sutter, Chapin, Ltd., of Lena, Illinois, a veterinary service corporation employing eight veterinarians. He received a doctorate in Veterinary Medicine from Iowa State University in 1973. Prior to co-founding Badger State Ethanol, Dr. Kramer served as President of the Adkins Energy Cooperative from December 1998 to April 2000. Adkins Energy Cooperative was formed in May 1996 to build a 30 million gallon dry mill ethanol plant in Lena, Illinois. The Adkins site is approximately 20 miles from our Monroe site. Dr. Kramer invested in this farmers cooperative in 1997. He was appointed to fill a vacancy on the board of directors in August 1997. In November 1998, he was elected to the board by the members to serve a three year term. He was elected president of the board in December 1998 and re-elected in March 2000. Dr. Kramer resigned from the Adkins board in April 2000, and the cooperative redeemed his investment, without interest. At the time of his resignation, the proposed Adkins ethanol project had not been constructed, although the cooperative was continuing its efforts and negotiations to secure necessary commitments and contracts to complete the project. Dr. Kramer received no compensation from Adkins for his service other than reimbursement of out-of-pocket expenses of approximately $4,600. Dr. Kramer has also served as a member of a number of professional organizations, and has served on other profit and non-profit boards, including the American Veterinary Medical Association, American Association of Bovine Practitioners, Illinois Veterinary Medical Association, Northern Illinois Veterinary Medical Association and the Lena Park District Board. Dr. Kramer recently retired as a full-time veterinarian, and is devoting 100% of his time to our operations.

John L. Malchine, Vice President, Chief Financial Officer, Secretary and Director

    Mr. Malchine has served on our board of directors since May 2000. From 1989 to March 2001, he served as president and co-owner of Norway Associates, Inc., a private real estate company that develops real estate projects for clinics. Norway Associates is currently inactive. From 1954 to 1994, Mr. Malchine was a self-employed farmer. From 1995 to the present, Mr. Malchine has been the chairman of the Wisconsin Agriculture, Trade and Consumer Protection Board. From 1997 to the present, he has also been a member of the Board of the Wisconsin Tax Commission, which regulates agricultural assessments in Wisconsin. From 1983 to the present, he has been a member of the board of directors of a unit of M & I Bank, in Burlington, Wisconsin, and is currently chairman of the loan committee. Mr. Malchine is also on the Board of Governors of the Southern Region of the Aurora Health Care System, which owns three hospitals and 21 clinics in southern Wisconsin. Mr. Malchine was elected to the board of Adkins Energy in February 2000. He resigned in April 2000 from Adkins, and the cooperative redeemed his investment without interest. Mr. Malchine is devoting 100% of his time to our operations.

Daryl Gillund, Director

    Mr. Gillund has served on our board of directors since May 2000. He is a principal shareholder of Fagen, Inc. and has served as its president since 1988. Mr. Gillund is a graduate of Southwest State University in Marshall, Minnesota, where he received a B.S. degree in accounting. Prior to joining Fagen, Inc., Mr. Gillund worked as an office manager at a predecessor firm for two years. Mr. Gillund currently serves on the board of directors of several ethanol producers, Agri-Energy, LLC in Luverne, Minnesota, Denco, LLC in Morris, Minnesota, Golden Triangle Energy, LLC in Craig, Missouri, an ethanol plant that is under construction and scheduled to come online in February 2001, and Cascade Grain Products, LLC in Clatskanie, Oregon, an ethanol plant that is in the final stages of development. Mr. Gillund is devoting 10% of his time to our operations.

Jeff Roskam, Director

    Mr. Roskam has served on our board of directors since May 2000. He has served as Senior Vice President of ICM, Inc. since March 1997. Prior to joining ICM, he served as operations manager from October 1996 to February 1997 for Renewable Oxygenates, Inc., which produced ethanol from whey and potato paste. From March 1994 to October 1996, he worked as an engineer at Broin & Associates, Inc. where he served as Project Manager on the development and management of several ethanol plants. Prior to joining Broin & Associates, Inc. he served as Reverse Osmosis Production Manager for EBCO, Inc., an Ohio drinking water equipment manufacturer, and as Vice President of Operations for Pure-Best Water, Inc., a California beverage company. Prior to that, Mr. Roskam served as assistant manager for Household Finance Corporation. Mr. Roskam has a B.A. degree in Finance from Iowa State University. He is devoting 25% of his time to our operations.

Other Management Personnel

    Daryl Gillund is our general contractor's representative, and Jeff Roskam is our primary subcontractor and engineer's representative on our board. These two individuals are providing important construction and engineering services to us through Fagen and ICM. Neither of the two individuals are receiving compensation from us other than reimbursement of their expenses. ICM and Fagen will receive significant fees if the offering is completed and the plant is constructed.

Committees of the Board of Directors

    We have not established an audit committee or compensation committee. These functions will be handled by the entire board of directors. Our operating agreement permits the board to establish committees having the authority of the board of directors. A committee may consist of one or more persons that need not be directors.

Compensation of Directors

    We have not established any compensation policies for our directors. We reimburse our director's expenses relating to their service to us.

Limitations of Directors' and Members' Liability and Indemnification

    Our operating agreement provides that no director is liable to us or our members for monetary damages for breaches of fiduciary duty unless they involve receipt of an improper financial benefit, a willful failure to deal fairly with us on matters that the director has material conflict of interest, a knowing violation of law, or fraud, bad faith, willful misconduct or gross negligence. This could limit our and our members' ability to bring an action against a director for monetary damages arising out of a breach of that director's fiduciary duties. This provision does not limit a director's liability for participating in unlawful payments or distributions or redemptions, or for violations of state or federal securities laws.

    Under Wisconsin law and our operating agreement, no member or director will be liable for any of our debts, obligations or liabilities merely because he or she is a member or director. In addition, Wisconsin law and our operating agreement contain an extensive indemnification provision which requires us to indemnify any officer or director who was or is a party, or who is threatened to be made a party to any current or potential legal action because he or she is our director, officer, employee or agent. We must also indemnify these individuals if they were serving another entity at our request. We must also indemnify against expenses, including attorneys' fees, judgments, fines and any amounts paid in any settlement which was actually and reasonably incurred by these individuals in connection with any legal proceedings. We will not indemnify our officers or directors for failing to deal fairly with us on matters in which he or she has a material conflict of interest, for violating criminal law unless there was reasonable cause to believe his or her action was lawful or no reasonable cause to believe it was unlawful, for deriving an improper personal profit, for wilfull misconduct or for improper use of our property. With regard to liability arising under the Securities Act of 1933, the Securities and Exchange Commission advises that indemnification for liabilities arising under the federal securities laws is against public policy and is unenforceable.

EXECUTIVE COMPENSATION

    Gary Kramer is serving as our chief executive officer and is currently paid $36,000 per year under an oral contract to provide managerial services to us. We pay Dr. Kramer $3,000 per month until we complete construction of the ethanol plant. As of December 31, 2000, we paid Dr. Kramer a total of $12,000 and recorded accrued payables of $9,000 for his services. John Malchine is serving as our interim vice president and chief financial officer and has not received any compensation from us. We reimburse our officers for expenses incurred relating to services rendered on our behalf. We intend to recruit and hire permanent employees who will be compensated on a regular basis pursuant to agreed upon salaries. We have not and do not expect to establish any option or other types of equity incentive plans for employees. We expect to offer typical health and other employee benefits.

    The following table shows the compensation that we pay Dr. Kramer, our co-founder, and chief executive officer for services that he renders to us.

Summary Compensation Table

				Long Term Compensation
		Annual Compensation
				Securities Underlying Options (# Shares)
	Fiscal Year
Name and Principal Position		Salary	Bonus
Gary Kramer Chairman of the Board Chief Executive Officer	2000	$36,000	$0	0

Employment Agreements

    Other than the informal agreement with Dr. Kramer described above, we have no employment agreements with any officer or director. We may in the future enter into employment agreements with our officers or other employees that we may hire.

Reimbursement of Expenses

    Other than the informal agreement with Dr. Kramer, we do not pay our officers and directors any fees or salaries for their services to us. We reimburse our officers for expenses incurred in connection with their service to us. Our reimbursement policy is to reimburse our officers for out-of-pocket expenses. Since our inception in May 2000, we have reimbursed our officers and directors a total of $2,500. We estimate that our officers and directors will incur approximately $10,000 in out-of-pocket expenses in the next 12 months. This is only an estimate and our officers and directors expenses could be substantially higher than we anticipate.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    Since our inception, we have engaged in several transactions with related parties. We currently do not have outside directors or unaffiliated members to evaluate related party transactions. Management believes that these transactions were as favorable as those that could have been obtained in an arms-length transaction.

Fagen and ICM

    On July 24, 2000, we entered into a letter of intent with Fagen, ICM and Piper Jaffray in which these parties would provide services to us in connection with our plan to build an ethanol plant. Under the terms of the letter of intent, Fagen and ICM agree to enter into definitive agreements to provide design and construction related services to us not to exceed $45 million. The letter of intent does not constitute a binding agreement, but the parties are obligated to enter into good faith negotiations to prepare definitive agreements. Prior to negotiating definitive agreements, any party could withdraw from the terms of the letter of intent.

    Under the letter of intent, Fagen and ICM agree to provide services to us in the following areas:

  •
  Providing a preliminary schedule and guaranteed maximum price and design-build contract for the design and construction of the proposed ethanol plant;

  •
  Assist in the process of site evaluation and selection;

  •
  Assist in all phases of the permitting process including taking a lead role in obtaining all required permits for the construction and operation of the proposed ethanol plant;

  •
  Design and build the proposed ethanol plant in accordance with a design-build contract, based upon the Design-Build Institute of America form contract; and

  •
  Provide management services on mutually agreeable terms, including management fees not to exceed $150,000 annually.

For a detailed discussion of Fagen and ICM's responsibilities, please see "Business—Construction of the Project; Proposed Design-Build Contract."

    Fagen has agreed to purchase 150 Class A units in this offering. ICM will purchase up to 150 Class A units if we are not able to sell at least 10,000 units to meet the minimum required in this offering. Fagen and ICM's purchase of the units are for investment purposes, and will be subject to the same terms and conditions, including restrictions on transfer, as all other investors in this offering.

John Malchine, the Wisconsin Agriculture, Trade and Consumer Protection Board and the Board of the Wisconsin Tax Commission

    Mr. Malchine is the chairman of the Wisconsin Agriculture, Trade and Consumer Protection Board and is a member of the Board of the Wisconsin Tax Commission. We will seek ethanol producer payments from the Agriculture, Trade and Consumer Protection Board that could provide up to

$3 million to us annually. Both boards are aware of Mr. Malchine's involvement with us. He does not participate when these agencies consider or take action regarding Badger State Ethanol.

Start-up Capital

    We were capitalized with limited cash investments from Dr. Gary Kramer and Mr. John Malchine, our founders. Dr. Kramer and Mr. Malchine each contributed $10,000 to us in exchange for 500 Class C units. Dr. Kramer and Mr. Malchine paid $20 per unit.

Managerial Services Agreement

    We are currently compensating Gary Kramer, our chief executive officer, $36,000 per year pursuant to an oral agreement for managerial services.

Sale of Units

    In September 2000, we sold 20 Class B units to Gary Kramer, and 300 Class B units to Kevin Malchine and 200 units to Michael Malchine, John Malchine's adult sons, for a total of $260,000 or $500 per unit. On the same day, we sold 28 Class B units to Daryl Gillund, 12 Class B units to Randy Shelsta and 60 Class B units to Roland Fagen, who are all affiliates of Fagen, for $50,000 or $500 per unit. We also sold 100 Class B units to ICM on the same day for aggregate consideration of $50,000 or $500 per unit.

Conflicts of Interest

    Conflicts of interest exist and may arise in the future as a result of the relationships between and among our members, officers, directors and their affiliates. Although our officers and directors have fiduciary duties to us, certain of our directors also owe fiduciary duties and other obligations to entities with whom we compete or do business with. Whenever conflicts arise between us and an officer or director or an entity with whom that officer or director is affiliated, the board as a whole will seek to resolve the conflict. A director will not participate when the board considers a transaction where he or she has a conflict of interest. We do not have a committee of independent directors or members or an otherwise disinterested body to consider transactions or arrangements that result from, or are fraught with conflicts of interest. Some conflict situations including, disputes that may arise between us and Fagen or ICM as a result of the construction of the proposed ethanol plant are expected to be resolved through binding arbitration according to construction industry rules.

    Conflicts of interest could arise in the situations described below, among others:

  •
  We are dependent on Fagen and ICM to build and design our proposed ethanol plant and doubt that we could complete our business plan without their assistance. Presently, we have no definitive agreement with Fagen or ICM. We are negotiating with their representatives. Mr. Gillund and Mr. Roskam abstain from board action regarding arrangements involving Fagen and ICM. We will need Fagen and ICM's assistance in commencing start-up operations and training personnel we hire. If a dispute develops between us and Fagen or ICM before definitive agreements are executed, either of these parties could walk away from our business without penalty or legal obligation to us.

  •
  We are negotiating an animal feed purchase agreement with ICM Marketing, an affiliate of ICM. We will be dependent on ICM Marketing to purchase animal feed products that we produce. Mr. Roskam does not participate when we consider arrangements with ICM Marketing. We do not have a binding definitive agreement with ICM Marketing, and until an agreement is executed, ICM Marketing can withdraw without penalty or further obligation.

  •
  We will engage in transactions with affiliates of our directors. Members will have no right to individually enforce the obligations of our directors or their affiliates in our favor.

  •
  Our directors' decisions regarding various matters, including expenditures that we make for our business, reserves for accrued expenses, including officers salaries and reimbursement of director's expenses, loan covenants, capital improvements and contingencies that will effect the amount of cash available for distribution to members. We have representatives of Fagen and ICM on the board and engage in transactions with ICM and Fagen. Our expenditures, reserves and the amount of cash available for distribution may be affected by these transactions and our relationship to Fagen and ICM.

  •
  We will reimburse our directors for out-of-pocket expenses relating to our business. We do not have a reimbursement policy or guideline for determining what expenses will be reimbursed. We will review and reimburse all reasonable expenses that directors submit to us.

  •
  We have retained counsel that has assisted us in various aspects of our formation and development. We have not retained separate counsel on behalf of unit holders.

  •
  Fagen and ICM, and Mr. Roskam and Mr. Gillund, are involved in various ethanol construction and development projects throughout the United States and in Wisconsin. These projects will compete with our project for financing, corn and other raw material supplies, and the sale of ethanol and animal feed. Our operating agreement does not prevent our directors from being involved in activities that compete with us.

  •
  John Malchine's role on the Wisconsin Agriculture, Trade and Consumer Protection Board, and the Wisconsin Tax Commission.

  •
  Our directors or their affiliates may loan money to us for which we may pay interest up to a rate of prime plus 4%.

Fiduciary Responsibilities

    Our directors will be accountable to our members and us as fiduciaries. Neither Wisconsin Statutes nor case law defines with particularity the fiduciary duties owed by directors or managers to members of a limited liability company. Wisconsin law allows us to limit or expand the fiduciary duties directors owe to a limited liability company and its members. The following is a summary of our directors' fiduciary duties under our operating agreement as compared to Wisconsin law.

	Operating Agreement	Wisconsin Law
Fiduciary Standards
Our directors must:
• Deal fairly with us regarding matters in which he or she has a material conflict of interest. Transactions with directors and unit holders are permitted only if the terms of the transaction are no less favorable to us than if it was with an independent third party;
• Not engage in any activity which violates applicable law;
• Not derive an improper financial benefit from us; and
• Not engage in willful misconduct, fraud, bad faith or gross negligence.
Our operating agreement also requires our directors to:
• Protect the limited liability of our unit holders;
• Pursue our purpose and manage our operations in accordance with our operating agreement;
• Discharge their duties in good faith and in our best interest; and
• Exercise the same care that an ordinary prudent person in a like position would exercise under similar circumstances.
Unless the operating agreement provides otherwise, managers of a limited liability company may not:
• Willfully fail to deal fairly with the limited liability company or its members in connection with a matter in which the member or manager has a material conflict of interest;
• Violate criminal law, unless he or she had reasonable cause to believe that his or her conduct was not unlawful;
• Derive an improper personal profit; and
• Engage in willful misconduct.

Taking Improper Personal Profits
Although our directors may engage in activities that compete with our business, they may not derive an improper financial benefit from us. Our directors must account and hold as trustee any improper personal profit derived in a transaction relating to our organization, conduct or winding up, unless consent of a majority of our disinterested directors is first obtained.

With regard to use of our property, our operating agreement requires the unanimous consent of all members before a director can possess or assign any of our property other than for our purpose.
Unless the operating agreement provides otherwise, every manager must account to the limited liability company, and hold as trustee, any improper personal profit derived without the consent of a majority of the disinterested persons participating in the company's management, if they are from:
• A transaction relating to the organization, conduct or winding up of the limited liability company; or
• The use of the company's property entrusted to the person because he or she is a member or manager.
Disclosure of Potential Financial Interests
	A director must disclose to all of our other directors any transaction with us where he or she has a potential financial interest. The director may not vote on a matter in which he or she has a potential financial interest in the outcome.	No disclosure requirement or voting restriction.
Derivative Actions
Our operating agreement maintains the rights Wisconsin law grants to members to bring legal action on our behalf. One or more of our members may bring an action on our behalf, if the action is approved by members holding a majority of our outstanding units, excluding votes of members whose interest in the outcome is adverse to our interest. A member may individually bring an action, without the consent of other members, for securities law violations.
Unless otherwise provided in the operating agreement, one or more members of a limited liability company may bring an action in the name of the company, if approved by members whose interest represent contributions of more than 50% of the value of the total contributions made to the company, excluding the votes of any member whose interest in the outcome of the action is adverse to the interest of the limited liability company.

Liability for Wrongful Distribution	Any director that consents to a distribution that violates Wisconsin law or the operating agreement will be personally liable to us for the amount that exceeds what could have been distributed.
Directors may not authorize a distribution to the members of a limited liability company if the distributions would:
• Cause the limited liability company to not be able to pay its debts when they become due; or
• Cause the company's debts to exceed the fair value of its assets.

Directors that consent to a distribution that violates Wisconsin law or the operating agreement will be personally liable to the company for the amount that exceeds what could have been distributed.
Defenses
Our directors may:
• Assert the business judgment rule a defense and limit a court's review of his or her actions. The rule limits judicial review of corporate decision-making when corporate directors make business decisions on an informed basis, in good faith and in the honest belief that the action taken is in the best interests of the company. The rule often shields directors from liability by precluding a court from looking at substantive business decisions;
• Prove that no breach occurred;
	• Prove that his or her liability is limited by our operating agreement.	Directors may: • Assert the "business judgment rule" as a defense; or • Prove that no breach occurred

    We have not eliminated any of the duties Wisconsin law requires our directors to exercise. We require our directors to exercise the same level of care as a prudent person in a like position under similar circumstances. We also require our directors to act in good faith and in our best interest. This means that our directors must place our interest ahead of his or her own interests. We have modified the consent that is needed before a director can use any of our property to derive an improper personal profit. We believe that the unanimous consent of all of our members should be required to prevent directors who may engage in activities that compete with our business from using our property to advance the interests of a competitor. We have modified our director's ability to vote on matters where he or she has a potential financial interest in the outcome. We also require our directors to disclose any personal interest he or she may have in any transaction to which we are a party.

    Although our directors must discharge their duties with reasonable care, in good faith and in our best interest, our operating agreement limits director liability for breaches of fiduciary duties. Directors are not liable to us or to our members for monetary damages for breaches of fiduciary duties unless it involves one of the following:

  •
  Receipt of improper financial benefit;

  •
  Willful failure to deal fairly with us in connection with a matter that the director has a material conflict of interest;

  •
  Knowing violation of law;

  •
  Use of our property without the prior approval of our members;

  •
  Acts or omissions involving fraud, bad faith, willful misconduct or gross negligence; or

  •
  Acts or omissions before the operating agreement was adopted.

A member may demand that we bring legal action against the director for these actions or other breaches of fiduciary duty. A member may also bring a derivative action on our behalf if the holders of a majority of our outstanding units consent to the action, excluding those who have an interest in the outcome of the action that is adverse to our interest. A member may individually bring an action, without the consent of other members, for securities law violations. In an action against a director, a director may assert the business judgment rule as a defense. We also have indemnification obligations to our officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information concerning the beneficial ownership of our units as of April 13, 2001, and as adjusted to reflect the sale of the units for: (1) each person who owns beneficially more than 5% of our units prior to this offering, (2) each of our directors, (3) our officers, and (4) all directors and executive officers as a group.

	Number of Units Beneficially Owned			Percentage Beneficially Owned
		After Offering			After Offering
	Before Offering(1),(2)			Before Offering(1),(2)
Name		Minimum(3)	Maximum(4)		Minimum(3)	Maximum(4)
Gary Kramer(5)	520	520	520	25.7%	4.4%	2.4%
John Malchine(6)	500	500	500	24.7%	4.3%	2.3%
Roland Fagen(7)	250	250	250	12.4%	2.1%	1.2%
Daryl Gillund(8)	250	250	250	12.4%	2.1%	1.2%
Kevin Malchine(9)	300	300	300	14.9%	2.6%	1.4%
Michael Malchine(10)	200	200	200	9.9%	1.7%	*
ICM, Inc.(11)	250	250	250	12.4%	2.1%	1.2%
Randy Shelsta(12)	250	250	250	12.4%	2.1%	1.2%
Fagen, Inc.(13)	250	250	250	12.4%	2.1%	1.2%
All executive officers and directors as a group (14)	1,520	1,520	1,520	75.2%	13.0%	7.0%

(1)
Assumes the conversion of an aggregate of 1,000 Class C units into 1,000 Class A units at the close of this offering.

(2)
Assumes the conversion of an aggregate 720 Class B units into 720 Class A units at the close of this offering.

(3)
Assumes the sale of 10,000 Class A units.

(4)
Assumes the sale of 20,000 Class A units.

(5)
Gary Kramer's address is 12139 W. Howardsville Road, Lena, Illinois 61048.

(6)
John Malchine's address is 5972 Heg Park Road, Wind Lake, Wisconsin 53185.

(7)
Roland Fagen's address is 501 West Highway 212, Granite Falls, Minnesota 56241. Mr. Fagen is a principal shareholder of Fagen, Inc. His units include 40 Class B units beneficially owned by Messrs. Gillund and Shelsta, and 150 Class A units that Fagen, Inc. has agreed to purchase in this offering.

(8)
Daryl Gillund's address is 1005 Prentice Street, Granite Falls, Minnesota 56241. Mr. Gillund is a principal shareholder of Fagen, Inc. His units include 72 Class B units beneficially owned by Messrs. Fagen and Shelsta, and 150 Class A units that Fagen, Inc. has agreed to purchase in this offering.

(9)
Kevin Malchine's address is 27402 Malchine Road Waterford, Wisconsin 53185. Kevin Malchine is an adult son of John Malchine.

(10)
Michael Malchine's address is 27404 Malchine Road Waterford, Wisconsin 53185. Michael Malchine is an adult son of John Malchine.

(11)
ICM's address is 310 N. First Street, Colwich, Kansas 67030. ICM's units include up to 150 Class A units that it has the right to purchase in this offering.

(12)
Randy Shelsta's address is 501 West Highway 212, Granite Falls, Minnesota 56241. Mr. Shelsta is a principal shareholder of Fagen, Inc. His units include 88 Class B units beneficially owned by

  Messrs. Fagen and Gillund, and 150 Class A units that Fagen, Inc. has agreed to purchase in this offering.

(13)
Fagen, Inc.'s address is 501 West Highway 212, Granite Falls, Minnesota 56241. It's Units include 100 Class B units beneficially owned by Messrs. Fagen, Gillund and Shelsta and 150 Class A units that it has agreed to purchase in this offering.

(14)
Four persons and includes 150 units to be purchased each by Fagen and ICM in the offering.

*
Denotes beneficial ownership of less than 1%

PLAN OF DISTRIBUTION

    We have no underwriter. We are selling the units directly to investors. We are not using agents or brokers. Our directors, Dr. Gary Kramer and Mr. John Malchine, will be the principal persons involved in selling the units. We will not pay our directors or any other person any commissions in connection with any sales. Our directors have no relationship to any broker-dealer. Subject to the requirements of the Securities Act and applicable Blue Sky laws, we plan to promote the offering by issuing a press release, and advertising in agricultural newspapers in Wisconsin and Illinois. We may also mail our press release and advertisements to certain bankers and grain elevators and cooperatives in Wisconsin and Illinois.

    We also plan to hold one or more informational meetings for potential investors at an undetermined site in or near Monroe, Wisconsin. Attendance at the meeting will not be required to purchase the units offered in the prospectus. The informational meeting is intended to give investors an opportunity to ask questions of the directors and, if they choose, to bring their legal or financial advisors to ask questions and obtain information about our business. All attendees at the informational meeting will receive a prospectus.

    We will offer and sell the units in Illinois and Wisconsin. We may also sell to certain investors in Minnesota, Iowa and Kansas. We must obtain approval or rely on an exemption from these state's securities regulatory authorities, and from the authorities in any other state that we may offer or sell the units.

    Under an arrangement with Fagen and ICM, we plan to sell up to 150 Class A units offered in this offering to Fagen. We also may sell up to 150 Class A units to ICM if we are not able to sell at least 10,000 units to meet the minimum required in this offering. Fagen and ICM's purchase of the units is for investment purposes, and will be subject to the same terms and conditions, including restrictions on transfer, as all other investors in this offering.

    We are selling the shares through the efforts of Gary Kramer and John Malchine, without the use of a registered broker-dealer. Consequently, there may be less due diligence performed in conjunction with this offering than would be performed in an underwritten offering. We consider these individuals not to be brokers under the Securities Exchange Act of 1934 because they have not been, and will not be in the business of effecting transactions in securities for the accounts of others. Their participation in our offering of securities is limited to this transaction, and not part of a general business of effecting securities transactions. Each of these individuals has substantial operational responsibilities. They have not, and will not receive any compensation or commissions on account of their participation in the sale of our securities. We also believe that Dr. Kramer and Mr. Malchine are not brokers or associated persons of brokers under Rule 3a4-1 of the Exchange Act for the following reasons:

  •
  Each performs substantial duties for us, and will continue to do so after the offering;

  •
  Each is not subject to a statutory disqualification under the Exchange Act at the time of his participation in the sale of our securities;

  •
  Each will not be compensated for his participation in the sale of our securities by the payment of a commission or other remuneration based either directly or indirectly on transactions in securities;

  •
  Each has not been, for the past twelve months, and is not presently an associated person of a broker or dealer; and

  •
  Each has not participated in the offering of securities for any issuer more than once every 12 months.

These individuals also have executive assistants that may also provide ministerial help, but their activities will be restricted to the following:

  •
  Preparing written communications and delivering such communication through the mails or other means that does not involve oral solicitation of potential purchasers, provided that such written communication has been approved by us;

  •
  Responding to inquiries of a potential purchaser in a communication initiated by a potential purchaser; provided that the content of such communication is limited to information contained in our registration statement; or

  •
  Performing ministerial and clerical work in effecting any transaction.

Subscription Procedures

    In order to purchase our units, you must complete the subscription application that is included as Appendix B to this prospectus, include a check made payable to "Wells Fargo Bank Iowa as escrow agent for—Badger State Ethanol, LLC Escrow" or make an election to defer payment, and deliver an executed copy of the signature page to our Amended and Restated Operating Agreement. If you elect to defer payment, then you must deliver to us the subscription agreement, included as Appendix B to this prospectus, and an executed copy of the signature page to our Amended and Restated Operating Agreement. Until you pay the amount subscribed, your subscription is only an indication of interest, and you are not obligated to pay the amount subscribed. When we receive subscriptions for at least $10 million, we will notify you to make payment if you are still interested in purchasing our units. If you intend to purchase our units, then you must send full payment within 10 days from the date of our notice to you; otherwise, your subscription will automatically terminate without penalty. You have no obligation to us and need not pay us the amount subscribed if your subscription terminates.

    You must purchase a minimum of 5 units, a $5,000 minimum investment. You may not purchase more than 2,000 units, a $2 million maximum investment. However, unless the board unanimously agrees, no investor may acquire more than 10% of all of our issued and outstanding units. We may be forced to refund part of your investment without interest within 30 days of financial closing, if after the offering, any investor owns more than 10% of our issued and outstanding units after giving effect to the offering and the conversion of Class B and Class C units at financial closing.

    In the subscription application, an investor must represent to us, among other things, that, he or she has received our prospectus and any supplements, and agrees to be bound by the amended and restated operating agreement. The subscription application also requires information about the nature of ownership of the units, the investor's state of residence and taxpayer identification or social security number.

    Upon our receipt of the required documents, we will accept or reject your subscription. Our board of directors reserves the right to reject any subscription. If we reject your subscription, we will return your application, signature page and check, if included, without interest, within 30 days. If we accept your application, your check will be deposited in our escrow account at Wells Fargo Bank Iowa, National Association. We will hold your signature page to the Amended and Restated Operating

Agreement, and return it to you at either closing of the offering, or if we must return your investment without interest because we could not satisfy a condition to closing.

    Investors that may be deemed the beneficial owners of 5% or more and 10% or more of our issued and outstanding units may have reporting obligations under Section 13 and Section 16 of the Securities Exchange Act. Each investor who may become the beneficial owner of 5% or more of our units should consult their own counsel to determine what filing and reporting obligations he or she may have under the federal securities laws.

Escrow Procedures and Conditions to Closing

    All proceeds from subscriptions for the units will be deposited in an escrow account that we have established with Wells Fargo Bank as escrow agent under a written escrow agreement. You will not be able to access any funds in escrow unless we do not close this offering because we cannot satisfy the specific conditions to closing. The closing of the offering is subject to the following conditions, and we will return your investment, without interest, within 30 days:

  •
  If we do not raise the $10 million minimum, secure binding written agreements with a lender or lenders for at least $31 million in senior debt and the amount of subordinated debt that we need, if any, and have not received an extension from Monroe on our development agreement prior to June 1, 2001;

  •
  If we determine in our sole discretion to terminate the offering prior to September 30, 2001;

  •
  If we do not raise the $10 million minimum by September 30, 2001; or

  •
  If we raise the $10 million minimum, but at September 30, 2001 we do not have binding written agreements with a lender or lenders for at least $31 million in senior debt and the amount of subordinated debt that we need, if any.

    If we satisfy all offering conditions and close on the offering, we will deliver a certificate representing your ownership of Class A units and an execution copy of the signature page to our amended and restated operating agreement within 30 days of closing.

    Unless we return your funds in accordance with these conditions, you will not be able to access your funds in the escrow account. You will not earn interest on funds deposited in the escrow account. Any interest earned on the escrow account will belong to us. Once your funds are deposited in the escrow account, you will not be able to retrieve them unless we do not close on the offering in accordance with the provisions described above.

    We will invest all funds in the escrow account in either short-term certificates of deposit issued by a bank, short-term securities issued and guaranteed by the United States Government, or money market funds, including funds available through the escrow agent. All investments must accrue interest on a daily basis and allow immediate withdrawal of funds without premium or penalty. None of the funds will be invested in corporate equity or debt securities, repurchase agreements, bankers' acceptances, commercial papers, or municipal securities.

DESCRIPTION OF OFFERING PRICE DETERMINATION

    We determined the offering price for the units arbitrarily. The offering price for the units does not have any relationship to our assets, earnings, revenues, book value or other measurable criteria.

DESCRIPTION OF UNITS

    We are authorized to issue up to an aggregate of 30,000 Class A, Class B and Class C units. Currently, we have 720 Class B and 1,000 Class C units issued and outstanding. When we close on this offering, all Class B and Class C units will automatically convert to Class A units at the rate of one Class A unit for every Class B unit, and one Class A unit for every Class C unit. Thereafter, all Class B and Class C units will cease to exist. All units, when issued and fully paid, are nonassessable and are not subject to redemption or conversion and, other than Class B and Class C units, have no conversion rights.

The Units

    Our Class A units represent an ownership interest in us. Upon purchasing our units, you must execute our operating agreement and become a member of our limited liability company. Each member has the right to:

  •
  A share of our profits and losses;

  •
  Receive distributions of our assets when declared by our directors;

  •
  Participate in the distribution of our assets if we dissolve;

  •
  Access and copy certain information concerning our business and affairs; and

  •
  Vote on matters which require the consent of our members.

For a description of the rights and privileges our members possess, please see "Description of the Second Amended and Restated Operating Agreement."

Transfer of Units

    Transfer of your units is restricted. Until we begin operating the ethanol plant, you cannot transfer any of your units unless it is:

  •
  To your administrator or trustee if such transfer was done involuntarily by operation of law; or

  •
  Made without consideration to a trust for your descendants.

    Substantial operation means when we begin producing ethanol and the proposed ethanol plant is running as specified in our Design-Build Contract. We expect this will be 13-15 months after we close on this offering. At substantial operation, but prior to any events deemed a "dissolution event," you may transfer your units to:

  •
  Any other member, "affiliate" of another member or your "affiliates"; or

  •
  Any person or organization if a majority of our directors approve the transfer.

    By affiliate, we mean any person who controls or is controlled by someone who owns our units, any officer, director, general partner or trustee of someone who owns our units or someone who controls a person or organization which controls someone who owns our units.

    A dissolution event occurs when:

  •
  Holders of at least 75% of our units entitled to vote determine that we should dissolve, liquidate and wind up our business; or

  •
  A court orders us to dissolve, liquidate and wind up our business.

    If you transfer your units, and our directors have approved the transfer, then the person receiving your units will be admitted as a new member of our limited liability company if he or she:

  •
  Agrees to be bound by our operating agreement;

  •
  Pays or reimburses us for any legal, filing and publication costs that we incur relating to admitting such individual or entity as a new member;

  •
  Delivers, upon our request, any evidence of the authority such person or entity has to become a member of our limited liability company; and

  •
  Delivers, upon our request, any other materials, such as tax information and identification numbers, needed to complete your transfer.

We may prohibit a transferee from becoming a member if he or she does not comply with these requirements. Any transferee that is not admitted as a member will be treated as an unadmitted assignee.

Rights of Unadmitted Assignees

    An unadmitted assignee may not vote and may only receive distributions that we declare or that are available upon our dissolution or liquidation. The unadmitted assignee is not entitled to any information or accountings regarding our business and may not inspect or copy our books and records.

Termination of Membership; Separable Voting and Economic Interests

    Although we are managed by our directors, you have the right to vote on certain transactions, such as amending our operating agreement or dissolving our limited liability company. You have these rights if you have been admitted and continue to be a member of our limited liability company. If your membership terminates for whatever reason, then you will lose all of your voting rights and your right to access information concerning our business.

    Your membership interest in our limited liability company may be terminated if you:

  •
  Voluntarily withdraw from our limited liability company;

  •
  Assign your units for the benefit of creditors;

  •
  Assign all of your units, and the individual or entity to whom you assigned your units is admitted as a member;

  •
  File a voluntary petition in bankruptcy or become subject to an order for relief under the federal bankruptcy laws;

  •
  Seek or consent to the appointment of a trustee or receiver over all or substantially all of your property;

  •
  Are subject to an involuntary proceeding seeking reorganization, liquidation, dissolution or other similar relief and at least 120 days has elapsed since such proceeding was commenced; or

  •
  Are subject to a trustee or receiver over all or substantially all of your property and at least 120 days has passed since the appointment, and it has not been postponed or vacated.

In addition, if you are an individual, you will cease to be a member upon your death, or if you have been declared incompetent by a court of law. If you are a corporation, trust, limited liability company or partnership, you will cease to be a member at the time you cease to exist. If you are an estate, then your membership will terminate when the fiduciary of the estate distributes all of your units. Accordingly, you can be a holder of our units, but not a member. A unit holder that is not a member will have the same rights as an unadmitted assignee.

Restrictive Legend

    We may place, on any document evidencing ownership of our units, restrictive legends similar to the following:

  The transferability of the Company Units represented by this document is restricted. Such Units may not be sold, assigned, or transferred, nor will any assignee, vendee, transferee, or endorsee thereof be recognized as having acquired any such Units for any purposes, unless and to the extent such sale, transfer, hypothecation, or assignment is permitted by, and is completed in strict accordance with applicable state and federal law and the terms and conditions set forth in the Second Amended and Restated Operating Agreement and agreed to by each Member.

  The securities represented by this certificate may not be sold, offered for sale, or transferred in the absence of either an effective registration under the securities act of 1933, as amended, and under applicable state securities laws, or an opinion of counsel satisfactory to the company that such transaction is exempt from registration under the securities act of 1933, as amended, and under applicable state securities laws.

DESCRIPTION OF SECOND AMENDED AND RESTATED OPERATING AGREEMENT

    The following is a summary of our amended and restated operating agreement. A copy of our operating agreement is included in the prospectus as Appendix A. The following provisions of our operating agreement is summarized elsewhere in this prospectus:

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  For transfer of your units, please see "Description of Units—Transfer of Units";

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  For distributions and allocations upon transfer, please see "Distribution Policy";

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  For conflicts of interest and fiduciary responsibilities of our directors, please see "Certain Relationships and Related Party Transaction—Conflicts of Interest; Fiduciary Responsibilities."

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  For limitation of liability and indemnification of directors and members, please see "Management—Limitations of Directors' and Members' Liability and Indemnification"

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  For federal income tax issues, please see "Federal Income Tax Consequences of Owning Our Units."

Organization and Duration

    We were organized on May 11, 2000 as a Wisconsin limited liability company. We will continue to operate until our members or a court determines that we should dissolve, liquidate and wind up our business.

Purpose

    Our purpose is to construct, own and operate an ethanol plant. In addition, we may engage in any other business or activity as long as our directors approve the activity, and it does not violate Wisconsin law. We may engage in any transactions that are necessary, appropriate and proper to further our purpose.

Title to Property

    All of our property will be owned by and titled in the name of our limited liability company. No member will have any ownership interest in our property in his or her individual name.

Capital Accounts and Contributions

    The purchase price you pay for our units is a capital contribution, which we will credit to your capital account. You are not required to purchase any additional units or make additional contributions to us. We will increase your capital account according to your share of our profits and other applicable items of income or gain specially allocated to you according to the special allocation rules described below. In addition, we will increase your capital account by any of our liabilities you assume, or that are secured by any property we distribute to you. We will decrease your capital account for your share of our losses and other applicable items of expenses or losses specially allocated to you according to the special allocation rules described below. We will also decrease your capital account for the value of any property we distribute to you. In addition, we will decrease your capital account for any of your liabilities we assume, or that are secured by property you have contributed to us. Interest will not accrue on your capital contributions or account, and you have no right to withdraw or demand payment for capital contributions you make to us.

Allocation of Profits and Losses

    Unless otherwise provided in the special allocation rules described below, profits and losses that we recognize will be allocated to you in proportion to the number of units you own based upon the number of days the units are held in an allocation period. We will not allocate losses to your capital account if the allocation will cause your account to have a deficit balance. This means that your capital account balance will not go below zero. Any losses that are not allocated to a unit holder because of this limitation will be allocated to other unit holders with positive capital account balances according to their account balances. Our directors will calculate our profits and losses on a daily, monthly, quarterly or other basis permitted under the tax laws.

Special Allocation Rules

    The amount of profits and losses we allocate to you is subject to a number of exceptions referred to as special allocations. These include special allocations required by the Internal Revenue Code and Treasury Regulations aimed at highly leveraged limited liability companies that allocate taxable losses in excess of a unit holder's actual capital contributions. Our directors must also make offsetting special allocations so that after the offsetting allocations are made, a unit holder's capital account balance is equal to the capital account balance that the unit holder would have had if special allocations were not made.

Distribution of Operating Income

    Members are entitled to receive distributions of cash or property if a distribution is declared by our directors in their sole discretion. Distributions will be made to you in proportion to the number of units you own as compared to all of our units that are then issued and outstanding. For further discussion regarding our distribution policy, please see "Distribution Policy."

Management

    We will be managed by at least five, but no more than seven directors who must also be members. Our directors will direct and manage our affairs. The board of directors has the authority to engage in all acts and transactions permitted by law that are necessary, convenient or incidental to accomplishing or furthering our purpose, including, among others:

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  Acquiring any real or personal property by purchase, lease, or otherwise;

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  Operating, maintaining, financing, improving, constructing, owning, selling, conveying, assigning, mortgaging, and leasing any real estate and any personal property;

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  Executing any and all agreements, contracts, documents, certifications, and instruments;

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  Borrowing money and issuing evidences of indebtedness including by mortgage, pledge, or other lien on any of our assets;

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  Executing any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument conveying or encumbering our assets;

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  Prepaying in whole or in part, refinancing, increasing, modifying, extending or renewing any liabilities or encumbrances affecting our assets;

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  Making distributions to members by way of distributions, return of capital, or otherwise;

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  Contracting for employees, consultants or independent contractors, such as lawyers and accountants, and delegating any authority necessary to further our purpose;

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  Instituting, prosecuting, defending, settling, and dismissing lawsuits or other judicial or administrative proceedings brought on our behalf or against us;

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  Purchasing, selling, subscribing to, holding, voting, using, encumbering, lending, pledging, or otherwise disposing of or using any ownership interest or debt instruments of any other entity or governmental agency;

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  Negotiating or issuing units to any person for capital contributions made to us; and

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  Indemnify and hold harmless any current or former member, director or officer, and to make any other indemnification permitted by law or the operating agreement.

    The board may delegate their duties and powers to any person or committee. The directors must elect a chairman who will preside over meetings of the directors. Until the directors provide otherwise, the chairman will also act as our interim general manager and chief executive officer, and will be responsible for our day-to-day operations. Before we begin operation of our proposed ethanol plant, the directors must nominate an individual, other than the chairman, to be our general manager and chief executive officer to manage our day-to-day operations. The chief executive officer will have the authority the board grants to him or her, and must report to and is accountable to the board. Our directors may also nominate a chief financial officer, secretary, assistant secretary and one or more vice-presidents, who, unless prohibited by the board, may delegate any or all of his or her duties and powers to other persons.

    Each director must devote enough time to us to manage our affairs and operations, but is free to serve any other person or entity in any capacity, and may engage in activities that compete with our business. Meetings of the board of directors will be held as determined by our directors. Any director may call a meeting. Written notice of a meeting must be given to all directors, unless the date, time and place of the meeting had already been announced at a prior meeting. Any director who attends a meeting is deemed to have waived any right to notice. Directors can participate in a meeting in person, by phone, video conference or any other means of communications if all the persons participating can simultaneously hear one another. A majority of the directors must be present to constitute a quorum and conduct business at any meeting.

    Our directors are not our agents and cannot individually act on our behalf. Our directors only have authority when they act as a group. The consent of a majority of our directors is necessary for them to transact business. Without the unanimous consent of all of our members, our directors cannot:

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  Engage in any activity that they know is illegal or is inconsistent with our operating agreement;

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  Confess a judgment against us in excess of $250,000;

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  Possess or assign rights in any of our property other than to advance our purpose; or

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  Take any actions that would cause our bankruptcy.

    Without the consent of the holders of a majority of our units entitled to vote, our directors cannot:

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  Merge, consolidate, exchange or otherwise dispose of all or substantially all of our property unless we are dissolving;

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  Issue any Class A units at a purchase price of less than $1,000 per unit;

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  Issue more than 30,000 units;

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  Voluntarily dissolve us;

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  Materially modify our current business objectives; or

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  Cause us to acquire any equity or debt securities of any director or that director's affiliate.

    Our directors must discharge their duties with reasonable care, in good faith and in a manner he or she believes to be in our best interest. For further discussion regarding our directors' responsibilities, please see "Certain Relationships and Related Party Transaction—Fiduciary Responsibilities."

Loans and Cash Advances from Members, Director or Their Affiliates

    Any member or director, or their affiliates may, with the consent of the board, lend or advance money to us. The loan or advance will not be deemed a capital contribution and we may pay interest up to a rate of prime plus 4%. If a loan or advance is made by a director or affiliates of the director, then the rate of interest and terms and conditions must be as favorable to us as if we had transacted with an independent third party. No member or director is obligated to loan or make any cash advances to us. We currently have no loans or cash advances from any member or director.

Election and Removal of Directors

    Our directors will serve staggered three-year terms. Our current directors are Dr. Gary Kramer, Mr. John Malchine, Mr. Daryl Gillund and Mr. Jeff Roskam. Dr. Kramer and Mr. Malchine will appoint one additional director no later than the date we close on this offering. This director will serve an initial one-year term. This seat will be up for election to a three year term at the next annual meeting of the members after the offering closes. Mr. Malchine's initial term will run from the closing until two years thereafter. Dr. Kramer's initial term will run from the closing on this offering until three years thereafter. All three directors stand for election when their initial terms expire. Mr. Gillund and Mr. Roskam have been elected to serve until we close on this offering, and for a period of three years thereafter. However, Fagen and ICM are entitled to designate one of its employees as a director if they each own at least 250 Class A units. This means that when Mr. Roskam's and Mr. Gillund's initial terms expire, they will not stand for election, and Fagen and ICM may each appoint them or another employee to serve additional three year terms if Fagen and ICM each own 250 units. If Fagen or ICM cease to own at least 250 Class A units, and their designated director resigns, a director to fill those seats will be nominated by the remaining directors to serve the remainder of the term. The appointed successors will be subject to election by our members when his or her term expires. Our members will elect all other directors at the annual meetings of the members. Members have no cumulative voting rights.

    Members holding a majority of our outstanding units may remove a director for any reason. Members may not remove representatives of Fagen or ICM if Fagen and ICM each own at least 250 Class A units. Upon removal, a director shall cease to serve. Our members will elect directors to fill vacant seats due to removal or expiration of a director's term. Our remaining directors will designate nominees to fill a vacant director's seat. Any member may also name a nominee for a director's seat if the member owns at least 25 units and gives at least 60 days, but no more than 90 days notice prior to a meeting date corresponding to the previous year's annual meeting. The notice must include the member's name and address, the nominee's name, address and principal occupation, a description of all arrangements between the member and the nominee, and the consent of the nominee to serve as director. If a director's seat becomes vacant for any reason other than removal or expiration of his or her term, then the remaining directors will appoint a new director to fill the vacancy for the remainder of the term.

Maximum Ownership and Voting Limitations

    Without the unanimous consent of our directors, you cannot, directly or indirectly, own more than 2,000 units or 10% of our outstanding units, whichever is less. This includes Class A units owned directly or indirectly by any person or entity affiliated with you. Upon purchasing our units, you must sign our operating agreement and become a member of our limited liability company. As a member, you are entitled to one vote per unit as long as you own at least five units. You may vote your units on matters in which our directors request your consent in writing or at a meeting of the members, on all matters coming before a vote of the members. You do not have cumulative voting or pre-emptive rights.

Procedures for Consent and Members Meetings

    If the approval or consent of our members is required for any matter, our directors may obtain that consent by written request to our members. Upon receiving a written request for approval of a particular matter, if members do not respond within 30 days, it is deemed a vote against the proposal. Our directors may provide for a shorter response time, but not less than 10 days. If the necessary approval or consent is obtained, then our directors are authorized to implement the action without further authorization from our members.

    Approval or consent of our members may also be obtained at a meeting of the members. We must hold a meeting of the members at least once every year. The first meeting must be held no later than 120 days of the first anniversary of the date we close on the offering. Notice of the annual meeting must be given not less than 14 days, but not more than 60 days, prior to the date of the meeting. Our directors may also call a special meeting of the members at any time to act on matters described in a notice of the meeting. The notice must also state the place and time of the meeting, and must be given to each member at least 10 days, but no more than 30 days, prior to the date of the meeting. Members who own at least 25% of Class A units or Class B units may also demand a special meeting of the members of their respective classes to act on matters described in a notice to the members. All meetings will be held at our principal office or such other place as designated by our directors. Members may vote at a meeting of the members either in person, by proxy or by mail ballot. At least 30% of the units entitled to vote must be present at a meeting, whether in person, by proxy or by mail ballot, to transact business.

Right To Inspect and Copy Books and Records

    We will keep our books and records of our business at our principal office. All of our books and records will be maintained according to generally accepted accounting principles. We will also keep the following at our principal office:

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  A current list of names and addresses of our unit holders, along with each unit holder's capital account and units;

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  The names and addresses of our directors;

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  Our articles of organization, along with any amendments;

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  Copies of our federal, state and local tax returns and reports for the most recent six years;

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  Our operating agreement, along with any amendments;

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  Our annual business plan;

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  Our financial statements for the most recent six years; and

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  Our internal books and records for the most recent four years.

    Our financial reports will be prepared using the accrual method, where income and expenses are matched to the period in which they occur. Members have the right to inspect and copy our books and records during normal business hours. In addition, you will receive quarterly financial reports within 60 days of the end of each quarter and an annual report at the end of every year. The quarterly reports will contain a balance sheet, income statement and cash flow statement for the quarter and for the year to date. The annual reports will include a balance sheet, income statement, cash flow statement and statement of unit holders' capital accounts for that year. The balance sheet will contain comparative financial data for the preceding year. All other statements will contain comparative financial data for the preceding two years. We will also include appropriate footnotes and supporting schedules with these statements. A certified public accountant will audit these statements annually and issue an opinion regarding their accuracy.

Merger, Sale or Other Disposition of Assets; Dissenters' Rights

    Our directors cannot merge, consolidate, exchange or otherwise dispose of all or substantially all of our assets without the approval of members owning a majority of our units. Under Wisconsin law, because we are a limited liability company, we can only merge with another limited liability company. However, our directors may mortgage, pledge or grant a security interest in all or substantially all of our assets without approval of our members.

    Under our operating agreement, you do not have any dissenters' rights. This means that if you disagree with an extraordinary transaction that holders of a majority of our units have approved, you do not have the right to receive payment for the fair market value of your units as determined by a court of law.

Derivative Action

    Members can bring legal action on our behalf to assert a claim, such as for breach of contract, if we have not or will not pursue the claim. A member must first obtain the consent of holders of a majority of our outstanding units, excluding those who have an interest in the outcome of the action that is adverse to our interest. A member may individually bring an action, without the consent of other members, for violations of securities laws. You must be a member to bring an action on our behalf and you must have been a member at the time the transaction, which is the subject of the action, occurred.

Amendments to our Operating Agreement

    Any director or member may propose amendments to our operating agreement. A member must submit a proposed amendment to our directors, and the directors must submit it to the members for approval. Our operating agreement may be amended by the affirmative vote of holders of a majority of our units entitled to vote. However, the amendment will not be effective without the consent of each member adversely effected if the amendment modifies the limited liability of the member or alters the member's economic interest in us. Our operating agreement may be amended by written approval of our members, or at a meeting of the members.

Dissolution

    We will terminate and dissolve only if our members or a court orders us to dissolve and wind up our business. The affirmative vote of holders of at least 75% of the units entitled to vote is required before we will commence a voluntary dissolution of our business. If we dissolve, the directors must provide at least 30 days written notice to all of the members and other parties with whom we conduct business, and publish a notice of our dissolution. We will continue only to wind up our business, liquidate our assets, and satisfy claims of creditors and members. The operating agreement will remain in full force and effect until we distribute all of our assets and cancel our articles of organization. We will appoint a liquidator who will oversee our winding up and dissolution, and distribute all of our assets as described below. The liquidator may be one or more directors if holders of a majority of our units consent. We must also indemnify the liquidator or any officer, director, agent or employee of the liquidator for expenses, including reasonable attorney's fees, incurred in defense of any action taken, unless it is due to fraud, intentional misconduct or knowing violations of law.

Distribution of Assets upon Dissolution or Liquidation

    If we dissolve, we will liquidate and distribute all of our assets. Our assets will first be used to pay all of our existing debts and liabilities. If there are any remaining assets we may set aside an amount we deem reasonable as reserves for contingent liabilities, such as pending claims. Thereafter, we will distribute any remaining assets to our unit holders for prior distributions that have been declared but have not been distributed to unit holders. Finally, any remaining assets will be distributed to our unit holders in amounts equal to each unit holder's positive balance in their capital account. If the remaining assets are insufficient to make distributions to every unit holder based upon their capital account, then the assets will be distributed on a pro rata basis pursuant to each unit holder's capital account. Any unit holder who has a deficit balance in his or her capital account is not obligated to contribute anything to us with respect to the deficit balance. The deficit will not be considered a debt owed to any other unit holder, creditor, or us.

    Unit holders can only seek repayment of their capital from us. If our assets are insufficient to return all capital contributed, unit holders cannot look to our directors or other unit holders for return of their capital. Unit holders have no right to demand or receive any of our property other than cash.

UNITS ELIGIBLE FOR FUTURE SALE

    The sale of a substantial number of our units, or the perception that such sales could occur, could adversely affect the value of our units. In addition, any sale could make it more difficult for us to sell equity securities or equity related securities in the future at a time and price that we deem appropriate. Upon the closing of this offering, we will have a total of 11,720 Class A units issued and outstanding if the minimum number of units offered is sold, or 21,720 Class A units if the maximum is sold. Up to 1,520 Class A units will be owned by our officers or directors or those affiliated with our officers or directors. Except for units held by our "affiliates" within the meaning of Rule 144 of the Securities Act, all of our units are available for resale under the federal securities law, but our operating agreement provides that the board of directors will not approve transfers until the ethanol plant is operating which is expected to occur approximately 13-15 months after we close on this offering.

    This means that even if we sell the 20,000 units maximum, we can still sell an additional 8,280 units without approval of our members.

    Our units, regardless of whether they are deemed "restricted securities" under Rule 144, are subject to transfer restrictions we have imposed. Our Operating Agreement prohibits transfers without the approval of our directors. Permitted transfers include, transfers by gift, transfers upon death of a member, and transfers to and in trust for the descendant of a member. If any member transfers his or her units in violation of the publicly traded partnership rules or without our prior consent, the transfer will be invalid. These restrictions on transfer could reduce the value of your units.

    In general, under Rule 144, if one year has elapsed since the later of the date of acquisition of restricted units from us or any "affiliate" of ours, as that term is defined under the Securities Act, the acquirer or subsequent member is entitled to sell a number of units that do not exceed the greater of 1% of the then outstanding units. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. If two years have elapsed since the date of acquisition of restricted units from us or from any "affiliate" of ours, and the acquirer or subsequent member is deemed not to have been an "affiliate" of ours at any time during the three months preceding a sale, then that person would be entitled to sell the units without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements of Rule 144.

FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS

    This section discusses the material federal income tax considerations that may affect your investment in the units. This section assumes that you are an individual. It does not generally discuss the federal income tax consequences to corporate taxpayers, tax-exempt pensions or profit-sharing trusts or IRAs, foreign taxpayers, estates, or taxable trusts or to transferees of units.

    You are urged to consult your own tax advisor with specific reference to your own tax and financial situation including the application and effect of state, local, and other tax laws and any possible changes in the tax laws after the date of this prospectus. This section is not to be construed as a substitute for careful tax planning.

    Except as expressly noted, the statements, conclusions, and opinions contained in this section and the opinion attached as Exhibit 8.1 to the registration statement constitute the opinion of our tax counsel, Lindquist & Vennum P.L.L.P., regarding general federal income tax consequences of owning our units. Our tax counsel's opinion is based on existing law as contained in the Internal Revenue Code, Treasury Regulations, administrative rulings, and court decisions as of the date of this prospectus. No rulings have been or will be requested from the IRS concerning any of the tax matters we describe. Accordingly, the IRS or a court may disagree with the following discussion or with any of the positions taken by us for federal income tax reporting purposes.

Partnership Status

    We expect that our limited liability company will be treated as a partnership for federal income tax purposes. This means that we will not pay any federal income tax and the members will pay tax on their share of our limited liability company's net income. Under recently revised Treasury regulations known as the "check-the-box" regulations, an unincorporated entity such as a limited liability company will be taxed as a partnership unless the entity is considered a publicly traded limited partnership or the entity affirmatively elects to be taxed as a corporation.

    We will not elect to be taxed as a corporation and will endeavor to take steps as are feasible and advisable to avoid classification as a publicly traded limited partnership. In early 1997, a study of partnership law by the staff of the Congressional Joint Committee on Taxation questioned the legal authority of the Treasury to issue the check-the-box regulations. Although none of the staff's recommendations were enacted into law, Congress has shown no inclination to adopt legislation that would jeopardize the tax classification of the many entities that have acted in reliance on the check-the-box regulations.

    If we fail to qualify for partnership taxation, we would be treated as a "C corporation" for federal income tax purposes. As a "C corporation," we would be taxed on our taxable income at corporate rates, currently at a maximum rate of 35%. Distributions would generally be taxed again to holders of the units as corporate dividends. In addition, holders of the units would not be required to report their share of our income, gains, losses or deductions on their tax returns until such are distributed. Because a tax would be imposed upon us as a corporate entity, the cash available for distribution to members would be reduced by the amount of tax paid, in which case the value of the units would be reduced.

Publicly Traded Partnership Rules

    To qualify for taxation as a partnership, we cannot be subject to the publicly traded partnership rules under Section 7704 of the Internal Revenue Code. Generally, Section 7704 provides that a publicly traded partnership will be taxed as a corporation if its interests are:

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  Traded on an established securities market; or

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  Readily tradable on a secondary market (or the substantial equivalent).

    Although there is no legal authority on whether a limited liability company is subject to these rules, it is probable that we are subject to the publicly traded partnership rules because we elected to be classified and taxed as a partnership.

    We will seek to avoid being treated as a publicly traded partnership. Under Section 1.7704-1(d) of the Treasury regulations, interests in a partnership are not considered traded on an established securities market or readily tradable on a secondary market unless the partnership participates in the establishment of the market or the inclusion of its interests in a market, or the partnership recognizes any transfers made on the market by redeeming the transferor partner or admitting the transferee as a partner.

    We do not intend to list the units on the New York Stock Exchange, or the Nasdaq Stock Market, or any other stock exchange. In addition, our operating agreement prohibits any transfer of units without the approval of our directors. Our directors intend to only approve transfers that fall within safe harbor provisions of the Treasury regulations, so that we will not be classified as a publicly traded partnership. These safe harbor provisions generally provide that the units will not be treated as readily tradable on a secondary market, or the substantial equivalent, if the interests are transferred:

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  In "private" transfers;

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  Pursuant to a qualified matching service; or

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  In limited amounts that satisfy a 2% test.

    Private transfers include, among others:

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  Gifts in which the transferee's tax basis in the units transferred is determined by reference to the transferor's tax basis in the interests transferred;

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  By death, including transfers from an estate or testamentary trust;

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  Between members of a family as defined in Section 267(c)(4) of the Internal Revenue Code;

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  From retirement plans qualified under Section 401(a) of the Internal Revenue Code or an IRA; and

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  "Block" transfers.

    A block transfer is a transfer by a member and any related persons as defined in the Internal Revenue Code in one or more transactions during any thirty-calendar-day period of units which in the aggregate represents more than two percent of the total interests in partnership capital or profits.

    Transfers through a qualified matching service are also disregarded in determining whether interests are readily tradable. A matching service is qualified only if:

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  It consists of a computerized or printed system that lists customers' bid and/or ask prices in order to match members who want to sell with persons who want to buy;

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  Matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest;

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  The seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after his interest is listed, which date must be confirmable by maintenance of contemporaneous records;

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  The closing of a sale effected through the matching service does not occur prior to the 45th calendar day after the interest is listed;

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  The matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price; nonfirm price quotes, or quotes that express an interest in acquiring an interest without an accompanying price; nonbinding indications of interest, and does not display quotes at which any person is committed to buy or sell a interest at the quoted price (firm quotes);

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  The seller's information is removed within 120 days of its listing and is not reentered into the system for at least 60 days after its deletion; and

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  The sum of the percentage interests transferred during the entity's tax year, excluding private transfers, cannot exceed 10 percent of the total interests in partnership capital or profits.

    In addition, interests are not treated as readily tradable if the sum of the percentage of the interests transferred during the entity's tax year, excluding private transfers, do not exceed two percent of the total interests in partnership capital or profits.

Tax Treatment of Our Operations; Flow-Through of Taxable Income and Loss; Use of Calendar Year

    We will pay no federal income tax. Instead, as a member, you will be required to report on your income tax return your allocable share of the income, gains, losses and deductions we have recognized without regard to whether cash distributions are received.

    Because we will be taxed as a partnership, we will have our own taxable year that is separate from the taxable years of our members. Unless a business purpose can be established to support a different taxable year, a partnership must use the "majority interest taxable year" which is the taxable year that conforms to the taxable year of the holders of more than 50% of its interests. In this case, the majority interest taxable year is the calendar year.

Tax Consequences to Our Members

    As a member, you will be required to report on your income tax return for your taxable year with which or within which our taxable year ends, your distributive share of our income, gains, losses and deductions without regard to whether any cash distributions are received. To illustrate, each calendar year member will include his share of our 2000 taxable income or loss on his 2000 income tax return. A member with a June 30 fiscal year will report his share of our 2000 taxable income or loss on his income tax return for the fiscal year ending June 30, 2001. We will provide each member with an annual Schedule K-1 indicating such holder's share of our income, loss and their separately stated components.

Tax Treatment of Distributions

    Distributions made by us to a member generally will not be taxable to the member for federal income tax purposes as long as distributions do not exceed the member's basis in his units immediately before the distribution. Cash distributions in excess of unit basis, which is unlikely to occur, are treated as gain from the sale or exchange of the units under the rules described below for unit dispositions.

Initial Tax Basis of Units and Periodic Basis Adjustments

    Under Section 722 of the Internal Revenue Code, your initial basis in the units you purchase will be equal to the sum of the amount of money you paid for your units. Your basis will also be increased by your share of our debt. However, see "Deductibility of Losses; At-Risk; Passive Loss Limitations" regarding the impact of debt on deductibility of losses. Here, your initial basis in each unit purchased will be $1,000, plus your allocated share of our senior and subordinated debt when they are incurred.

    Your initial basis in the units will be increased to reflect your distributive share of our taxable income, tax-exempt income, gains, and any increase in your share of debt. If you make additional capital contributions at any time, the adjusted basis of your units will be increased by the amount of any cash contributed or the adjusted basis in any property contributed if additional units are not distributed to you.

    The basis of your units will be decreased, but not below zero, by:

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  The amount of any cash we distribute to you;

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  The basis of any other property distributed;

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  Your distributive share of losses and nondeductible expenditures that are "not properly chargeable to capital account"; and

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  Any reduction in your share of our debt.

    The unit basis calculations are complex. A member is only required to compute unit basis if the computation is necessary to determine his tax liability, but accurate records should be maintained. Typically, basis computations are necessary at the following times:

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  The end of a taxable year in which we suffered a loss, for the purpose of determining the deductibility of the member's share of the loss;

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  Upon the liquidation or disposition of a member's interest, and

  •
  Upon the nonliquidating distribution of cash or property to a member, in order to ascertain the basis of distributed property or the taxability of cash distributed.

    Except in the case of a taxable sale of a unit or our liquidation, exact computations usually are not necessary. For example, a member who regularly receives cash distributions that are less than or equal to his or her share of our taxable income will have a positive unit basis at all times. Consequently, no computations are necessary to demonstrate that cash distributions are not taxable under Section 731(a)(1) of the Internal Revenue Code. The purpose of the basis adjustments is to keep track of a member's "tax investment" in us, with a view toward preventing double taxation or exclusion from taxation of income items upon ultimate disposition of the units.

Deductibility of Losses; At-Risk; Passive Loss Limitations

    Generally, a member may deduct losses allocated to him, subject to a number of restrictions. Your ability to deduct any losses we allocate to you, is determined by applying the following three limitations dealing with basis, at-risk amounts and passive losses.

  •
  Basis. You may not deduct an amount exceeding your adjusted basis in your units pursuant to Internal Revenue Code Section 704(d). If your share of our losses exceeds your basis in your units at the end of any taxable year, such excess losses, to the extent they exceed your adjusted basis, may be carried over indefinitely and deducted to the extent that at the end of any succeeding year your adjusted basis in your units exceeds zero.

  •
  At-Risk Rules. Under the "at-risk" provisions of Section 465 of the Internal Revenue Code, if you are an individual taxpayer (including an individual partner in a partnership) or a closely-held corporation, you may deduct losses from a trade or business activity, and thereby reduce your taxable income from other sources, only to the extent you are considered "at risk" with respect to that particular activity. The amount you are considered to have "at risk" includes money contributed to the activity and certain amounts borrowed with respect to the activity for which you may be liable.

  •
  Passive Loss Rules. Section 469 of the Internal Revenue Code may substantially restrict your ability to deduct losses and tax credits from passive activities. Passive activities generally include activities conducted by pass-through entities, such as our limited liability company, certain partnerships, or S corporations, in which the taxpayer does not materially participate. Generally, losses from passive activities are deductible only to the extent of the taxpayer's income from other passive activities. Passive activity losses that are not deductible may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a member's entire interest in us to an unrelated party in a fully taxable transaction. It is important to note that "passive activities" do not include dividends and interest income that normally is considered to be "passive" in nature.

    For members who borrow money to purchase their units, interest expense attributable to the amount borrowed will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation. To illustrate, if a member's only passive activity is our limited liability company, and if we incur a net loss, no interest expense on the related borrowing would be deductible. If that member's share of our taxable income is less than the related interest expense, the excess would be nondeductible. In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the member's entire interest in our limited liability company to an unrelated party in a fully taxable transaction.

Passive Activity Income

    If we are successful in achieving our investment and operating objectives, you may be allocated taxable income from us. To the extent that your share of our net income constitutes income from a passive activity (as described above), such income may generally be offset by your net losses and credits from investments in other passive activities.

Allocations of Income and Losses

    Your distributive share of our income, gain, loss, or deduction for federal income tax purposes generally is determined in accordance with our operating agreement. Under Section 704(b) of the Internal Revenue Code, however, an allocation, or portion thereof, will be respected only if it either has "substantial economic effect" or is in accordance with the "partner's interest in the partnership." If the allocation or portion thereof contained in our operating agreement does not meet either test, the IRS may make a reallocation of such items in accordance with their determination of each member's economic interest in us. Treasury Regulations contain guidelines as to whether partnership allocations have substantial economic effect. The allocations contained in the operating agreement (see "Description of Second Amendment and Restated Operating Agreement—Allocation of Profits and

Losses," above) are intended to comply with the Treasury Regulations' test for having substantial economic effect.

Allocations to Newly Admitted Members or Transferees of Units

    New members will be allocated a proportionate share of income or loss for the year in which they became members. The operating agreement permits our directors to select any method and convention permissible under Internal Revenue Code Section 706(d) for the allocation of tax items during the time any person is admitted as a member. In addition, the operating agreement provides that upon the transfer of all or a portion of a member's units, other than at the end of our fiscal year, the entire year's net income or net loss allocable to the transferred units will be apportioned between the transferor and transferee.

Alternative Minimum Tax

    If we adopt accelerated methods of depreciation, it is possible that taxable income for Alternative Minimum Tax purposes might exceed regular taxable income passed through to the members. No decision has been made on this point but we believe that most members are unlikely to be adversely affected by excess alternative minimum taxable income.

Tax Consequences upon Disposition of Units

    Gain or loss will be recognized on a sale of our units equal to the difference between the amount realized and the member's basis in the units sold. Amount realized includes cash and the fair market value of any property received plus the member's share of our debt. Although unlikely, since debt is included in your basis, it is possible that you could have a tax liability, upon the sale of your units, that exceeds the proceeds of sale.

    Gain or loss recognized by a member on the sale or exchange of a unit held for more than one year generally will be taxed as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Internal Revenue Code Section 751 to the extent attributable to depreciation recapture or other "unrealized receivables" or "substantially appreciated inventory" owned by us. We will adopt conventions to assist those members that sell units in apportioning the gain among the various categories.

Effect of Tax Code Section 754 Election on Unit Transfers

    The adjusted basis of each member in his or her units ("outside basis") initially will equal his proportionate share of our adjusted basis in our assets ("inside basis"). Over time, however, it is probable that changes in unit values and cost recovery deductions will cause the value of a unit to differ materially from the member's proportionate share of the inside basis.

    Section 754 of the Internal Revenue Code permits a partnership to make an election that allows a transferee who acquires units either by purchase or upon the death of a member to adjust his share of the inside basis to fair market value as reflected by the unit price in the case of a purchase or the estate tax value of the unit in the case of an acquisition upon death of a member. Once the amount of the transferee's basis adjustment is determined, it is allocated among our various assets pursuant to Section 755 of the Internal Revenue Code.

    A Section 754 election is beneficial to the transferee when his outside basis is greater than his proportionate share of the entity's inside basis. In this case, a special basis calculation is made solely for the benefit of the transferee that will determine his cost recovery deductions and his gain or loss on disposition of property by reference to his higher outside basis. The Section 754 election will be detrimental to the transferee if his outside basis is less than his proportionate share of inside basis.

    If we make a Section 754 election, Treasury regulations requires us to make the basis adjustments. In addition, these regulations place the responsibility for reporting basis adjustments on us. We must report basis adjustments by attaching statements to our partnership returns. In addition, we are required to adjust specific partnership items in light of the basis adjustments. Consequently, amounts reported on the transferee's Schedule K-1 are adjusted amounts.

    Transferees are subject to an affirmative obligation to notify us of their basis in acquired interests. To accommodate concerns about the reliability of the information provided, we are entitled to rely on the written representations of transferees concerning either the amount paid for the partnership interest or the transferee's basis in the partnership interest under Section 1014 of the Internal Revenue Code, unless clearly erroneous.

    Our operating agreement provides that our directors will determine whether or not a Section 754 election will be made. Depending on the circumstances, the value of units may be effected positively or negatively by whether or not we make a Section 754 election. If we decide to make a Section 754 election, the election will be made on a timely filed partnership income tax return and is effective for transfers occurring in the taxable year of the return in which the election is made. Once made, the Section 754 election is irrevocable unless the Internal Revenue Service consents to its revocation.

Our Dissolution and Liquidation May Be Taxable to You, Unless Our Properties are Distributed In-kind

    Our dissolution and liquidation will involve the distribution to you of the assets, if any, remaining after payment of all of our debts and liabilities. Upon dissolution, your units may be liquidated by one or more distributions of cash or other property. If you receive only cash upon the dissolution, gain would be recognized by you to the extent, if any, that the amount of cash received exceeds your adjusted basis in your units. No gain or loss will be recognized if we distribute our own property in a dissolution. However, since our primary asset will likely be the ethanol plant, it is unlikely that we will make a distribution in kind.

Audit of Income Tax Returns

    The IRS may audit our tax returns and may disagree with the tax positions we have taken on such returns. If challenged by the IRS, the tax position taken on the returns may not be sustained by the courts. An audit of our tax returns could lead to separate audits of your tax returns, which could result in adjustments attributable to items that may or may not be related to us.

    Generally, you are required to file your tax returns in a manner consistent with the information returns filed by us, such as Schedule K-1, or you may be subject to possible penalties, unless you file a statement with your tax return describing any inconsistency. In addition, we will select a "tax matters partner" who will have certain responsibilities with respect to any IRS audit and any court litigation relating to us. You should consult your tax advisors as to the potential impact these procedural rules may have on you.

Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties

    If we incorrectly report your distributive share of our net income, such may cause you to underpay your taxes. If it is determined that you underpaid your taxes for any taxable year, you must pay the amount of taxes you underpaid plus interest on the underpayment and possibly certain penalties from the date the tax was originally due. Under recent law changes, the accrual of interest and penalties may be suspended for certain qualifying individual taxpayers if the IRS does not notify you of amounts owing within 18 months of the date you filed your income tax return. The suspension period ends 21 days after the IRS sends the required notice. The rate of interest is compounded daily and is adjusted quarterly.

    Under Section 6662 of the Internal Revenue Code, penalties may be imposed relating to the accuracy of tax returns that are filed. A 20% penalty is imposed with respect to any "substantial understatement of income tax" and with respect to the portion of any underpayment of tax attributable to a "substantial valuation misstatement" or to "negligence." All of those penalties are subject to an exception to the extent a taxpayer had reasonable cause for a position and acted in good faith.

    The IRS may impose a 20% penalty with respect to any underpayment of tax attributable to negligence. An underpayment of taxes is attributable to negligence if such underpayment results from any failure to make a reasonable attempt to comply with the provisions of the Code, or any careless, reckless, or intentional disregard of the federal income tax rules or regulations. In addition, regulations provide that the failure by a taxpayer to include on a tax return any amount shown on an information return is strong evidence of negligence. The disclosure of a position on the taxpayer's return will not necessarily prevent the imposition of the negligence penalty.

State and Local Taxes

    In addition to the federal income tax consequences described above, you should consider the state and local tax consequences of an investment in us. This prospectus makes no attempt to summarize the state and local tax consequences to an investor. You are urged to consult your own tax advisor regarding your state and local tax obligations.

Self-Employment Tax

    The tax code and Treasury regulations provide that general partners are subject to self-employment tax on their distributive share of partnership income and that limited partners who do not render services to the partnership are not subject to self-employment tax. Neither the tax code nor the Treasury regulations address the treatment of limited liability company unit holders for self-employment tax purposes. Proposed Regulations, however, were issued in 1997 that provide generally for imposition of the self-employment tax on limited liability company unit holders only if they have personal liability for the company's obligations, have authority to contract on behalf of the company, or participate in the company's business for more than 500 hours each year. Few, if any, of our unit holders will be subject to self-employment tax under this test.

    The status of the Proposed regulations is uncertain because they were subject to a Congressional moratorium that ended July 1, 1998 and the IRS has not taken steps to finalize them. Nevertheless, because we will be taxed as a partnership for federal income tax purposes, we believe that its is likely that our unit holders will be treated similar to limited partners for purposes of self-employment tax, i.e., generally not subject to self-employment tax on their share of our earnings.

LEGAL MATTERS

    Lindquist & Vennum P.L.L.P. is providing a legal opinion on the validity of the units we are offering and on certain tax matters.

EXPERTS

    The balance sheet of Badger State Ethanol as of December 31, 2000 and the related statements of operations, changes in members' equity and cash flows from inception (May 11, 2000) to December 31, 2000 included in this Prospectus, and in the registration statement of which this Prospectus is a part, have been audited by Boulay, Heutmaker, Zibell and Co., P.L.L.P., independent public accountants, as indicated in their report attached hereto. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on the report of Boulay, Heutmaker, Zibell and Co., P.L.L.P., given on their authority as experts in accounting and auditing.

TRANSFER AGENT

    We will serve as our own transfer agent and registrar.

WHERE YOU CAN GET MORE INFORMATION

    Our fiscal year ends on December 31. We intend to furnish our members annual reports containing audited financial statements and other appropriate reports. In addition, we intend to become a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's Public Reference Room, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the SEC's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC Web site at http: //www.sec.gov.

REPORT OF INDEPENDENT AUDITORS

Board of Directors
Badger State Ethanol, LLC
Waterford, Wisconsin

    We have audited the accompanying balance sheet of Badger State Ethanol, LLC, (a development stage company), as of December 31, 2000, and the related statements of operations, changes in members' equity, and cash flows for the period from inception (May 11, 2000) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Badger State Ethanol, LLC, (a development stage company) as of December 31, 2000, and the results of its operations and its cash flows for the initial period then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BOULAY, HEUTMAKER, ZIBELL & CO. P.L.L.P.
Certified Public Accountants

Minneapolis, Minnesota
February 15, 2001

BADGER STATE ETHANOL, LLC
(A Development Stage Company)

Balance Sheet

December 31, 2000

ASSETS
Current Assets
Cash	$104,620
Other Assets
Deferred offering costs	216,344

Total assets	$320,964

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable	$74,768
Commitments and Contingencies
Members' Equity
Member contributions, net of costs related to capital contributions	376,794
Deficit accumulated during the development stage	(130,598)

Total members' equity	246,196

Total liabilities and members' equity	$320,964

Notes to Financial Statements are an integral part of this Statement.

BADGER STATE ETHANOL, LLC
(A Development Stage Company)

Statement of Operations

Period from May 11, 2000 (Date of Inception) to December 31, 2000

Revenues	$—
Operating Expenses
Project coordinator	21,000
Organization costs	53,755
Professional fees	51,270
Office supplies	2,590
Miscellaneous	1,983

Total	130,598

Net Loss	$(130,598)

Net Loss Per Unit (1,294 weighted average units outstanding)	$(100.93)

Notes to Financial Statements are an integral part of this Statement.

BADGER STATE ETHANOL, LLC
(A Development Stage Company)

Statement of Changes in Members' Equity

Period from May 11, 2000 (Date of Inception) to December 31, 2000

	Class B	Class C	Total
Balances—May 11, 2000	$—	$—	$—
Initial capital contributions, May 17, 2000 for 1,000 units of Class C		20,000	20,000
Initial capital contributions, September 29, 2000 for 720 units of Class B	360,000		360,000
Costs related to capital contributions	(728)	(2,478)	(3,206)
Net loss for the period ended December 31, 2000	(29,648)	(100,950)	(130,598)

Balances—December 31, 2000	$329,624	$(83,428)	$246,196

Notes to Financial Statements are an integral part of this Statement.

BADGER STATE ETHANOL, LLC
(A Development Stage Company)

Statement of Cash Flows

Period from May 11, 2000 (Date of Inception) to December 31, 2000

Cash Flows from Operating Activities
Net loss	$(130,598)
Adjustments to reconcile net loss to net cash from operations:
Accounts payable	50,378

Net cash used for operating activities	(80,220)
Cash Flows from Financing Activities
Capital expenditures for offering costs	(195,160)
Member contributions	380,000

Net cash used for financing activities	184,840

Net Increase in Cash	104,620
Cash—Beginning of Period	—

Cash—End of Period	$104,620

Supplemental Disclosure of Noncash Investing and Financing Activities
Amounts payable for costs of raising capital	$24,390

Notes to Financial Statements are an integral part of this Statement

BADGER STATE ETHANOL, LLC
(A Development Stage Company)

Notes to Financial Statements

December 31, 2000

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

    Badger State Ethanol, LLC (a Wisconsin Limited Liability Company) to be located in Monroe, Wisconsin, was organized to pool investors, some of whom intend to provide a corn supply, for a 40 million gallon ethanol plant with distribution to upper Midwest states. In addition, the Company intends to produce and sell distillers dried grains, a co-product of ethanol production. Construction is to begin in the year 2001. As of December 31, 2000, the Company is in the development stage with its efforts being principally devoted to organizational and project feasibility activities.

Fiscal Reporting Period

    The Company has adopted a fiscal year ending December 31 for reporting financial operations.

Accounting Estimates

    Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

    Significant estimates include the deferral of offering costs which are dependent upon successful financing, as discussed below. It is at least reasonably possible that these estimates may change in the near term.

Cash

    The Company maintains its accounts primarily at one financial institution. At times throughout the year, the Company's cash balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

Deferred Offering Costs

    The Company defers the costs incurred to raise equity financing until that financing occurs. At such time that the issuance of new equity units occurs, these costs will be netted against the proceeds received; or if the equity financing does not occur, they will be expensed.

Income Taxes

    Badger State Ethanol, LLC is treated as a partnership for Federal and state income tax purposes and does not incur income taxes. Instead, its earnings and losses are included in the income tax returns of the members. Therefore, no provision or liability for Federal or state income taxes has been included in these financial statements.

Recently Issued Accounting Standards

    In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (subsequently amended by SFAS No. 138). This

Statement requires companies to record derivatives on the balance sheet as assets and liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. In June 1999, the FASB issued SFAS No. 137, delaying the effective date of SFAS No. 133 for one year, to fiscal years beginning after June 15, 2000. The Company has not yet determined the effects SFAS No. 133 will have on its financial position or the results of its operations.

2.  DEVELOPMENT STAGE ENTERPRISE

    The Company was formed on May 11, 2000 to have a perpetual life. The Company was capitalized by contributions from both Class B and Class C members. The two founders each contributed $10,000 for 500 Class C units each. Six other members and one of the Class C members contributed an aggregate of $360,000 for 720 Class B units.

    Income and losses are allocated to all members based upon both their respective percentage of total Class B and Class C units and days held. See Note 3 for further discussion of members' equity.

3.  MEMBERS' EQUITY

    As specified in the Company's operating agreement, the Company will have three classes of membership units: Class A, Class B and Class C. As of December 31, 2000, all available Class B and Class C membership units had been sold, as indicated above. The Company is authorized to issue 30,000 Class A membership units. The Company is currently preparing an SB-2 Registration Statement for 20,000 units which will be available for sale at $1,000 per unit. Should the Company not raise the minimum of $10 million through the offering, the capital raised through the offering will be returned to the respective investors. As of December 31, 2000, the Registration Statement had not been completed and, accordingly, no Class A membership units had been sold.

    If the Company reaches a closing on its project financing, the Class B and C membership units will convert at the rate of one Class A unit for each Class B or C membership unit held at the time of conversion. All classes of membership units have equal voting rights.

4.  RELATED PARTY TRANSACTIONS

    As of December 31, 2000, the Company has incurred $21,000 of project coordinator fees to one of its members who owns both Class B and Class C units of which $9,000 is included in accounts payable. The Company's general contractor and engineer are also Class B members of the Company.

5.  COMMITMENTS AND CONTINGENCIES

    The Company has signed a letter of intent with an investment banker, engineer and contractor for the project. The Company anticipates raising approximately $32 million in senior debt financing with specific terms to be negotiated. The Company also anticipates funding the project with additional subordinated debt of up to approximately $13 million if less than $20 million in equity is raised, with specific terms to be negotiated.

    The letter of intent stipulates that the engineer and contractor will be engaged to construct a plant, with costs not to exceed $45 million. They will also receive monthly management fees, not to exceed $150,000 annually. As indicated above, the engineer and contractor hold Class B units of the Company and are members of the board of directors.

    The Company signed an agreement to purchase approximately 25 acres of land in Monroe, WI for $1 under a tax increment financing arrangement. Transfer of the land is contingent upon several conditions, including financing commitments to be obtained by the Company. The purchase of the land is to take place at the earlier of June 1, 2001 or the date the Company obtains financing. The Company is obligated to add improvements to the land of at least $7 million and to have the plant substantially completed by June 1, 2002. The City will also provide construction of municipal services, such as road, sewer, water and site preparation. These improvements are expected to be financed from $1.6 million in tax increment financing provided by the City and repaid by the Company through its property taxes over a 10 year period. In addition, the Company is seeking a $400,000 grant from the state of Wisconsin, of which $300,000 will be used for site improvement and $100,000 for training employees.

Appendix A

BADGER STATE ETHANOL, LLC

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

(CONTAINS RESTRICTIONS ON TRANSFER
OF MEMBERSHIP INTERESTS)

Dated Effective March 26, 2001

SECOND AMENDED AND RESTATED OPERATING AGREEMENT
OF
BADGER STATE ETHANOL, LLC

SECTION 1:	THE COMPANY	A-1
1.1	Formation	A-1
1.2	Name	A-1
1.3	Purpose; Powers	A-1
1.4	Principal Place of Business	A-2
1.5	Term	A-2
1.6	Filings; Agent for Service of Process	A-2
1.7	Title to Property	A-2
1.8	Payments of Individual Obligations	A-2
1.9	Independent Activities; Transactions with Affiliates	A-3
1.10	Adoption of Business Plan	A-3
1.11	Definitions	A-3
SECTION 2:	CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS	A-10
2.1	Original Capital Contributions; No Withdrawal	A-10
2.2	Contribution Agreements	A-10
2.3	Additional Capital Contributions; Additional Units	A-10
2.4	Capital Accounts	A-11
2.5	Class B Unit and Class C Unit Conversion	A-11
SECTION 3:	ALLOCATIONS	A-12
3.1	Profits	A-12
3.2	Losses	A-12
3.3	Special Allocations	A-12
3.4	Curative Allocations	A-13
3.5	Loss Limitation	A-14
3.6	Other Allocation Rules	A-14
3.7	Tax Allocations: Code Section 704(c)	A-14
SECTION 4:	DISTRIBUTIONS	A-15
4.1	Net Cash Flow	A-15
4.2	Amounts Withheld	A-15
4.3	Limitations on Distributions	A-15
SECTION 5:	MANAGEMENT	A-15
5.1	Director-Managed; Appointment of Directors	A-15
5.2	Authority of Directors	A-17
5.3	Director as Agent; Director Actions	A-18
5.4	Restrictions on Authority of Directors	A-19
5.5	Duties and Obligations of Directors	A-20
5.6	Chairman and Vice Chairman	A-20
5.7	General Manager; President and Chief Executive Officer	A-20
5.8	Chief Financial Officer	A-20
5.9	Secretary; Assistant Secretary	A-21
5.10	Vice President	A-21
5.11	Delegation	A-21
5.12	Execution of Instruments	A-21

A-ii

5.13	Limitation of Liability; Indemnification of Directors	A-21
5.14	Compensation; Expenses of Directors; Loans	A-22
SECTION 6:	ROLE OF MEMBERS	A-23
6.1	Rights or Powers	A-23
6.2	Voting Rights	A-23
6.3	Procedure for Consent; Member Meeting; Quorum and Proxies; Director
	Election and Removal	A-23
6.4	Termination of Membership	A-24
6.5	Continuation of the Company	A-24
6.6	No Obligation to Purchase Membership Interest	A-24
6.7	Waiver of Dissenter's Rights	A-24
6.8	Member's Authority to Sue on Behalf of Company	A-24
SECTION 7:	[RESERVED]	A-25
SECTION 8:	ACCOUNTING, BOOKS AND RECORDS	A-25
8.1	Accounting, Books and Records	A-25
8.2	Reports	A-25
8.3	Tax Matters	A-26
8.4	Delivery to Members and Inspection	A-27
SECTION 9:	AMENDMENTS	A-27
9.1	Amendments	A-27
SECTION 10:	TRANSFERS	A-27
10.1	Restrictions on Transfers	A-27
10.2	Permitted Transfers	A-28
10.3	Conditions to Permitted Transfers	A-28
10.4	[RESERVED]	A-29
10.5	Prohibited Transfers	A-29
10.6	Rights of Unadmitted Assignees	A-30
10.7	Admission of Substituted Members	A-30
10.8	Representations Regarding Transfers; Legend	A-30
10.9	Distributions and Allocations in Respect of Transferred Units	A-31
SECTION 11:	[RESERVED]	A-31
SECTION 12:	DISSOLUTION AND WINDING UP	A-32
12.1	Dissolution Events	A-32
12.2	Winding Up	A-32
12.3	Compliance With Certain Requirements of Regulations; Deficit Capital Accounts	A-32
12.4	Deemed Distribution and Recontribution	A-33
12.5	Rights of Unit Holders	A-33
12.6	Notice of Dissolution/Termination	A-33
12.7	Allocations During Period of Liquidation	A-33
12.8	Character of Liquidating Distributions	A-34
12.9	The Liquidator	A-34
12.10	Form of Liquidating Distributions	A-34
SECTION 13:	[RESERVED]	A-34
SECTION 14:	MISCELLANEOUS	A-34
14.1	Notices	A-34
14.2	Binding Effect	A-35
14.3	Construction	A-35

A-iii

14.4	Time	A-35
14.5	Headings	A-35
14.6	Severability	A-35
14.7	Incorporation by Reference	A-35
14.8	Variation of Terms	A-35
14.9	Governing Law	A-36
14.10	Waiver of Jury Trial	A-36
14.11	Counterpart Execution	A-36
14.12	Specific Performance	A-36

A-iv

SECOND AMENDED AND RESTATED OPERATING AGREEMENT
OF
BADGER STATE ETHANOL, LLC

    THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT (the "Agreement") is entered into and shall be effective as of the 26th day of March, 2001, by, between and among BADGER STATE ETHANOL, LLC, a Wisconsin limited liability company (the "Company"); Gary Kramer ("Kramer"); John Malchine ("Malchine"; Kramer and Malchine are each a "Founding Member" and together are referred to as the "Founding Members"); and each of the Persons who are identified as Class C Members on the attached Exhibit A and who have executed a counterpart of this Agreement and a Subscription Agreement; and each of the Persons who are identified as Class B Members on the attached Exhibit A and who have executed a counterpart of this Agreement and a Subscription Agreement; and each of the Persons who are identified as Class A Members on the attached Exhibit A and who have executed a counterpart of this Agreement and a Subscription Agreement.

    This Second Amended and Restated Operating Agreement amends and restates in its entirety that certain Amended and Restated Operating Agreement dated as of January 31, 2001, by and between the Company, the Founding Members, and each Class B Member and each Class C Member executing a counterpart signature page thereof (the "Original Operating Agreement").

    NOW, THEREFORE, in consideration of the above premises and for other valuable consideration, the receipt and sufficiency of which is acknowledged by each party signing this Agreement from time to time, the parties hereto agree to be bound by this Agreement and the provisions of the Act as follows:

SECTION 1

THE COMPANY

1.1  Formation.

    The Founding Members formed the Company as a Wisconsin limited liability company by filing Articles of Organization with the Wisconsin Department of Financial Institutions on May 11, 2000 pursuant to the provisions of the Act. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provisions, this Agreement shall, to the extent permitted by the Act, control.

1.2  Name.

    The name of the Company shall be Badger State Ethanol, LLC and all business of the Company shall be conducted in such name. The Directors may change the name of the Company upon ten (10) days' notice to the Members.

1.3  Purpose; Powers.

    (a) The nature of the business and purposes of the Company are (i) to own, construct, operate, lease, finance, contract with, and/or invest in the Facilities or an portion thereof as agreed by the Members and permitted under the applicable laws of the State of Wisconsin; (ii) to engage in the processing of corn, grains and other feedstocks into ethanol and any and all related co-products, and the marketing of all products and co-products from such processing; and (iii) to engage in any other business and investment activity in which a Wisconsin limited liability company may lawfully be engaged, as determined by the Directors.

    (b) The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purpose of the Company set forth in Section 1.3(a)

hereof and has, without limitation, any and all powers that may be exercised on behalf of the Company by the Directors pursuant to Section 5 hereof.

1.4  Principal Place of Business.

    The Company shall continuously maintain an office in Wisconsin. The principal office of the Company shall be at P.O. Box 317, Monroe, Wisconsin 53566, or elsewhere as the Directors may determine. Any documents required by the Act to be kept by the Company shall be maintained at the Company's principal office.

1.5  Term.

    The term of the Company commenced on the date the Articles of Organization (the "Articles") of the Company were filed pursuant to Section 1.6(a) hereof, and shall continue until the winding up and liquidation of the Company and its business is completed following a Dissolution Event, as provided in Section 12 hereof.

1.6  Filings; Agent for Service of Process.

    (a) The Directors caused the Articles to be filed on May 11, 2000, in the office of the Department of Financial Institutions of the State of Wisconsin in accordance with the provisions of the Act. The Company shall take any and all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Wisconsin. The Directors shall cause amendments to be filed whenever required by the Act.

    (b) The Directors shall cause to be filed original or amended articles of organization and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other states or jurisdictions in which the Company engages in business.

    (c) The name and address of the agent for service of process on the Company in the State of Wisconsin shall be John Malchine, 27402 Malchine Road, Waterford, Wisconsin 53185, or any successor as appointed by the Directors upon ten (10) days' notice to the Members.

    (d) Upon the dissolution and completion of the winding up and liquidation of the Company, the Directors shall promptly execute and cause to be filed Articles of Dissolution in accordance with the Act and the laws of any other jurisdictions in which the Directors deem such filing necessary or advisable.

1.7  Title to Property.

    All Property owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such Property in its individual name. Each Member's interest in the Company shall be personal property for all purposes. At all times after the Effective Date, the Company shall hold title to all of its Property in the name of the Company and not in the name of any Member.

1.8  Payments of Individual Obligations.

    The Company's credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred or encumbered for, or in payment of, any individual obligation of any Member.

1.9  Independent Activities; Transactions with Affiliates.

    (a) The Directors shall be required to devote such time to the affairs of the Company as may be necessary to manage and operate the Company, and shall be free to serve any other Person or enterprise in any capacity that the Directors may deem appropriate in its discretion.

    (b) Neither this Agreement nor any activity undertaken pursuant hereto shall (i) prevent any Member or Director or their Affiliates, acting on their own behalf, from engaging in whatever activities they choose, whether the same are competitive with the Company or otherwise, and any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company or any Member, or (ii) require any Member or Director to permit the Company or Director or Member or its Affiliates to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes, and renounces any such right or claim of participation.

    (c) To the extent permitted by applicable law and subject to the provisions of this Agreement, the Directors are hereby authorized to cause the Company to purchase Property from, sell Property to or otherwise deal with any Member (including any Member who is also a Director), acting on its own behalf, or any Affiliate of any Member; provided that any such purchase, sale or other transaction shall be made on terms and conditions which are no less favorable to the Company than if the sale, purchase or other transaction had been made with an independent third party.

1.10  Adoption of Business Plan.

    At least 90 days prior to the beginning of each Fiscal Year, the Directors shall prepare a business plan (the "Business Plan") for such Fiscal Year. The Business Plan shall include an annual budget for revenues, expenses, working capital reserves and capital expenditures; any additional Capital Contributions anticipated to be required for the operation of the Company's Business; and such other information, plans, and strategies as the Directors deem advisable. If the Directors fail to approve a Business Plan for any Fiscal Year as required hereunder, the Business Plan previously in effect shall continue in effect, with appropriate adjustments to reflect the then current rate of inflation, until such time as a new Business Plan is adopted. The Business Plan may be reviewed by any Member upon request therefor at the Company's principal office or, for a nominal charge to cover copying, mailing and administrative costs, a copy of the Business Plan will be mailed to such Member if requested.

1.11  Definitions.

    Capitalized words and phrases used in this Agreement have the following meanings:

    "Act" means Chapter 183 of the Wisconsin Statutes, as amended from time to time (or any corresponding provision or provisions of any succeeding law).

    "Additional Capital Contributions" means, with respect to any Unit Holder, the Capital Contributions made with respect to the Units held or purchased by such Unit Holder pursuant to Section 2.3 hereof. In the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Additional Capital Contributions of the transferor to the extent they relate to the Transferred Units.

    "Adjusted Capital Account Deficit" means, with respect to any Unit Holder, the deficit balance, if any, in such Unit Holder's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

      (i)  Credit to such Capital Account any amounts which such Unit Holder is deemed to be obligated to restore pursuant to the next to the last sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

      (ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

    "Affiliate" means, with respect to any Person (i) any Person directly or indirectly controlling, controlled by or under common control with such Person (ii) any officer, director, general partner, member or trustee of such Person or (iii) any Person who is an officer, director, general partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence. For purposes of this definition, the terms "controlling," "controlled by" or "under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, Directors, members, or persons exercising similar authority with respect to such Person or entities.

    "Agreement" or "Operating Agreement" means this Operating Agreement of Badger State Ethanol, LLC, as amended from time to time. Words such as "herein," "hereinafter," "hereof," "hereto" and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires.

    "Articles" means the Articles of Organization filed with the Wisconsin Department of Financial Institutions for the purpose of forming the Company.

    "Asset Contribution Agreement" means an agreement between the Company and a Member pursuant to which the Company has agreed that such Member shall make its original non-cash (such as real or personal property) capital contributions to the Company.

    "Assignee" means a transferee of Units who is not admitted as a substituted member pursuant to Section 10.7.

    "Business Plan" shall have the meaning set forth in Section 1.10 hereof.

    "Capital Account" means the capital account maintained for each Unit Holder in accordance with Section 2.4.

    "Capital Contributions" means, with respect to any Unit Holder, the amount of money (US Dollars) and the initial Gross Asset Value of any Contributed Assets (other than money) contributed to the Company with respect to the Units in the Company held or purchased by such Unit Holder, including Additional Capital Contributions.

    "Class A Member" means any Person (i) whose name is set forth as such on Exhibit A initially attached hereto or who has become a Class A Member pursuant to the terms of this Agreement, and (ii) who is the owner of one or more Class A Units. "Class A Members" means all such Persons.

    "Class A Unit(s)" means an ownership interest in the Company representing a Capital Contribution made as provided in Section 2 in consideration of Class A Units, including any and all benefits to which the holder of such Units may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

    "Class A Unit Holder(s)" means the owner of one or more Class A Units, regardless of whether they are Members.

    "Class B Member" means any Person (i) whose name is referred to as such in the first paragraph of this Agreement and who is listed on Exhibit A initially attached hereto, or who has become a Class B Member pursuant to the terms of this Agreement, and (ii) who is the owner of one or more Class B Units. "Class B Members" means all such Persons

    "Class B Unit(s)" means an ownership interest in the Company representing a Capital Contribution made as provided in Section 2 in consideration of Class B Units, including any and all benefits to which the holder of such Units may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

    "Class B Unit Holder(s)" means the owner of one or more Class B Units regardless of whether they are Members.

    "Class C Member" means any Person (i) whose name is referred to as such in the first paragraph of this Agreement and who is listed on Exhibit A initially attached hereto, or who has become a Class C Member pursuant to the terms of this Agreement, and (ii) who is the owner of one or more Class C Units. "Class C Members" means all such Persons.

    "Class C Unit(s)" means an ownership interest in the Company representing a Capital Contribution made as provided in Section 2 in consideration of Class C Units, including any and all benefits to which the holder of such Units may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

    "Class C Unit Holder(s)" means the owner of one or more Class C Units regardless of whether they are Members.

    "Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

    "Contributed Assets" of a Member shall have the meaning assigned in the Asset Contribution Agreement, if any, between such Member and the Company.

    "Company" means the limited liability company formed pursuant to this Agreement and the Articles and the limited liability company continuing the business of this Company in the event of dissolution of the Company as herein provided.

    "Company Minimum Gain" has the meaning given the term "partnership minimum gain" in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

    "Debt" means (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds, or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Company whether or not the Company has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable and (vi) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv) and (v), above provided that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Company's business and are not delinquent or are being contested in good faith by appropriate proceedings.

    "Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Directors.

    "Directors" means any Person who (i) is referred to as such in Section 5.1 of this Agreement or has become a Director pursuant to the Terms of this Agreement, and (ii) has not ceased to be a Director pursuant to the terms of this Agreement. "Directors" means all such Persons. For purposes of the Act, the Directors shall be deemed to be the "managers" (as such term is defined and used in the Act) of the Company. Unless otherwise stated in this Agreement, any action taken by the Directors shall require the affirmative vote of a majority of the Directors present at a meeting of the Directors (in person or by telephonic or other electronic means as more specifically described in Section 5.3(b)) and entitled to vote thereat.

    "Dissolution Event" shall have the meaning set forth in Section 12.1 hereof.

    "Effective Date" means May 12, 2000.

    "Facilities" shall mean the ethanol production and co-product production facilities in Monroe, Wisconsin or such other location as may be determined by the Directors to be constructed and operated by the Company pursuant to the Business Plan.

    "Financial Closing" means the actual closing (execution and delivery of all required documents) by the Company with its project lender(s) providing for all debt financing, including senior and subordinated debt and any other project financing characterized by debt obligations and repayable as debt which is required by the project lender(s) or which is deemed necessary or prudent in the sole discretion of the Directors.

    "Fiscal Quarter" means (i) the period commencing on May 11, 2000 and ending on September 30, 2000, (ii) any subsequent three-month period commencing on each of January 1, April 1, July 1 and October 1 and ending on the last date before the next such date and (iii) the period commencing on the immediately preceding January 1, April 1, July 1, or October 1, as the case may be, and ending on the date on which all Property is distributed to the Unit Holders pursuant to Section 12 hereof.

    "Fiscal Year" means (i) the period commencing on May 11, 2000 and ending on December 31, 2000, (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31 and (iii) the period commencing on the immediately preceding January 1 and ending on the date on which all Property is distributed to the Unit Holders pursuant to Section 12 hereof, or, if the context requires, any portion of a Fiscal Year for which an allocation of Profits or Losses or a distribution is to be made.

    "Founding Members" shall mean collectively, Gary Kramer and John Malchine.

    "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

    "Gross Asset Value" means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

      (i)  The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Directors provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 2.1 hereof shall be as set forth in such section;

      (ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Directors as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if the Directors reasonably determine that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

      (iii) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Directors; and

      (iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of "Profits" and "Losses" or Section 3.3(c) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

    If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

    "Issuance Items" has the meaning set forth in Section 3.3(g) hereof.

    "Liquidation Period" has the meaning set forth in Section 12.7 hereof.

    "Liquidator" has the meaning set forth in Section 12.9(a) hereof.

    "Losses" has the meaning set forth in the definition of "Profits" and "Losses."

    "Members" means all Class A Members, all Class B Members, and all Class C Members when no distinction is required by the context in which the terms is used herein. "Member" means any one of the Members.

    "Membership Economic Interest" means collectively, a Member's share of "Profits" and "Losses," the right to receive distributions of the Company's assets, and the right to information concerning the business and affairs of the Company provided by the Act. The Membership Economic Interest of a Member is quantified by the unit of measurement referred to herein as "Units."

    "Membership Interest" means collectively, the Membership Economic Interest and Membership Voting Interest.

    "Membership Register" means the membership register maintained by the Company at its principal office or by a duly appointed agent of the Company setting forth the name, address, the number and class of Units, and Capital Contributions of each Member of the Company, which shall be modified from time to time as additional Units are issued and as Units are transferred pursuant to this Agreement.

    "Membership Voting Interest" means collectively, a Member's right to vote as set forth in this Agreement or required by the Act. The Membership Voting Interest of a Member shall mean (a) as to any matter to which the Member is entitled to vote hereunder including specifically without limitation, a Member's right to vote (i) to elect Directors under Sections 5.1(d) and 6.3(d); (ii) to remove Directors under Sections 5.1(f) and 6.3(e); and (iii) to authorize a lawsuit on behalf of the Company pursuant to Section 6.8; or (b) as may be required under the Act, the right to one (1) vote for each Unit registered in the name of such Member as shown in the Membership Register so long as such Member is the registered owner of at least five (5) Units, it being the intention of the Members and Company that only registered owners of at least five (5) or more Units shall have Membership Voting Interests in the Company.

    "Net Cash Flow" means the gross cash proceeds of the Company less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements, and contingencies, all as reasonably determined by the Directors. "Net Cash Flow" shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established.

    "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

    "Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

    "Officer" or "Officers" has the meaning set forth in Section 5.11 hereof.

    "Permitted Transfer" has the meaning set forth in Section 10.2 hereof.

    "Person" means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

    "Profits" and "Losses" mean, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

      (i)  Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss;

      (ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be subtracted from such taxable income or loss;

      (iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

      (iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

      (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

      (vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Unit Holder's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

      (vii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 3.3 and Section 3.4 hereof shall not be taken into account in computing Profits or Losses.

    The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 3.3 and Section 3.4 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

    "Property" means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

    "Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

    "Regulatory Allocations" has the meaning set forth in Section 3.4 hereof.

    "Related Party" means the adopted or birth relatives of any Person and such Person's spouse (whether by marriage or common law), if any, including without limitation great-grandparents, grandparents, children (including stepchildren and adopted children), grandchildren, and great-grandchildren thereof, and such Person's (and such Person's spouse's) brothers, sisters, and cousins and their respective lineal ancestors and descendants, and any other ancestors and/or descendants, and any spouse of any of the foregoing, each trust created for the exclusive benefit of one or more of the foregoing, and the successors, assigns, heirs, executors, personal representatives and estates of any of the foregoing.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Subscription Agreement" means any subscription or contribution agreement or application required by the Company for a Member to own Units in the Company.

    "Subsidiary" means any corporation, partnership, joint venture, limited liability company, association or other entity in which such Person owns, directly or indirectly, fifty percent (50%) or more of the outstanding equity securities or interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such entity.

    "Tax Matters Member" has the meaning set forth in Section 8.3(a) hereof.

    "Transfer" means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge or hypothecate or otherwise dispose of.

    "Units or Unit" means a Class A Unit or a Class B Unit or a Class C Unit, or Units as the context may require.

    "Unit Holders" means all Class A Unit Holders, all Class B Unit Holders, and all Class C Unit Holders when no distinction is required by the context in which the term is used herein. "Unit Holder" means any one of the Unit Holders.

    "Unit Holder Nonrecourse Debt" has the same meaning as the term "partner nonrecourse debt" in Section 1.704-2(b)(4) of the Regulations.

    "Unit Holder Nonrecourse Debt Minimum Gain" means an amount, with respect to each Unit Holder Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Unit Holder Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

    "Unit Holder Nonrecourse Deductions" has the same meaning as the term "partner nonrecourse deductions" in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

SECTION 2

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

2.1  Original Capital Contributions.

    The name, address, original Capital Contribution, and initial Units quantifying the Membership Interest of each Member are set out in Exhibit A attached hereto, and shall also be set out in the Membership Register.

2.2  Contribution Agreements; Class A Unit Concentration Limit.

    (a) The contributions made by each of the Members pursuant to Section 2.1 hereof shall be subject to the terms and provisions of the Subscription Agreement or the Asset Contribution Agreement of each such Member. Each Member shall execute, deliver and perform all obligations of such Member under its Subscription Agreement or Asset Contribution Agreement, respectively.

    (b) Each Member shall make an original Capital Contribution to the Company consisting of (a) in respect of the Class B Members and the Class C Members, the amount of cash, in accordance with the terms and conditions of such Member's Subscription Agreement; and (b) in respect of Class A Members, the amount of cash or the value of other property (such value to be determined in the sole discretion of the Directors) permitted by the Directors to be contributed to the Company in accordance with the terms and conditions of such Member's Subscription Agreement or Asset Contribution Agreement. The Directors shall consider all subscriptions for Class A Units and shall in their sole discretion and by majority vote of such Directors present, either accept or reject such subscriptions. Upon acceptance of any subscription for Class A Units, the Company shall enter into a Subscription Agreement and/or Asset Contribution Agreement, and any agreement referred to therein, without requirement of any further act, approval, or vote of any other Person and such agreements shall be deemed to satisfy all requirements of this Agreement. Except upon the unanimous consent of all Directors, at no time shall any Class A Unit Holder and any Affiliate and Related Party of such Class A Unit Holder, together in the aggregate, own, either directly or indirectly or beneficially, more than an aggregate total of the lesser of (i) two thousand (2,000) Class A Units; and (ii) ten percent (10%) of the issued and outstanding Class A Units of the Company (herein, such limitation shall be referred to as the "Class A Unit Concentration Limit"). At Financial Closing, the Company will adjust downward any Unit Holder's ownership of Class A Units to the extent such ownership exceeds the Class A Unit Concentration Limit by refunding the purchase price for such excess Units. Thereafter, at any time any Person exceeds and thereby violates the Class A Unit Concentration Limit, the Directors shall have the power by majority vote of such Directors to take any action in their sole discretion to cure such violation.

2.3  Additional Capital Contributions; Additional Units.

    No Unit Holder shall be obligated to make any additional Capital Contributions to the Company or to pay any assessment to the Company, other than any unpaid amounts on such Unit Holder's original Capital Contributions, and no Units shall be subject to any calls, requests or demands for capital. Subject to Sections 5.4(b)(ii) and (iii) hereof, additional Membership Economic Interests quantified by additional Units may be issued in consideration of Capital Contributions as agreed to between the Directors and the Person acquiring the Membership Economic Interest quantified by the additional Units. Each Person to whom additional Units are issued shall be admitted as a Class A Member unless such Person is acquiring Class B Units in its capacity as a Class B Member in accordance with this Agreement. Upon such Capital Contributions, the Directors shall cause Exhibit A and the Membership Register to be appropriately amended.

2.4  Capital Accounts.

    A Capital Account shall be maintained for each Unit Holder in accordance with the following provisions:

      (a) To each Unit Holder's Capital Account there shall be credited (A) such Unit Holder's Capital Contributions, (B) such Unit Holder's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3.3 and Section 3.4, and (C) the amount of any Company liabilities assumed by such Unit Holder or which are secured by any Property distributed to such Unit Holder. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a Unit Holder related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Unit Holder until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2);

      (b) To each Unit Holder's Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed to such Unit Holder pursuant to any provision of this Agreement, (B) such Unit Holder's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 3.3 and 3.4 hereof, and (c) the amount of any liabilities of such Unit Holder assumed by the Company or which are secured by any Property contributed by such Unit Holder to the Company;

      (c) In the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Units; and

      (d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

    The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Directors shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Unit Holders), are computed in order to comply with such Regulations, the Directors may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Section 12 hereof upon the dissolution of the Company. The Directors also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Unit Holders and the amount of capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

2.5  Class B Unit and Class C Unit Conversion.

    (a) Class B Unit Conversion.  At Financial Closing, all Class B Units held by Class B Unit Holders shall be converted into Class A Units at the conversion rate of one (1) Class A Unit for each Class B Unit held by such Class B Unit Holder. From and after Financial Closing, there shall exist no outstanding Class B Units of the Company. Upon such conversion, the Directors shall cause Exhibit A attached hereto to be amended accordingly to reflect the conversion of said Class B Unit Holder's Class B Units to Class A Units.

    (b) Class C Unit Conversion.  At Financial Closing, all Class C Units held by Class C Unit Holders shall be converted into Class A Units at the conversion rate of one (1) Class A Unit for each Class C Unit held by such Class C Unit Holder. From and after Financial Closing, there shall exist no outstanding Class C Units of the Company. Upon such conversion, the Directors shall cause Exhibit A attached hereto to be amended accordingly to reflect the conversion of said Class C Unit Holder's Class C Units to Class A Units.

SECTION 3

ALLOCATIONS

3.1  Profits.

    After giving effect to the special allocations in Section 3.3 and Section 3.4 hereof, Profits for any Fiscal Year shall be allocated among the Unit Holders in proportion to Units held. In addition, all allocations of Profits to Unit Holders shall be made based upon the number of days each Unit was held by such Unit Holder during the period for which such Profits are being calculated.

3.2  Losses.

    After giving effect to the special allocations in Section 3.3 and 3.4 hereof, Losses for any Fiscal Year shall be allocated among the Unit Holders in proportion to Units held. In addition, all allocations of Losses to Unit Holders shall be made based upon the number of days each Unit was held by such Unit Holder during the period for which such Losses are being calculated.

3.3  Special Allocations.

    The following special allocations shall be made in the following order:

      (a) Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Unit Holder shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unit Holder's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(f) (6) and 1.704-2(j) (2) of the Regulations. This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

      (b) Unit Holder Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(i) (4) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Unit Holder Nonrecourse Debt Minimum Gain attributable to a Unit Holder Nonrecourse Debt during any Fiscal Year, each Unit Holder who has a share of the Unit Holder Nonrecourse Debt Minimum Gain attributable to such Unit Holder Nonrecourse Debt, determined in accordance with Section 1.704-2(i) (5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unit Holder's share of the net decrease in Unit Holder Nonrecourse Debt Minimum Gain, determined in accordance with Regulations Section 1.704-2(i) (4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i) (4) and 1.704-2(j) (2) of the Regulations. This Section 3.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i) (4) of the Regulations and shall be interpreted consistently therewith.

      (c) Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as soon as practicable, provided that an allocation pursuant to this Section 3.3(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.3(c) were not in the Agreement.

      (d) Unit Holder Nonrecourse Deductions.  Any Unit Holder Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Unit Holder who bears the economic risk of loss with respect to the Unit Holder Nonrecourse Debt to which such Unit Holder Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

      (e) Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Unit Holder in complete liquidation of such Unit Holder's interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Unit Holders in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Unit Holder to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

      (f)  [Intentionally Omitted].

      (g) Allocations Relating to Taxable Issuance of Company Units.  Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Unit Holder (the "Issuance Items") shall be allocated among the Unit Holders so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Unit Holder shall be equal to the net amount that would have been allocated to each such Unit Holder if the Issuance Items had not been realized.

3.4  Curative Allocations.

    The allocations set forth in Sections 3.3(a), 3.3(b), 3.3(c), 3.3(d), 3.3(e), 3.3(f), 3.3(g) and 3.5 (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.4. Therefore, notwithstanding any other provision of this Section 3 (other than the Regulatory Allocations), the Directors shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 3.1, 3.2, and 3.3(g).

3.5  Loss Limitation.

    Losses allocated pursuant to Section 3.2 hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Unit Holder to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Unit Holders would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.2 hereof, the limitation set forth in this Section 3.5 shall be applied on a Unit Holder by Unit Holder basis and Losses not allocable to any Unit Holder as a result of such limitation shall be allocated to the other Unit Holders in accordance with the positive balances in such Unit Holder's Capital Accounts so as to allocate the maximum permissible Losses to each Unit Holder under Section 1.704-1(b)(2)(ii)(d) of the Regulations.

3.6  Other Allocation Rules.

    (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Directors using any permissible method under Code Section 706 and the Regulations thereunder.

    (b) The Unit Holders are aware of the income tax consequences of the allocations made by this Section 3 and hereby agree to be bound by the provisions of this Section 3 in reporting their shares of Company income and loss for income tax purposes.

    (c) Solely for purposes of determining a Unit Holder's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a) (3), the Class A Unit Holders' aggregate interests in Company profits shall be deemed to be as provided in the capital accounts.

    To the extent permitted by Section 1.704-2(h) (3) of the Regulations, the Directors shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Unit Holder Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Unit Holder.

    (d) Allocations of Profits and Losses to the Class A Unit Holders shall be allocated among them in the ratio which each Class A Unit Holder's Units bears to the total number of Class A Units issued and outstanding. Allocations of Profits and Losses to the Class B Unit Holders shall be allocated among them in the ratio which each Class B Unit Holder's Units bears to the total number of Class B Units issued and outstanding. Allocations of Profits and Losses to the Class C Unit Holders shall be allocated among them in the ratio which each Class C Unit Holder's Units bears to the total number of Class C Units issued and outstanding. In addition, all allocations of Profits and Losses to Unit Holders shall be made based upon the number of days each Unit was held by such Unit Holder during the period for which such Profits and Losses are being calculated.

3.7  Tax Allocations: Code Section 704(c).

    In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Unit Holders so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value).

    In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

    Any elections or other decisions relating to such allocations shall be made by the Directors in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 3.7 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Unit Holder's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

SECTION 4

DISTRIBUTIONS

4.1  Net Cash Flow.

    Except as otherwise provided in Section 12 hereof, Net Cash Flow, if any, shall be distributed to the Unit Holders in proportion to Units held subject to, and to the extent permitted by, any loan covenants or restrictions on such distributions agreed to by the Company in any loan agreements with the Company's lenders from time to time in effect. In determining Net Cash Flow, the Directors shall endeavor to provide for cash distributions at such times and in such amounts as will permit the Unit Holders to make timely payment of income taxes.

4.2  Amounts Withheld.

    All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Unit Holders shall be treated as amounts paid or distributed, as the case may be, to the Unit Holders with respect to which such amount was withheld pursuant to this Section 4.2 for all purposes under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Unit Holders, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law or any foreign law, and shall allocate any such amounts to the Unit Holders with respect to which such amount was withheld.

4.3  Limitations on Distributions.

    (a) The Company shall make no distributions to the Unit Holders except as provided in this Section 4 and Section 12 hereof.

    (b) A Unit Holder may not receive a distribution from the Company to the extent that, after giving effect to the distribution, all liabilities of the Company, other than liability to Unit Holders on account of their Capital Contributions, would exceed the Gross Asset Value of the Company's assets.

SECTION 5

MANAGEMENT

5.1  Director-Managed; Election of Directors; Committees.

    (a) The Directors shall direct the business and affairs of the Company, and shall exercise all of the powers of the Company except such as are by this Agreement conferred upon or reserved to the Members. The Directors shall adopt such policies, rules, regulations, and actions not inconsistent with law or this Agreement as it may deem advisable. The management of the business and affairs of the Company shall be directed by three or more Directors and not by its Members. Directors shall be Members. Subject to Section 5.4 hereof or any other express provisions hereof, the business and affairs of the Company shall be managed by or under the direction of the Directors. The number of Directors serving the Company shall be determined initially by the Founding Members and after Financial

Closing, shall be determined by a majority vote of all Directors then serving, and shall at all times from and after Financial Closing consist of not less than five (5) nor more than seven (7) Directors.

    (b) The initial Directors, appointed by the Founding Members, shall be Gary Kramer, John Malchine, Daryl Gillund and Jeff Roskam. One (1) additional Director shall, not later than the Financial Closing, be appointed for an initial term ending one (1) year from the date of Financial Closing as the fifth initial Director by the Founding Members, such Director to be determined in the sole discretion of the Founding Members. The Founding Members shall each serve as Directors for initial terms as follows: Malchine's initial term shall end two (2) years after the Financial Closing and Kramer's initial term shall end three (3) years after Financial Closing. The other two (2) initial Directors (Gillund and Roskam) shall, subject to subsection 5.1(c) below, serve for an initial term ending three (3) years after Financial Closing. In all cases, Directors shall serve their specified terms and until a successor is elected and qualified, or until the earlier death, resignation, removal or disqualification of such Director. Each other Director shall serve for a term of three (3) years and until a successor is appointed and has qualified, or until the earlier death, resignation, removal or disqualification of the Director.

    (c) So long as Fagen, Inc., through itself or its shareholders and/or employees, hold of record an aggregate of not less than two hundred fifty (250) Class A Units at all times, then in such case Fagen, Inc. shall be entitled to appoint the successor to the Director seat initially held by Daryl Gillund (herein the "Fagen Director") if and only if such successor is then a current employee of Fagen, Inc. In addition, so long as ICM, Inc., through itself or its shareholders and/or employees, hold of record an aggregate of not less than two hundred fifty (250) Class A Units at all times, then in such case ICM, Inc. shall be entitled to appoint the successor to the Director seat initially held by Jeff Roskam (herein the "ICM Director") if and only if such successor is then a current employee of ICM, Inc. If and when the requirements for appointment of the Fagen Director or the ICM Director, as the case may be, are no longer met, then the successor to such Director position shall no longer be appointed but instead shall be elected as set forth for the other Directors in the next paragraph.

    (d) After the expiration of the initial terms of the Directors, at each annual meeting of the Members, Directors (other than the Fagen Director and the ICM Director who shall be appointed as set forth above) shall be elected by the members pursuant to Section 6.3(d) for staggered terms of three (3) years and until a successor is elected and qualified.

    (e) One or more nominees for Director positions up for election shall be named by the then current Directors or by a nominating committee established by the Directors. Nominations for the election of directors may also be made by any Unit Holder entitled to vote generally in the election of directors. However, any Unit Holder who is the holder of record of at least twenty-five (25) Class A Units and who is entitled to vote in the election of Directors may nominate one or more persons for election as Directors at a meeting only if written notice of such Unit Holder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the secretary of the Company not less than sixty (60) days nor more than ninety (90) days prior to a meeting date corresponding to the previous year's regular meeting. Each such notice to the Secretary shall set forth: (i) the name and address of record of the Unit Holder who intends to make the nomination; (ii) a representation that the Unit Holder is a holder of record of at least twenty-five (25) Class A Units of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the Unit Holder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Unit Holder; (v) such other information regarding each nominee proposed by such Unit Holder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a Director of the Company if so elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a Director of the Company. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. The amendment or repeal of this section or the adoption of any provision inconsistent therewith shall require the approval of the Unit Holders representing at least a majority of the outstanding Class A Units.

    (f)  Whenever a vacancy occurs other than from expiration of a term of office or removal from office, a majority of the remaining Directors shall appoint a new Director to fill the vacancy for the remainder of such term. A Director may be removed with or without cause by the Members pursuant to Section 6.3(e).

    (g) A resolution approved by the affirmative vote of a majority of the Directors may establish committees having the authority of the Directors in the management of the business of the Company to the extent provided in the resolution. A committee shall consist of one or more persons, who need not be Directors, appointed by affirmative vote of a majority of the Directors present. Committees may include a compensation committee and/or an audit committee, in each case consisting of one or more independent Directors or other independent persons. Committees are subject to the direction and control of, and vacancies in the membership thereof shall be filled by, the Directors.

    (h) A majority of the members of the committee present at a meeting is a quorum for the transaction of business, unless a larger or smaller proportion or number is provided in a resolution approved by the affirmative vote of a majority of the Directors present.

5.2  Authority of Directors.

    Subject to the limitations and restrictions set forth in this Agreement, the Directors shall direct the management of the business and affairs of the Company and shall have all of the rights and powers which may be possessed by a "manager" under the Act including, without limitation, the right and power to do or perform the following and, to the extent permitted by the Act or this Agreement, the further right and power by resolution of the Directors to delegate to the Officers or such other Person or Persons to do or perform the following:

      (a) Conduct its business, carry on its operations and have and exercise the powers granted by the Act in any state, territory, district or possession of the United States, or in any foreign country which may be necessary or convenient to effect any or all of the purposes for which it is organized;

      (b) Acquire by purchase, lease, or otherwise any real or personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

      (c) Operate, maintain, finance, improve, construct, own, grant operations with respect to, sell, convey, assign, mortgage, and lease any real estate and any personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

      (d) Execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, and operation of the business, or in connection with managing the affairs of the Company, including, executing amendments to this Agreement and the Articles in accordance with the terms of this Agreement, both as Directors and, if required, as attorney-in-fact for the Members pursuant to any power of attorney granted by the Members to the Directors;

      (e) Borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Company, and secure the same by mortgage, pledge, or other lien on any Company assets;

      (f)  Execute, in furtherance of any or all of the purposes of the Company, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to convey or encumber any or all of the Company assets;

      (g) Prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the assets of the Company and in connection therewith execute any extensions or renewals of encumbrances on any or all of such assets;

      (h) Care for and distribute funds to the Members by way of cash income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Company or this Agreement;

      (i)  Contract on behalf of the Company for the employment and services or employees and/or independent contractors, such as lawyers and accountants, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Company;

      (j)  Engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Company assets and Directors'and Officers' liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by a limited liability company under the laws of each state in which the Company is then formed or qualified;

      (k) Take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Company;

      (l)  Institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company, the Members or the Directors or Officers in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith;

      (m) Purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, other limited liability companies, or individuals or direct or indirect obligations of the United States or of any government, state, territory, government district or municipality or of any instrumentality of any of them;

      (n) Agree with any Person as to the form and other terms and conditions of such Person's Capital Contribution to the Company and cause the Company to issue Membership Economic Interests and Units in consideration of such Capital Contribution; and

      (o) Indemnify a Member or Directors or Officers, or former Member or Directors or Officers, and to make any other indemnification that is authorized by this Agreement in accordance with, and to the fullest extent permitted by, the Act.

5.3  Director as Agent; Director Actions.

    (a) Notwithstanding the power and authority of the Directors to manage the business and affairs of the Company, no Director shall have authority to act as agent for the Company for the purposes of its business (including the execution of any instrument on behalf of the Company) unless the Directors have authorized the Director to take such action. The Directors may also delegate authority to manage the business and affairs of the Company (including the execution of instruments on behalf of the

Company) to such Person or Persons (including to any Officers) designated by the Directors, and such Person or Persons (or Officers) shall have such titles and authority as determined by the Directors.

    (b) Meetings of the Directors shall be held at such times and places as shall from time to time be determined by the Directors. Meetings of the Directors may also be called by the Chairman of the Company or by any one or more Directors. If the date, time, and place of a meeting of the Directors has been announced at a previous meeting, no notice shall be required. In all other cases, ten (10) days' written notice of meetings, stating the date, time, and place thereof and any other information required by law or desired by the Person(s) calling such meeting, shall be given to each Director. Any Director may waive notice of any meeting. A waiver of notice by a Director is effective whether given before, at, or after the meeting, and whether given orally, in writing, or by attendance. The attendance of a Director at any meeting shall constitute a waiver of notice of such meeting, unless such Director objects at the beginning of the meeting to the transaction of business on the grounds that the meeting is now lawfully called or convened and does not participate thereafter in the meeting. Any action required or permitted to be taken by the Directors may also be taken by a written action signed by a majority of all Directors, provided that a copy of such written action shall be promptly given to all Directors. The Directors may participate in any meeting of the Directors by means of telephone conference or similar means of communication by which all persons participating in the meeting can simultaneously hear each other. Not less than fifty percent (50%) of the Directors shall constitute a quorum for the transaction of business at any Director's meeting.

    (c) Each Director shall have one (1) vote at meetings of the Directors. The Directors shall take action by the vote of a majority of all Directors. No Director shall vote on any matter in which such Director (or his/her Affiliate) has a potential financial interest in the outcome of such vote.

5.4  Restrictions on Authority of Directors.

    (a) The Directors shall not have authority to, and they covenant and agree that they shall not, do any of the following acts without the unanimous consent of the Members:

      (i)  Cause or permit the Company to engage in any activity that is not consistent with the purposes of the Company as set forth in Section 1.3 hereof;

      (ii) Knowingly do any act in contravention of this Agreement or which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

      (iii) Confess a judgment against the Company in an amount in excess of $250,000;

      (iv) Possess Company Property, or assign rights in specific Company Property, for other than a Company purpose; or

      (v) Cause the Company to voluntarily take any action that would cause a bankruptcy of the Company.

    (b) The Directors shall not have authority to, and they covenant and agree that they shall not cause the Company to, without the consent of a majority of the Membership Voting Interests:

      (i)  merge, consolidate, exchange or otherwise dispose of at one time all or substantially all of the Property, except for a liquidating sale of the Property in connection with the dissolution of the Company;

      (ii) issue Class A Units at a purchase price of less than $1,000 per Unit;

      (iii) issue more than an aggregate of 30,000 Units;

      (iv) elect to dissolve the Company;

      (v) adopt or materially modify any Business Plan;

      (vi) cause the Company to acquire any equity or debt securities of any Director or any of its Affiliates, or otherwise make loans to any Director or any of its Affiliates.

    (c) The actions specified herein as requiring the consent of the Members shall be in addition to any actions by the Directors which are specified in the Act as requiring the consent or approval of the Members. Any such required consent or approval may be given by a vote of a majority of the Membership Voting Interests.

5.5  Duties and Obligations of Directors.

    The Directors shall cause the Company to conduct its business and operations separate and apart from that of any Director or any of its Affiliates. The Directors shall take all actions which may be necessary or appropriate (i) for the continuation of the Company's valid existence as a limited liability company under the laws of the State of Wisconsin and each other jurisdiction in which such existence is necessary to protect the limited liability of Members or to enable the Company to conduct the business in which it is engaged, and (ii) for the accomplishment of the Company's purposes, including the acquisition, development, maintenance, preservation, and operation of Company Property in accordance with the provisions of this Agreement and applicable laws and regulations. Each Director shall have the duty to discharge the foregoing duties in good faith, in a manner the Director believes to be in the best interests of the Company, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. The Directors shall be under no other fiduciary duty to the Company or the Members to conduct the affairs of the Company in a particular manner.

5.6  Chairman and Vice Chairman.

    (a) Unless provided otherwise by a resolution adopted by the Directors, the Chairman shall preside at meetings of the Members and the Directors; shall see that all orders and resolutions of the Directors are carried into effect; may maintain records of and certify proceedings of the Directors and Members; and shall perform such other duties as may from time to time be prescribed by the Directors.

    (b) The Vice Chairman shall, in the absence or disability of the Chairman, perform the duties and exercise the powers of the Chairman and shall perform such other duties as the Directors or the Chairman may from time to time prescribe. The Directors may designate more than one Vice Chairmen, in which case the Vice Chairmen shall be designated by the Directors so as to denote which is most senior in office.

5.7  General Manager; President and Chief Executive Officer (CEO).

    Until provided otherwise by a resolution of the Directors, the Chairman shall also act as the interim General Manager, President and CEO of the Company (herein referred to as the "General Manager"; the titles of General Manager, President and CEO shall constitute a reference to one and the same office and Officer of the Company), and the Chairman may exercise the duties of the office of Chairman using any such designations. The Directors shall appoint someone other than the Chairman as the General Manager of the Company not later than the commencement of operations of the Facilities, and such General Manager shall perform such duties as the Directors may from time to time prescribe, including without limitation, the management of the day-to-day operations of the Facilities.

5.8  Chief Financial Officer.

    Unless provided otherwise by a resolution adopted by the Directors, the Chief Financial Officer of the Company shall be the Treasurer of the Company and shall keep accurate financial records for the

Company; shall deposit all monies, drafts, and checks in the name of and to the credit of the Company in such banks and depositories as the Directors shall designate from time to time; shall endorse for deposit all notes, checks, and drafts received by the Company as ordered by the Directors, making proper vouchers therefor; shall disburse Company funds and issue checks and drafts in the name of the Company as ordered by the Directors, shall render to the General Manager and the Directors, whenever requested, an account of all such Manager's transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such other duties as may be prescribed by the Directors or the General Manager from time to time.

5.9  Secretary; Assistant Secretary.

    The Secretary shall attend all meetings of the Directors and of the Members and shall maintain records of, and whenever necessary, certify all proceedings of the Directors and of the Members. The Secretary shall keep the required records of the Company, when so directed by the Directors or other person or persons authorized to call such meetings, shall give or cause to be given notice of meetings of the Members and of meetings of the Directors, and shall also perform such other duties and have such other powers as the Chairman or the Directors may prescribe from time to time. An Assistant Secretary, if any, shall perform the duties of the Secretary during the absence or disability of the Secretary.

5.10  Vice President.

    The Company may have one or more Vice Presidents. If more than one, the Directors shall designate which is most senior. The most senior Vice President shall perform the duties of the General Manager in the absence of the General Manager.

5.11  Delegation.

    Unless prohibited by a resolution of the Directors, the General Manager, Chief Financial Officer, Vice President and Secretary (individually, an "Officer" and collectively, "Officers") may delegate in writing some or all of the duties and powers of such Officer's management position to other Persons. An Officer who delegates the duties or powers of an office remains subject to the standard of conduct for such Officer with respect to the discharge of all duties and powers so delegated.

5.12  Execution of Instruments.

    All deeds, mortgages, bonds, checks, contracts and other instruments pertaining to the business and affairs of the Company shall be signed on behalf of the Company by (i) the Chairman; or (ii) when authorized by resolution(s) of the Directors, the General Manager; or (iii) by such other person or persons as may be designated from time to time by the Directors.

5.13  Limitation of Liability; Indemnification of Directors.

    (a) No Member or Director of this Company shall be personally liable for any debt, obligation or liability of this Company merely by reason of being a Member or Director or both. No Director of this Company shall be personally liable to this Company or its Members for monetary damages for a breach of fiduciary duty by such Director; provided that this provision shall not eliminate or limit the liability of a Director for any of the following: (i) receipt of a financial benefit to which the Director is not entitled; (ii) liability under Section 183.0402 of the Act; (iii) a knowing violation of law; (iv) acts or omissions involving fraud, bad faith, willful misconduct, or gross negligence; or (iv) an act or omission occurring before the date when this provision becomes effective.

    (b) The Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify, save and hold harmless, and pay all judgments and claims against each Director or officer or director of such Director relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Director, officer, or director in connection with the business of the Company, including reasonable attorneys' fees incurred by such Director, officer, or director in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, including all such liabilities under federal and state securities laws as permitted by law.

    (c) In the event of any action by a Unit Holder against any Director, including a derivative suit, the Company shall indemnify, save harmless, and pay all costs, liabilities, damages and expenses of such Director, including reasonable attorneys' fees incurred in the defense of such action.

    (d) The Company shall indemnify, save harmless, and pay all expenses, costs, or liabilities of any Director, if for the benefit of the Company and in accordance with this Agreement, such Director makes any deposit or makes any other similar payment or assumes any obligation in connection with any Property proposed to be acquired by the Company and suffers any financial loss as the result of such action.

    (e) Notwithstanding the foregoing provisions, no Director shall be indemnified by the Company to the extent prohibited or limited (but only to the extent limited) by Section 183.0403(4) of the Act.

    (f)  The Company may purchase and maintain insurance on behalf of any Person in such Person's official capacity against any liability asserted against and incurred by such Person in or arising from that capacity, whether or not the Company would otherwise be required to indemnify the Person against the liability.

5.14  Compensation; Expenses of Directors; Loans.

    (a) Except as provided to either or both of the Founding Members pursuant to any agreement between the Company and such Founding Member, and except as otherwise approved by or pursuant to an agreement (as to Members) or policy (as to Directors) approved by the Directors, no Member or Director shall receive any salary, fee, or draw for services rendered to or on behalf of the Company merely by virtue of their status as a Member or Director, it being the intention that, irrespective of any personal interest of any of the Directors, the Directors shall have authority to establish reasonable compensation of all Directors for services to the Company as Directors, Officers, or otherwise. Except as otherwise approved by or pursuant to a policy approved by the Directors, no Member or Director shall be reimbursed for any expenses incurred by such Member or Director on behalf of the Company.

    (b) Notwithstanding the foregoing, by resolution by the Directors, the Directors may be paid as reimbursement therefor, their expenses, if any, of attendance at each meeting of the Directors. In addition, the Directors, by resolution, may approve from time to time, the salaries and other compensation packages of the Officers of the Company.

    (c) Any Member or Affiliate may, with the consent of the Directors, lend or advance money to the Company. If any Member or Affiliate shall make any loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a contribution to the capital of the Company but shall be a debt due from the Company. The amount of any such loan or advance by a lending Member or Affiliate shall be repayable out of the Company's cash and shall bear interest at a rate not in excess of the prime rate established, from time to time, by any major bank selected by the Directors for loans to its most creditworthy commercial borrowers, plus four percent (4%) per annum. If the Directors, or any Affiliate of the Directors, is the lending Member, the rate of interest and the terms and conditions of such loan shall be no less favorable to the Company than if the lender had been an independent third party. None of the Members or their Affiliates shall be obligated to make any loan or advance to the Company.

SECTION 6

ROLE OF MEMBERS

6.1  Rights or Powers.

    Except as otherwise expressly provided for in this Agreement, the Members shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way.

6.2  Voting Rights.

    The Members shall have voting rights (and the Class A Members, the Class B Members, and Class C Members shall have voting rights as a class) as defined by the Membership Voting Interest of such Member and in accordance with the provisions of this Agreement.

6.3  Procedure for Consent; Member Meetings; Quorum and Proxies.

    (a) In any circumstances requiring the approval or consent of the Members as specified in this Agreement, such approval or consent shall, except as expressly provided to the contrary in this Agreement, be given or withheld in the sole and absolute discretion of the Members and conveyed in writing to the Directors not later than thirty (30) days after such approval or consent was requested by the Directors. The Directors may require a response within a shorter time, but not less than ten (10) days. Failure to respond in any such time period shall constitute a vote against the proponent's recommendation with respect to the proposal. If the proponents receive the necessary approval or consent of the Members to such action, the Directors shall be authorized and empowered to implement such action without further authorization by the Members. In addition to requesting approval or consent of the Members in writing, approval or consent of the Members may also be obtained through a special meeting of the Members called by the Directors, to be held at the principal office of the Company or at such other place as shall be designated by the person calling the special meeting. Notice of the special meeting, stating the place, day and hour of the special meeting, shall be given to each Member in accordance with Section 14.1 hereof at least 10 days and no more than 30 days before the day on which the special meeting is to be held. Unit Holders representing an aggregate of not less than 25% of the Class A Units may also in writing demand that a special meeting of the Class A Members be called by the Directors. Unit Holders representing an aggregate of not less than 25% of the Class B Units may also in writing demand that a special meeting of the Class B Members be called by the Directors.

    (b) Unless an earlier Member meeting is properly called, the first annual meeting of the Members shall be held within one hundred twenty (120) days after the one year anniversary of the Financial Closing. Thereafter, annual meetings of the Members shall be held within one hundred twenty (120) days after the Fiscal Year end, at such time and place as determined by the Directors upon written notice thereof stating the date, time and place, given not less than fourteen (14) days nor more than sixty (60) days prior to the meeting to every Member entitled to vote at such meeting. A Member may waive the notice of meeting required hereunder by written notice of waiver signed by the Member whether given before, during or after the meeting. Attendance by a Member at a meeting is waiver of notice of that meeting, unless the Member objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and thereafter does not participate in the meeting.

    (c) The presence (in person or by proxy or mail ballot) of at least thirty percent (30%) of the Membership Voting Interests is required for the transaction of business at any annual or special meeting of the Members. Voting by proxy or by mail ballot shall be permitted on any matter if authorized by the Directors.

    (d) Subject to Sections 5.1(b) and (c) concerning the initial terms of the initial Directors and concerning the Fagen Director and ICM Director seats, at each annual meeting of the Members, Directors shall be elected by the affirmative vote of a majority of the Membership Voting Interests represented by the Members entitled to vote at such meeting for staggered terms of three (3) years and until a successor is elected and qualified. Cumulative voting of a Member's Membership Voting Interests for any Director elections is prohibited.

    (e) Any Director may be removed at any time, with or without cause, at any special meeting of the Members called for such purpose, by the affirmative vote of a majority of all of the Membership Voting Interests held by Members of the Company. New Directors may be elected by the Members at such special meeting at which the Directors are removed.

6.4  Termination of Membership.

    The membership of a Member in the Company shall terminate upon the occurrence of events described in the Act, including registration and withdrawal. If for any reason the membership of a Member is terminated, the Member whose membership has terminated loses all Membership Voting Interests and shall be considered merely as assignee of the Membership Economic Interest owned before the termination of membership, having only the rights of an unadmitted Assignee provided for in Section 10.6 hereof.

6.5  Continuation of the Company.

    The Company shall not be dissolved upon the occurrence of any event which is deemed to terminate the continued membership of a Member. The Company's affairs shall not be required to be wound up. The Company shall continue without dissolution.

6.6  No Obligation to Purchase Membership Interest.

    No Member whose membership in the Company terminates, nor any transferee of such Member, shall have any right to demand or receive a return of such terminated Member's Capital Contributions or to require the purchase or redemption of the Member's Membership Interest. The other Members and the Company shall not have any obligation to purchase or redeem the Membership Interest of any such terminated Member or transferee of any such terminated Member.

6.7  Waiver of Dissenters Rights.

    Each Member hereby disclaims, waives and agrees, to the fullest extent permitted by law or the Act, not to assert dissenters' or similar rights under the Act.

6.8  Member's Authority to Sue on behalf of Company.

    An action on behalf of the Company may be brought in the name of the Company by one or more Members only if such action has been approved by the affirmative vote of a majority of all of the Membership Voting Interests held by the Members, except that the Membership Voting Interests held by any Member who has an interest in the outcome of such action that is adverse to the interest of the Company shall be excluded from such vote.

SECTION 7

[RESERVED]

SECTION 8

ACCOUNTING, BOOKS AND RECORDS

8.1  Accounting, Books and Records.

    (a) The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with GAAP. The books and records shall reflect all the Company transactions and shall be appropriate and adequate for the Company's business. The Company shall maintain at its principal office all of the following:

       (i) A current list of the full name and last known business or residence address of each Member and Assignee set forth in alphabetical order, together with the Capital Contributions, Capital Account and Units of each Member and Assignee;

      (ii) The full name and business address of each Director;

      (iii) A copy of the Articles and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed;

      (iv) Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

      (v) A copy of this Agreement and any an all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

      (vi) Copies of the financial statements of the Company, if any, for the six most recent Fiscal Years; and

     (vii) The Company's books and records as they relate to the internal affairs of the Company for at least the current and past four Fiscal Years.

    (b) The Company shall use the accrual method of accounting in preparation of its financial reports and for tax purposes and shall keep its books and records accordingly. Any Member or its designated representative has the right to have reasonable access to and inspect and copy the contents of such books or records and shall also have reasonable access during normal business hours to such additional financial information, documents, books and records. The rights granted to a Member pursuant to this Section 8.1 are expressly subject to compliance by such Member with the safety, security and confidentiality procedures and guidelines of the Company, as such procedures and guidelines may be established from time to time.

8.2  Reports.

    (a) In General. The chief financial officer of the Company shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company's accountants.

    (b) Periodic and Other Reports. The Company shall cause to be delivered to each Member the financial statements listed in clauses (i) and (ii) below, prepared, in each case (other than with respect to Member's Capital Accounts, which shall be prepared in accordance with this Agreement) in accordance with GAAP consistently applied (and, if required by any Member or its Wholly Owned Affiliates for purposes of reporting under the Securities Exchange Act of 1934, Regulation S-X), and

such other reports as any Member may reasonably request from time to time; provided that, if the Directors determine that a request for such other reports is reasonable, then within thirty (30) days thereof such other reports shall be provided at such requesting Member's sole cost and expense. The monthly and quarterly financial statements referred to in clause (ii) below may be subject to normal year-end audit adjustments.

       (i) As soon as practicable following the end of each Fiscal Year (and in any event not later than ninety (90) days after the end of such Fiscal Year) and at such time as distributions are made to the Unit Holders pursuant to Section 12 hereof following the occurrence of a Dissolution Event, a balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations, Unit Holders' Capital Accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements and supporting schedules, all of which shall be audited and certified by the Company's accountants, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year end (in the case of the balance sheet) and the two (2) immediately preceding Fiscal Years (in the case of the statements).

      (ii) As soon as practicable following the end of each of the first three Fiscal Quarters of each Fiscal Year (and in any event not later than sixty (60) days after the end of each such Fiscal Quarter), a balance sheet of the Company as of the end of such Fiscal Quarter and the related statements of operations and cash flows for such Fiscal Quarter and for the Fiscal Year to date, in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the prior Fiscal Year's Fiscal Quarter and the interim period corresponding to the Fiscal Quarter and the interim period just completed.

      (iii) The quarterly or monthly statements described in clause (ii) above shall be accompanied by a written certification of the chief financial officer of the Company that such statements have been prepared in accordance with GAAP consistently applied or this Agreement, as the case may be.

8.3  Tax Matters.

    (a) Tax Elections. The Directors shall, without any further consent of the Unit Holders being required (except as specifically required herein), make any and all elections for federal, state, local, and foreign tax purposes including, without limitation, any election, if permitted by applicable law: (i) to make the election provided for in Code Section 6231(a)(1)(B)(ii) or take any other action necessary to cause the provisions of Code Sections 6221 through 6231 to apply to the Company [refers to election by certain "small partnerships" that are not covered by the TEFRA audit rules to have such rules apply to them] (ii) to adjust the basis of Property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with Transfers of Units and Company distributions; (iii) with the consent of all of the Members, to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company's federal, state, local or foreign tax returns; and (iv) to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local, or foreign law, to represent the Company and the Unit Holders before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Unit Holders in their capacities as Unit Holders, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Unit Holders with respect to such tax matters or otherwise affect the rights of the Company and the Unit Holders. John Malchine is specifically authorized to act as the "Tax Matters Member" under the Code and in any similar capacity under state or local law; provided, however, that the Directors shall have the authority to designate, remove and replace the Tax Matters Member who shall act as the tax matters partner within the meaning of and pursuant to Regulations Sections 301.6231(a)(7)-1 and -2 or any similar provision under state or local law.

    (b) Tax Information. Necessary tax information shall be delivered to each Unit Holder as soon as practicable after the end of each Fiscal Year of the Company but not later than three (3) months after the end of each Fiscal Year.

8.4  Delivery to Members and Inspection.

    (a) Upon the request of any Member for purposes reasonably related to the interest of that Person as a Member, the Directors shall promptly deliver to the requesting Member, at the expense of the requesting Member, a copy of the information required to be maintained under Sections 8.1(a)(i), (ii), (iii) and (iv), a copy of this Agreement and all amendments hereto.

    (b) Each Member has the right, upon reasonable request for purposes reasonably related to the interest of the Person as a Member and for proper purposes, to:

       (i) inspect and copy during normal business hours any of the Company records described in Sections 8.1(a)(i) through (vii); and

      (ii) obtain from the Directors, promptly after their becoming available, a copy of the Company's federal, state, and local income tax or information returns for each Fiscal Year.

    (c) Each Assignee shall have the right to information regarding the Company only to the extent required by the Act.

SECTION 9

AMENDMENTS

9.1  Amendments.

    (a) Amendments to this Agreement may be proposed by the Directors or any Member. Following such proposal, the Directors shall submit to the Members a verbatim statement of any proposed amendment, providing that counsel for the Company shall have approved of the same in writing as to form, and the Directors shall include in any such submission a recommendation as to the proposed amendment. The Directors shall seek the written vote of the Members on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. A proposed amendment shall be adopted and be effective as an amendment hereto only if approved by the affirmative vote of a majority of the Membership Voting Interests of the Members.

    (b) Notwithstanding Section 9.1(a) hereof, this Agreement shall not be amended without the consent of each Member adversely affected if such amendment would modify the limited liability of a Member, or (ii) alter the Membership Economic Interest of a Member.

SECTION 10

TRANSFERS

10.1  Restrictions on Transfers.

    Except as otherwise permitted by this Agreement, no Member shall Transfer all or any portion of its Units. In the event that any Member pledges or otherwise encumbers all or any part of its Units as security for the payment of a Debt, any such pledge or hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all of the terms and conditions of this Section 10. In the event such pledgee or secured party becomes the Unit Holder hereunder pursuant to the exercise of such party's rights under such pledge or hypothecation agreement, such pledgee or secured party shall be bound by all terms and conditions of this Operating Agreement and all other agreements governing the rights and obligations of Unit Holders. In such case, such pledgee or secured party, and any transferee or purchaser of the Units held by such pledgee or secured party, shall not have any Membership Voting Interest attached to such Units unless and until the Directors have approved in writing and admitted as a Member hereunder, such pledgee, secured party, transferee or purchaser of such Units.

10.2  Permitted Transfers.

    Subject to continuing compliance with the Class A Unit Concentration Limit set forth in Section 2.2 of this Agreement, and subject to the conditions and restrictions set forth in this Section 10, a Member may (a) at any time Transfer all or any portion of its Units (i) to the transferor's administrator or trustee to whom such Units are transferred involuntarily by operation of law, or (ii) without consideration to or in trust for descendants of a Member; and (b) at any time following the date on which substantial operations of the Facilities commences, Transfer all or any portion of its Units (i) to any Person approved by a majority of the Directors in writing, or (ii) to any other Member or Affiliate of another Member, or (iii) to any Affiliate of the transferor. Any such Transfer set forth in this Section 10.2 and meeting the conditions set forth in Section 10.3 below is referred to in this Agreement as a "Permitted Transfer".

10.3  Conditions to Permitted Transfers.

    A Transfer shall not be treated as a Permitted Transfer under Section 10.2 hereof unless and until the Directors have approved such Transfer as set forth in Section 10.2 and the following conditions are satisfied:

      (a) Except in the case of a Transfer involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Company (i) such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer. In the case of a Transfer of Units involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company. In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

      (b) The transferor and transferee shall furnish the Company with the transferee's taxpayer identification number, sufficient information to determine the transferee's initial tax basis in the Units transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Units until it has received such information.

      (c) Except in the case of a Transfer of any Units involuntarily by operation of law, either (a) such Units shall be registered under the Securities Act, and any applicable state securities laws, or (b) the transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Directors, to the effect that such Transfer is exempt from all applicable registration requirements and that such Transfer will not violate any applicable laws regulating the Transfer of securities.

      (d) Except in the case of a Transfer of Units involuntarily by operation of law, the transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Directors, to the effect that such Transfer will not cause the Company to be deemed to be an "investment company" under the Investment Company Act of 1940.

      (e) Unless otherwise approved by the Directors and a 75% majority in interest of the Members, no Transfer of Units shall be made except upon terms which would not, in the opinion of counsel chosen by and mutually acceptable to the Directors and the transferor Member, result in the termination of the Company within the meaning of Section 708 of the Code or cause the application of the rules of Sections 168(g)(1)(B) and 168(h) of the Code or similar rules to apply to the Company. If the immediate Transfer of such Unit would, in the opinion of such counsel, cause a termination within the meaning of Section 708 of the Code, then if, in the opinion of such counsel, the following action would not precipitate such termination, the transferor Member shall be entitled (or required, as the case may be) (i) immediately to Transfer only that portion of its Units as may, in the opinion of such counsel, be transferred without causing such a termination and (ii) to enter into an agreement to Transfer the remainder of its Units, in one or more Transfers, at the earliest date or dates on which such Transfer or Transfers may be effected without causing such termination. The purchase price for the Units shall be allocated between the immediate Transfer and the deferred Transfer or Transfers pro rata on the basis of the percentage of the aggregate Units being transferred, each portion to be payable when the respective Transfer is consummated, unless otherwise agreed by the parties to the Transfer. In the case of a Transfer by one Member to another Member, the deferred purchase price shall be deposited in an interest-bearing escrow account unless another method of securing the payment thereof is agreed upon by the transferor Member and the transferee Member(s). In determining whether a particular proposed Transfer will result in a termination of the Company, counsel to the Company shall take into account the existence of prior written commitments to Transfer made pursuant to this Agreement and such commitments shall always be given precedence over subsequent proposed Transfers.

      (f)  No notice or request initiating the procedures contemplated by Section 10.3 may be given by any Member after a Dissolution Event has occurred. No Member may sell all or any portion of its Units after a Dissolution Event has occurred.

      (g) No Person shall Transfer any Unit if, in the determination of the Directors, such Transfer would cause the Company to be treated as a "publicly traded partnership" within the meaning of Section 7704(b) of the Code.

      (h) The Directors shall have the authority to waive any legal opinion or other condition required in this Section 10.3 other than the member approval requirement set forth in Section 10.3(e).

10.4  [Reserved]

10.5  Prohibited Transfers.

    (a) Any purported Transfer of Units that is not a Permitted Transfer shall be null and void and of no force or effect whatever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer (or if the Directors, in their sole discretion, elect to recognize a Transfer that is not a Permitted Transfer), the Units Transferred shall be strictly limited to the transferor's Membership Economic Interests as provided by this Agreement with respect to the transferred Units, which Membership Economic Interests may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Interest may have to the Company.

    (b) In the case of a Transfer or attempted Transfer of Units that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Members may incur (including, without limitation, incremental tax liabilities, lawyers' fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

10.6  Rights of Unadmitted Assignees.

    A Person who acquires Units but who is not admitted as a substituted Member pursuant to Section 10.7 hereof shall be entitled only to the Membership Economic Interests with respect to such Units in accordance with this Agreement, and shall not be entitled to the Membership Voting Interest with respect to such Units. In addition, such Person shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement.

10.7  Admission of Substituted Members.

    As to Permitted Transfers, a transferee of Units shall be admitted as a substitute Member provided that such transferee has complied with the following provisions:

      (a) The transferee of Units (other than, with respect to clauses (i) below, a transferee that was a Member prior to the Transfer) shall, by written instrument in form and substance reasonably satisfactory to the Directors (and, in the case of clause (ii) below, the transferor Member), (i) accept and adopt the terms and provisions of this Agreement, including this Section 10, and (ii) assume the obligations of the transferor Member under this Agreement with respect to the transferred Units. The transferor Member shall be released from all such assumed obligations except (x) those obligations or liabilities of the transferor Member arising out of a breach of this Agreement, (y) in the case of a Transfer to any Person other than a Member or any of its Affiliates, those obligations or liabilities of the transferor Member based on events occurring, arising or maturing prior to the date of Transfer, and (z) in the case of a Transfer to any of its Affiliates, any Capital Contribution or other financing obligation of the transferor Member under this Agreement;

      (b) The transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the Transferred Units; and

      (c) Except in the case of a Transfer involuntarily by operation of law, if required by the Directors, the transferee (other than a transferee that was a Member prior to the Transfer) shall deliver to the Company evidence of the authority of such Person to become a Member and to be bound by all of the terms and conditions of this Agreement, and the transferee and transferor shall each execute and deliver such other instruments as the Directors reasonably deem necessary or appropriate to effect, and as a condition to, such Transfer, including amendments to the Articles or any other instrument filed with the State of Wisconsin or any other state or governmental authority.

10.8  Representations Regarding Transfers; Legend.

    (a) Each Member hereby covenants and agrees with the Company for the benefit of the Company and all Members, that (i) it is not currently making a market in Units and will not in the future make a market in Units, (ii) it will not Transfer its Units on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any Regulations, proposed Regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published thereunder), and (iii) in the event such Regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of Company interests and which are commonly referred to as "matching services" as being a secondary market or substantial equivalent thereof, it will not Transfer any Units through a matching service that is not approved in advance by the Company. Each Member further agrees that it will not Transfer any Units to any Person unless such Person agrees to be bound by this Section 10.8(a) and to Transfer such Units only to Persons who agree to be similarly bound.

    (b) Each Member hereby represents and warrants to the Company and the Members that such Member's acquisition of Units hereunder is made as principal for such Member's own account and not for resale or distribution of such Units. Each Member further hereby agrees that the following legend, as the same may be amended by the Directors in their sole discretion, may be placed upon any counterpart of this Agreement, the Articles, or any other document or instrument evidencing ownership of Units:

  The transferability of the Company Units represented by this document is restricted. Such Units may not be sold, assigned, or transferred, nor will any assignee, vendee, transferee, or endorsee thereof be recognized as having acquired any such Units for any purposes, unless and to the extent such sale, transfer, hypothecation, or assignment is permitted by, and is completed in strict accordance with, the terms and conditions set forth in the Operating Agreement and agreed to by each Member. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE, OR TRANSFERRED IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.

10.9  Distributions and Allocations in Respect of Transferred Units.

    If any Units are Transferred during any Fiscal Year in compliance with the provisions of this Section 10, Profits, Losses, each item thereof, and all other items attributable to the Transferred Units for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Directors. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company shall recognize such Transfer as of the date of such Transfer, and provided further that if the Company does not receive a notice stating the date such Units were transferred and such other information as the Directors may reasonably require within thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, was the owner of the Units on the last day of such Fiscal Year. Neither the Company nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 10.9, whether or not the Directors or the Company has knowledge of any Transfer of ownership of any Units.

SECTION 11

[RESERVED]

SECTION 12

DISSOLUTION AND WINDING UP

12.1  Dissolution Events.

    (a) Dissolution. The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a "Dissolution Event"):

      (i)  The affirmative vote of a 75% majority in interest of (1) the Class A Members; and (2) the Class B Members; and (3) the Class C Members, to dissolve, wind up, and liquidate the Company; or

      (ii) The entry of a decree of judicial dissolution pursuant to the Act.

    (b) The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.

12.2  Winding Up.

    Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company's business and affairs, provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the Property has been distributed pursuant to this Section 12.2 and the Articles have been canceled pursuant to the Act. The Liquidator shall be responsible for overseeing the prompt and orderly winding up and dissolution of the Company. The Liquidator shall take full account of the Company's liabilities and Property and shall cause the Property or the proceeds from the sale thereof (as determined pursuant to Section 12.9 hereof), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

      (a) First, to creditors (including Members and Directors who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company's Debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made; and

      (b) Second, except as provided in this Agreement, to Members in satisfaction of liabilities for distributions pursuant to the Act;

      (c) Third, the balance, if any, to the Unit Holders in accordance with the positive balance in their Capital Accounts calculated after making the required adjustment set forth in clause (ii)(C) of the definition of Gross Asset Value in Section 1.11 of this Agreement, after giving effect to all contributions, distributions and allocations for all periods.

12.3  Compliance With Certain Requirements of Regulations; Deficit Capital Accounts.

    In the event the Company is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), (a) distributions shall be made pursuant to this Section 12 to the Unit Holders who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Unit Holder has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Unit Holder shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Unit Holders pursuant to this Section 12 may be:

      (a) Distributed to a trust established for the benefit of the Unit Holders for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Unit Holders from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Unit Holders pursuant to Section 12.2 hereof; or

      (b) Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Unit Holders as soon as practicable.

12.4  Deemed Distribution and Recontribution.

    Notwithstanding any other provision of this Section 12, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Property shall not be liquidated, the Company's Debts and other liabilities shall not be paid or discharged, and the Company's affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all of its Property and liabilities to a new limited liability company in exchange for an interest in such new company, and immediately thereafter, the Company will be deemed to liquidate by distributing such interest in the new company to the Unit Holders.

12.5  Rights of Unit Holders.

    Except as otherwise provided in this Agreement, each Unit Holder shall look solely to the Property of the Company for the return of its Capital Contribution and has no right or power to demand or receive Property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contribution, the Unit Holders shall have no recourse against the Company or any other Unit Holder or Directors.

12.6  Notice of Dissolution/Termination.

    (a) In the event a Dissolution Event occurs or an event occurs that would, but for provisions of Section 12.1, result in a dissolution of the Company, the Directors(s) shall, within thirty (30) days thereafter, provide written notice thereof to each of the Unit Holders and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Directors(s)) and shall publish notice thereof in a newspaper of general circulation in each place in which the Company regularly conducts business (as determined in the discretion of the Directors(s)).

    (b) Upon completion of the distribution of the Company's Property as provided in this Section 12, the Company shall be terminated, and the Liquidator shall cause the filing of the Certificate of Dissolution in accordance with the Act and shall take all such other actions as may be necessary to terminate the Company.

12.7  Allocations During Period of Liquidation.

    During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Unit Holders pursuant to Section 12.2 hereof (the "Liquidation Period"), the Unit Holders shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Section 3 hereof.

12.8  Character of Liquidating Distributions.

    All payments made in liquidation of the interest of a Unit Holder in the Company shall be made in exchange for the interest of such Unit Holder in Property pursuant to Section 736(b)(1) of the Code, including the interest of such Unit Holder in Company goodwill.

12.9  The Liquidator.

    (a) Definition. The "Liquidator" shall mean a Person appointed by the Directors(s) to oversee the liquidation of the Company. Upon the consent of a majority in interest of the Class A Members, the Liquidator may be the Directors.

    (b) Fees. The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Section 12 and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

    (c) Indemnification. The Company shall indemnify, save harmless, and pay all judgments and claims against such Liquidator or any officers, directors, agents or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, directors, agents or employees of the Liquidator in connection with the liquidation of the Company, including reasonable attorneys' fees incurred by the Liquidator, officer, director, agent or employee in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, except to the extent such liability or damage is caused by the fraud, intentional misconduct of, or a knowing violation of the laws by the Liquidator which was material to the cause of action.

12.10  Form of Liquidating Distributions.

    For purposes of making distributions required by Section 12.2 hereof, the Liquidator may determine whether to distribute all or any portion of the Property in-kind or to sell all or any portion of the Property and distribute the proceeds therefrom.

SECTION 13

[RESERVED]

SECTION 14

MISCELLANEOUS

14.1  Notices.

    Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) if delivered personally to the Person or to an officer of the Person to whom the same is directed, or (ii) when the same is actually received, if sent either by registered or certified mail, postage and charges prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by registered or certified mail, postage and charges prepaid, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Members and the Directors:

      (a) If to the Company, to the address determined pursuant to Section 1.4 hereof;

      (b) If to the Directors, to the address set forth on record with the company;

      (c) If to a Member, to the address set forth in Section 2.1 hereof.

14.2  Binding Effect.

    Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, transferees, and assigns.

14.3  Construction.

    Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

14.4  Time.

    In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

14.5  Headings.

    Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

14.6  Severability.

    Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section 14.6 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.

14.7  Incorporation by Reference.

    Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is not incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

14.8  Variation of Terms.

    All terms and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

14.9  Governing Law.

    The laws of the State of Wisconsin shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.

14.10  Waiver of Jury Trial.

    Each of the Members irrevocably waives to the extent permitted by law, all rights to trial by jury and all rights to immunity by sovereignty or otherwise in any action, proceeding or counterclaim arising out of or relating to this Agreement.

14.11  Counterpart Execution.

    This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

14.12  Specific Performance.

    Each Member agrees with the other Members that the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Members may be entitled, at law or in equity, the nonbreaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

[The rest of this page is intentionally left blank]

    IN WITNESS WHEREOF, the parties have executed and entered into this Second Amended and Restated Operating Agreement of the Company as of the day first above set forth.

COMPANY: BADGER STATE ETHANOL, LLC
By:	/s/ GARY KRAMER
Its:	President
FOUNDING MEMBERS:
/s/ GARY KRAMER Gary Kramer
/s/ JOHN MALCHINE John Malchine

CLASS C MEMBER SIGNATURE PAGE

    The undersigned, being all of the Class C Members of Badger State Ethanol, LLC, each hereby agrees to be bound by all the terms and conditions of the Badger State Ethanol, LLC Second Amended and Restated Operating Agreement dated as of March 26, 2001.

/s/ GARY KRAMER Gary Kramer
/s/ JOHN MALCHINE John Malchine

CLASS B MEMBER SIGNATURE PAGE

    The undersigned, a Class B Member of Badger State Ethanol, LLC, hereby agrees to be bound by all the terms and conditions of the Badger State Ethanol, LLC Second Amended and Restated Operating Agreement dated as of March 26, 2001.

Date of Execution:	03/26/01	/s/ GARY KRAMER Gary Kramer
Date of Execution:	03/26/01	/s/ DARYL GILLUND Daryl Gillund
Date of Execution:	03/26/01	/s/ RANDY SHELSTA Randy Shelsta
Date of Execution:	03/26/01	/s/ ROLAND FAGEN Roland Fagen
Date of Execution:	03/26/01	ICM, Inc.
		By:	/s/ JEFF ROSKAM
		Its:	Senior Vice President
Date of Execution:	03/28/01	/s/ KEVIN MALCHINE Kevin Malchine
Date of Execution:	03/28/01	/s/ MICHAEL MALCHINE Michael Malchine

CLASS A MEMBER SIGNATURE PAGE

    The undersigned, a Class A Member of Badger State Ethanol, LLC, hereby agrees to be bound by all the terms and conditions of the Badger State Ethanol, LLC Second Amended and Restated Operating Agreement dated as of March 26, 2001.

Date of Execution:	Name:

BADGER STATE ETHANOL, LLC

AMENDED AND RESTATED OPERATING AGREEMENT

Exhibit A

BADGER STATE ETHANOL, LLC

Names of Unit Holders [addresses are on file in Membership Register],
Capital Contribution and Units Issued

Names of Class C Unit Holders	Class C Units Issued	Capital Contribution	Date of Contribution
John Malchine	500	$10,000.00	5-17-2000
Gary Kramer	500	$10,000.00	5-17-2000
TOTAL CLASS C UNITS ISSUED	1,000

Names of Class B Unit Holders	Class B Units Issued	Capital Contribution	Date of Contribution
Kevin Malchine	300	$150,000.00	9-29-2000
Michael Malchine	200	$100,000.00	9-29-2000
Daryl Gillund	28	$14,000.00	9-29-2000
Randy Shelsta	12	$6,000.00	9-29-2000
Roland Fagen	60	$30,000.00	9-29-2000
ICM, Inc.	100	$50,000.00	9-29-2000
Gary Kramer	20	$10,000.00	9-29-2000
TOTAL CLASS B UNITS ISSUED	720

Names of Class A Unit Holders	Class A Units Issued	Capital Contribution	Date of Contribution

Appendix B

BADGER STATE ETHANOL, LLC
SUBSCRIPTION APPLICATION
CLASS A UNITS
$1,000.00 PER UNIT

INSTRUCTIONS TO INVESTORS

You must complete all items and sign the application form. Investors should read the prospectus in its entirety including financial statements and appendices for a complete explanation of an investment in the Company. You must complete the enclosed application, submit the required purchase price, or elect to defer payment, and submit an execution page of the Second Amended and Restated Operating Agreement. If the Company rejects your application, your application and check, if you included payment, will be returned to you within 30 days of our receipt of your documents. If your application is accepted, your funds will be placed in the Company's escrow account at Wells Fargo Bank Iowa, National Association, and the funds will be released to the Company or returned to you in accordance with the escrow arrangements described in the prospectus.

Item 1.	Check the appropriate box to indicate form of ownership. If the investor is a Custodian, Corporation, Partnership or Trust, please provide additional information and documents.
Item 2.
Indicate the number of units you are purchasing (5 units is the minimum and 2,000 units is the maximum) and indicate the dollar amount of your investment ($5,000-$2,000,000). Your ownership interest may not exceed 10% of all of our outstanding voting power unless the board unanimously consents. If we sell less than 20,000 units, some investors may receive fewer units and a refund of their investment to bring their ownership percentage to 10% or less. This refund procedure, if necessary, will occur and any funds will be refunded within 30 days of the date that we close the escrow or return investor funds.
Item 3.
Please print the name(s) in which units are to be registered and provide your address and telephone numbers. Check the appropriate box if you are a non-resident alien, a U.S. Citizen residing outside the United States or subject to back up withholding. IRAs and KEOGHS should provide the taxpayer identification number of the account and the social security number of the accountholder. Trusts should provide their taxpayer identification number. Custodians should provide the minor's social security number. All individual investors should provide their social security number. Other entities should provide their taxpayer identification number.
Item 4.	Shareholder Report Address. If you would like duplicate copies of shareholder reports sent to an address that is different than the address identified in Item 3, please complete this section.
Item 5.	Please indicate your state of residence.
Item 6.	Please indicate if you are a broker or dealer or an affiliate or associated person of a broker or dealer.
Item 7.	Please indicate if you are including payment or deferring payment.
Item 8.	You must sign Item 8 and the date of signing must be inserted in the line provided.

After following these instructions, return the subscription application, check made payable to "Wells Fargo Bank Iowa as Escrow Agent for—Badger State Ethanol, LLC Escrow," if you are making payment, and the signature page to the Second Amended and Restated Operating Agreement to:

Badger State Ethanol, LLC
P.O. Box 317
Monroe, Wisconsin 53566

Trusts must furnish a copy of the signature and title pages of the trust agreement and all amendments thereto. Corporations should furnish appropriate resolution authorizing the purchase of the units. Partnerships should furnish a copy of the partnership agreement.

The investor named below, under penalties of perjury, certifies that (i) the number shown under Item 3 on this Subscription Application is his or her correct taxpayer identification number, (ii) he or she is not subject to back up withholding either because he or she has not been notified by the Internal Revenue Service ("IRS") that he or she is subject to backup withholding as a result of a failure to report all interest or dividends, or (iii) the IRS has notified him or her that he is no longer subject to backup withholding (Note Clause (iii) should be crossed out if the box in Item 3 is checked)

1.	Form of Ownership
Check one Box
	( )	Individual
	( )	Joint Tenants with Right of Survivorship (Both signatures must appear in Item 7)
	( )	Custodian for , state of uniform gift to minor
	( )	Corporation or Partnership (Corporate Resolutions or Partnership Agreement must be enclosed)
	( )	IRA
	( )	KEOGH
	( )	Pension or Profit Sharing Plan
	( )	Trust (Signature and title pages of Trust Agreement and all amendments must be enclosed)
Trustee name:

Trust date:

	( )	Other
	( )	Estate
2.	Purchase Information
	A.	Number of Units Purchased (minimum 5 and maximum 2,000 units*)_________
	B.	Dollar amount of investment (minimum $5,000 and maximum $2,000,000*)_________

*
Subject to a 10% limit on issued and outstanding units unless unanimously approved by the board. All funds received in excess of such limit shall be returned without interest within 30 days of the date we close the escrow.

3.	Investor Information
Names and addresses will be recorded exactly as printed below.
Name
Name of Joint Investor

Address

City State Zip Code
( ) Check box if you are a non-resident alien
( ) Check box if you are a U.S. citizen residing outside of the United States
( ) Check box if you are subject backup withholding

Investors Social Security No.	Joint Investors Social Security No.	Taxpayer Identification No.
4.	Shareholder Report Address (fill out if you want duplicate information sent to another address than that listed in Item 3)
Address

City State Zip Code
5.	State of Residence

6.	Relationship to Brokerage Firms. (Please answer the following questions by checking the appropriate response.)
    (a)
         YES       NO:  Are you a director, officer, partner, branch manager, registered representative, employee, shareholder of, or similarly related to or employed by, a brokerage firm? (IF YES, please contact the Company to provide additional information before submitting your subscription.)

    (b)
         YES       NO:  Is your spouse, father, mother, father-in-law, mother-in-law, or any of your brothers, sisters, brothers-in-law, sisters-in-law or children, or any relative which you support, a director, officer, partner, branch manager, registered representative, employee, shareholder of, or similarly related to or engage by, a brokerage firm? (IF YES, please contact the Company to provide additional information before submitting your subscription.)

    (c)
         YES       NO:  Do you own voting securities of any brokerage firm? (IF YES, please contact the Company to provide additional information before submitting your subscription.)

    (d)
         YES       NO:  If the you are an entity, are any of your directors, officers, partners or 5% owners also directors, officers, partners, branch managers, registered representatives, employees, shareholders of, or similarly related to or employed by a brokerage firm? (IF YES, please contact the Company to provide additional information before submitting this subscription.)

7.    Payment

      Check one Box

    /
    /   A check in the amount specified in Item 2 is enclosed.

    /
    /   Payment is being deferred. Until the amount subscribed is paid, this subscription is only an indication of interest and you are not obligated to pay the amount subscribed. When it receives executed subscriptions for at least $10 million, the Company will notify you to make payment if you are still interested in purchasing the units subscribed. If you intend to purchase the units subscribed, then you must send payment within 10 days from the date of the Company's notice. This subscription will automatically terminate, without penalty, if payment is not sent within 10 days from the date of the notice. Upon termination, you will have no further obligation to the Company and need not pay the amount subscribed.

8.    Signature of Investor.

      By signing below the subscriber represents and warrants to the Company that he or she:

    (i)
    has received a copy of the Company's Prospectus dated April 20, 2001, all modifications or supplements thereto (collectively the "Prospectus");

    (ii)
    is aware that the Prospectus is a part of the Company's Registration Statement on Form SB-2 as filed with the United States Securities and Exchange Commission, that such Registration Statement contains important information, materials and exhibits not included with the Prospectus, that such additional materials are considered to be material or informative in connection with a decision to acquire the Units, and the Subscriber has been directed to and has been informed of the existence of such additional information in the Registration Statement;

    (iii)
    agrees to be bound by the restrictions on the transfer of the units as provided in the Second Amended and Restated Operating Agreement.

    (iv)
    agrees that if the Units or any part thereof are sold or distributed in the future, the Subscriber shall sell or distribute them pursuant to the requirements of the Securities Act of 1933, as amended, and applicable state securities laws. The Subscriber agrees that the Subscriber will not transfer any part of the Securities without (x) obtaining an opinion of counsel satisfactory in form and substance to the counsel for the Company to the effect that such transfer is exempt from the registration requirements under the Act and applicable state securities laws or (y) such registration;

    (v)
    has received a copy of the Badger State Ethanol, LLC Second Amended and Restated Operating Agreement effective as of March 26, 2001, and agrees that upon closing the escrow by the Company, the subscriber will be bound by the provisions of the Second Amended and Restated Operating Agreement.

    (vi)
    consents to the Company placing a restrictive legend on any certificate representing any unit containing substantially the following language:

        THE TRANSFERABILITY OF THE COMPANY UNITS REPRESENTED BY THIS DOCUMENT IS RESTRICTED. SUCH UNITS MAY NOT BE SOLD, ASSIGNED,

        OR TRANSFERRED, NOR WILL ANY ASSIGNEE, VENDEE, TRANSFEREE, OR ENDORSEE THEREOF BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH UNITS FOR ANY PURPOSES, UNLESS AND TO THE EXTENT SUCH SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT IS PERMITTED BY, AND IS COMPLETED IN STRICT ACCORDANCE WITH, THE TERMS AND CONDITIONS SET FORTH IN THE SECOND AMENDED AND RESTATED OPERATING AGREEMENT AND AGREED TO BY EACH MEMBER.

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE, OR TRANSFERRED IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.

      And that, to enforce the above legend, the Company may place a stop transfer order with its registrar and stock transfer agent (if any) covering all certificates representing any of the units.

Signature of Investor	Date
Signature of Joint Investor	Date

QuickLinks

PROSPECTUS SUMMARY
RISK FACTORS
WARNING REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
DILUTION
DISTRIBUTION POLICY
SELECTED FINANCIAL DATA
MANAGEMENT'S PLAN OF OPERATION
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
Summary Compensation Table
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PLAN OF DISTRIBUTION
DESCRIPTION OF OFFERING PRICE DETERMINATION
DESCRIPTION OF UNITS
DESCRIPTION OF SECOND AMENDED AND RESTATED OPERATING AGREEMENT
UNITS ELIGIBLE FOR FUTURE SALE
FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS
LEGAL MATTERS
EXPERTS
TRANSFER AGENT
WHERE YOU CAN GET MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
BADGER STATE ETHANOL, LLC (A Development Stage Company) Balance Sheet December 31, 2000
BADGER STATE ETHANOL, LLC (A Development Stage Company) Statement of Operations Period from May 11, 2000 (Date of Inception) to December 31, 2000
BADGER STATE ETHANOL, LLC (A Development Stage Company) Statement of Changes in Members' Equity Period from May 11, 2000 (Date of Inception) to December 31, 2000
BADGER STATE ETHANOL, LLC (A Development Stage Company) Statement of Cash Flows Period from May 11, 2000 (Date of Inception) to December 31, 2000
BADGER STATE ETHANOL, LLC (A Development Stage Company) Notes to Financial Statements December 31, 2000
BADGER STATE ETHANOL, LLC SECOND AMENDED AND RESTATED OPERATING AGREEMENT (CONTAINS RESTRICTIONS ON TRANSFER OF MEMBERSHIP INTERESTS) Dated Effective March 26, 2001
SECOND AMENDED AND RESTATED OPERATING AGREEMENT OF BADGER STATE ETHANOL, LLC TABLE OF CONTENTS
SECOND AMENDED AND RESTATED OPERATING AGREEMENT OF BADGER STATE ETHANOL, LLC
SECTION 1 THE COMPANY
SECTION 2 CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS
SECTION 3 ALLOCATIONS
SECTION 4 DISTRIBUTIONS
SECTION 5 MANAGEMENT
SECTION 6 ROLE OF MEMBERS
SECTION 7 [RESERVED] SECTION 8 ACCOUNTING, BOOKS AND RECORDS
SECTION 9 AMENDMENTS
SECTION 10 TRANSFERS
SECTION 11 [RESERVED]
SECTION 12 DISSOLUTION AND WINDING UP
SECTION 13 [RESERVED] SECTION 14 MISCELLANEOUS
CLASS C MEMBER SIGNATURE PAGE
CLASS B MEMBER SIGNATURE PAGE
CLASS A MEMBER SIGNATURE PAGE
BADGER STATE ETHANOL, LLC AMENDED AND RESTATED OPERATING AGREEMENT
Exhibit A BADGER STATE ETHANOL, LLC Names of Unit Holders [addresses are on file in Membership Register], Capital Contribution and Units Issued
BADGER STATE ETHANOL, LLC SUBSCRIPTION APPLICATION CLASS A UNITS $1,000.00 PER UNIT